As filed with the Securities and Exchange Commission on May 12, 2017

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VICI Properties Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	75-1941623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8329 W. Sunset Road, Suite 210 Las Vegas, Nevada 89113

(Address of Principal Executive Offices)

(702) 407-6000

(Registrant’s telephone number, including area code)

Copies to:

John Payne President and Chief Operating Officer VICI Properties Inc. 8329 W. Sunset Road, Suite 210 Las Vegas, Nevada 89113	Edward J. Schneidman, P.C. Carol Anne Huff Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2200

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

This registration statement is being filed by VICI Properties Inc. (“VICI REIT”), in order to register its common stock pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). VICI REIT is a newly formed Maryland corporation. VICI REIT was created to hold certain real estate assets currently owned by Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”). On January 15, 2015, CEOC, and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois. On January 13, 2017, the Debtors filed a Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc., et al. (the “Plan of Reorganization”), which was confirmed by the U.S. Bankruptcy Court on January 17, 2017. Pursuant to the Plan of Reorganization, the historical business of CEOC will be separated by means of a spin-off transaction whereby the Debtors’ real property assets and golf course operations will be transferred through a series of transactions to VICI REIT (the “Restructuring”). On the effective date of the Plan of Reorganization (the “Effective Date”), CEOC will merge with and into CEOC LLC, a Delaware limited liability company (“CEOC LLC”), with CEOC LLC surviving the merger, and CEOC LLC and/or subsidiaries of CEOC LLC will lease back the transferred real property pursuant to lease agreements (the “Lease Agreements”). An affiliate of Caesars Entertainment Corporation, the parent of CEOC, will manage such businesses. Under the Plan of Reorganization and the transactions contemplated therein, certain creditors of the Debtors will be issued VICI REIT common stock. See “Summary—The Restructuring.”

The consummation of the Restructuring is dependent upon effectiveness of the Plan of Reorganization. Since VICI REIT will seek to have this registration statement become effective substantially concurrently with the Effective Date, this registration statement has been prepared on a prospective basis as though the Restructuring has already taken place. Therefore, except as otherwise noted or suggested by the context, the information contained in this registration statement relates to VICI REIT and its subsidiaries following the effectiveness of, and after giving effect to the other transactions contemplated by, the Plan of Reorganization, including the spin-off transaction and transfer of CEOC’s real property assets and golf course operations to VICI REIT. There can be no assurance, however, that any or all of such transactions will occur or will occur as contemplated in the Plan of Reorganization. Any significant modifications to or variations in the transactions contemplated in connection with emergence, as they relate to VICI REIT and/or its subsidiaries, will be reflected in an amendment to this registration statement.

VICI REIT is not required to file this registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This registration statement shall not constitute an offer to sell, nor a solicitation of an offer to buy, its securities.

i

CERTAIN NON-GAAP FINANCIAL MEASURES

In this registration statement, we present Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, AFFO and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.

FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation. We define AFFO as FFO adjusted for direct financing lease adjustments and other depreciation (which is comprised of the depreciation related to our Golf Course Operations). We define Adjusted EBITDA as net income as adjusted for gains (or losses) from sales of property, real estate depreciation, direct financing lease adjustments, other depreciation (which is comprised of the depreciation related to our Golf Course Operations), provision for income taxes and interest expense, net.

Because not all companies calculate FFO, AFFO and Adjusted EBITDA in the same way we do and other companies may not perform such calculations, those measures as used by other companies may not be consistent with the way we calculate such measures and should not be considered as alternative measures of operating profit or net income. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

Please see “Summary—Summary Pro Forma Financial Data,” for reconciliations of net income to FFO, AFFO and Adjusted EBITDA, in each case after giving pro forma effect to the Restructuring.

CERTAIN TERMS USED IN THIS REGISTRATION STATEMENT

Unless otherwise indicated or the context otherwise requires, references in this registration statement to the terms below will have the following meanings:

•	“Bankruptcy Code” refers to Chapter 11 of the U.S. Bankruptcy Code;

•	“Bankruptcy Court” refers to the U.S. Bankruptcy Court for the Northern District of Illinois;

•	“Caesars Entertainment Outdoor” refers to the historic operations of the following golf courses, which are owned by CEOC prior to the Effective Date and will be transferred to our TRS on the Effective Date; the Rio Secco golf course in Henderson, Nevada; the Cascata golf course in Boulder City, Nevada; the Grand Bear golf course in Saucier, Mississippi; and the Chariot Run golf course in Laconia, Indiana;

•	“CEC” refers to Caesars Entertainment Corporation together with its subsidiaries before and after its merger with Caesars Acquisition Company to occur on the Effective Date;

•	“CEOC” refers to Caesars Entertainment Operating Company, Inc. prior to the Effective Date, and to Caesars Entertainment Operating Company, LLC, a Delaware limited liability company and the parent of the tenants of our properties following the Effective Date;

•	“CPLV” or “Caesars Palace” refers to the Caesars Palace Las Vegas facility located in the Las Vegas Strip, which is owned by CEOC prior to the Effective Date and will be transferred by CEOC to us on the Effective Date;

•	“Effective Date” refers to the effective date of the Plan of Reorganization;

•	“Operating Partnership” refers to VICI Properties L.P., a Delaware limited partnership and our operating partnership;

•	“Plan of Reorganization” refers to the Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc. et. al. confirmed by the Bankruptcy Court on January 17, 2017;

•	“TRS” refers to VICI Golf LLC, a Delaware limited liability company, which will be the owner and operator of the Caesars Entertainment Outdoor business that will be transferred by CEOC to our taxable REIT subsidiary on the Effective Date;

•	“VICI PropCo” refers to VICI Properties 1 LLC, a Delaware limited liability company, which through its subsidiaries will own the real estate assets transferred by CEOC to us on the Effective Date; and

•	“VICI REIT,” “Company,” “we,” “our,” “us,” “our company” refer to VICI Properties Inc., a Maryland corporation, together with its subsidiaries, following the Effective Date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement, including statements such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current plans, expectations and projections about future events. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you therefore against relying on any of these forward-looking statements.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks and other factors, including, among others:

•	our dependence on CEOC as lessee of our properties and the consequences any material adverse effect on its business could have on our business;

•	the effect of our Series A preferred stock redemption and repayment rights on our liquidity and financing for operations;

•	the dilutive effects of the dividends paid-in-kind on, and conversion price adjustments of, the Series A preferred stock and corresponding increase in the Series A preferred stock voting percentage on our common stock;

•	our dependence on the gaming industry;

•	our ability to pursue our growth strategies may be limited by our substantial debt service requirements and by the requirement that we distribute 90% of our REIT taxable income in order to maintain our status as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity level U.S. federal income taxes;

•	the impact of extensive regulation from gaming and other regulatory authorities;

•	the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties;

•	the possibility that CEOC may choose not to renew the Lease Agreements following the initial terms of the leases;

•	restrictions on our ability to sell our properties included in the Lease Agreements;

•	our substantial amount of indebtedness;

•	our historical and pro forma financial information may not be reliable indicators of future results;

•	our inability to achieve the benefits that the Debtors expected to achieve from the separation of the Debtors into CEOC and our company;

•	limits on our operational flexibility imposed by our debt agreements;

•	the possibility of foreclosure of our properties if we are unable to meet required debt service payments;

•	the impact of a rise in interest rates on our business;

•	our inability to successfully pursue investments in, and acquisitions or development of, additional properties;

•	the impact of natural disasters on our properties;

•	the loss of the services of key personnel;

•	the inability to attract, retain and motivate employees;

•	the costs and liabilities associated with environmental compliance;

•	failure to establish and maintain an effective system of integrated internal controls;

•	the costs of operating as a public company;

•	the shares of our common stock will not be listed on a securities exchange at effectiveness of this registration statement and there is no guarantee as to when they will be listed;

•	our inability to operate as a stand-alone company following the Restructuring;

•	our inability to maintain our status as a REIT;

•	our reliance on distributions received from our Operating Partnership to make distributions to our stockholders due to our being a holding company;

•	our management team’s limited experience operating as part of a REIT structure;

•	competition for acquisition opportunities from other REITs and gaming companies that may have greater access to and a lower cost of capital than us; and

•	additional factors discussed herein under “Risk Factors.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this registration statement. All forward-looking statements are made as of the date of this registration statement and the risk that actual results will differ materially from the expectations expressed in this registration statement will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this registration statement, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this registration statement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this registration statement will be achieved.

v

SUMMARY

This summary highlights information contained elsewhere in this registration statement. It does not contain all of the information that may be important to you and your investment decision. You should carefully read the following summary, together with the entire registration statement, before making a decision to invest in our common stock.

Our Company

We are an owner, acquirer and developer of gaming, hospitality and entertainment destinations. Our national, geographically diverse portfolio consists of 19 market-leading properties, including Caesars Palace, one of the most iconic gaming facilities in the Las Vegas Strip (the “Strip”). We also own and operate four golf courses located near certain of our properties, two in close proximity to Caesars Palace. Our properties, other than our golf courses, are leased to leading brands that drive loyalty and value with guests through superior service and products and continuous innovation. Across more than 32.5 million square feet, our well-maintained properties are located in nine states, contain nearly 12,000 hotel rooms and feature over 150 restaurants, bars and nightclubs. Our portfolio also includes approximately 55 acres of undeveloped land adjacent to the Strip.

With $760.7 million of revenue, $326.0 million of net income and $640.3 million of Adjusted EBITDA in 2016, in each case on a pro forma basis giving effect to the Restructuring, we are one of the largest specialty real estate investment trusts (“REIT”) in the United States. For a definition of Adjusted EBITDA and a reconciliation to net income, in each case on a pro forma basis giving effect to the Restructuring, see “—Summary Pro Forma Financial Data.”

We believe we have a mutually beneficial relationship with Caesars Entertainment Corporation (“CEC”), a large and diversified casino-entertainment company in the United States, and its subsidiary Caesars Entertainment Operating Company, LLC (“CEOC”). Our long-term triple-net Lease Agreements with CEOC and/or its subsidiaries provide us with a highly predictable revenue stream with embedded growth potential. We believe our geographic diversification limits the effect of changes in any one market on our overall performance. We are focused on driving long-term total returns through diligent asset management and strategic capital allocation, maintaining a highly productive tenant base, capitalizing on strategic development and redevelopment opportunities, and optimizing our capital structure to support opportunistic growth.

Our portfolio is competitively positioned and well-maintained. Pursuant to the terms of the Lease Agreements, which require CEOC to invest materially in our properties, and in line with its commitment to build guest loyalty, we anticipate CEOC will continue to make strategic value-enhancing investments in our properties over time, helping to maintain their market-leading positions. In addition, given our scale and deep industry knowledge, we believe we are well positioned to be able to execute highly complementary single-asset and portfolio acquisitions to support growth. See “Risk Factors—Risks Related to Our Business Following the Restructuring—A substantial portion of our cash will be used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, limiting our ability to pursue our growth strategy.”

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. We believe our election of REIT status combined with the income generation of our Lease Agreements will enhance our ability to pay dividends, providing investors with current income as well as long-term growth.

The Restructuring

On January 15, 2015, CEOC and the other Debtors filed voluntary petitions for reorganization under the Bankruptcy Code in the Bankruptcy Court. On January 13, 2017, the Debtors filed the final Third Amended Plan of Reorganization with the Bankruptcy Court. The Bankruptcy Court entered an order confirming the Plan of Reorganization on January 17, 2017.

Pursuant to the Plan of Reorganization, on the Effective Date, the historical business of CEOC will be separated by means of a spin-off transaction whereby the Debtors’ real property assets (subject to certain exceptions) and golf course operations will be transferred to VICI REIT. CEOC and certain of CEOC’s subsidiaries will lease the transferred real property assets pursuant to the Lease Agreements, CEC will guarantee the payment obligations of the tenants under the Lease Agreements and an affiliate of CEC will manage the operation of such properties, as further described under “—Relationship Between VICI REIT and CEOC and CEC After the Restructuring.”

The Plan of Reorganization provides for a number of elections to be made by various creditor classes, which will affect the number of shares of our common stock and preferred stock outstanding and the amount and type of our debt securities outstanding on the Effective Date. Set forth below is an overview of the equity and debt securities of VICI REIT, VICI PropCo and CPLV that will be issued on the Effective Date pursuant to the Plan.

Common Stock and Preferred Stock

On the Effective Date, our common stock will be distributed to certain creditors of CEOC, subject to certain other creditors of CEOC receiving shares of our common stock pursuant to the PropCo Equity Election described below. On the Effective Date, we will issue shares of our Series A Convertible Preferred Stock (the “Series A preferred stock”) with a liquidation preference of up to $440.0 million.

Indebtedness Following Emergence from Bankruptcy

On the Effective Date, we anticipate that VICI PropCo, a subsidiary of our Operating Partnership, will issue $1,961.0 million aggregate principal amount of senior secured first lien term loans (“Term Loans”) under the new senior secured credit facility, $431.0 million aggregate principal amount of first priority senior secured floating rate notes due 2022 (“First Lien Notes”), and up to $1,758.0 million aggregate principal amount of 8.0% second-priority senior secured notes due 2023 (the “Second Lien Notes”).

CPLV will syndicate not less than $1,800.0 million and no more than $2,600.0 million of debt to third parties (“CPLV Market Debt”) for cash, and is expected to issue one or more tranches of mezzanine debt under the CPLV Mezzanine Loan Agreement (the “CPLV Mezzanine Debt”) in the aggregate principal amount of up to $100.0 million. To the extent that more than $1,800.0 million of CPLV Market Debt is syndicated, we will incrementally reduce the amount of Series A preferred stock, Second Lien Notes and CPLV Mezzanine Debt that are issued.

In addition, certain of CEOC’s creditors that will receive Term Loans, First Lien Notes, Second Lien Notes and CPLV Mezzanine Debt will be able to elect to receive our common stock in lieu of such debt, with the amount of debt that can be exchanged capped at $1,250.0 million (the “PropCo Equity Election”).

The table below shows the impact in our capital structure from the issuance of the minimum and maximum amounts of CPLV Market Debt assuming holders of CEOC’s debt do not exercise the PropCo Equity Election.

Debt / Security	Minimum Amount	Maximum Amount
CPLV Market Debt	$1,800 million	$2,600 million
Term Loans and First Lien Notes	2,392 million	2,392 million
Second Lien Notes	1,758 million	1,175 million
CPLV Mezzanine Debt	100 million	—

Total Debt	6,050 million	6,167 million
Series A Preferred Stock (liquidation preference)	440 million	300 million

Total Debt and Preferred Stock	$6,490 million	$6,467 million

Our Competitive Strengths

We believe the following strengths effectively position us to execute our business plan and growth strategies:

Premier portfolio of high-quality gaming, hospitality and entertainment assets with significant underlying value.

Our portfolio features Caesars Palace and market-leading regional properties with significant scale. Our properties are well-maintained and leased to leading brands, such as Caesars, Horseshoe, Harrah’s and Bally’s. These brands drive loyalty and value with guests through superior service and products and continuous innovation. Our portfolio benefits from its strong mix of demand generators, including casinos, guest rooms, restaurants, entertainment facilities, bars and night clubs and convention space. We believe our properties are well insulated from incremental competition as a result of high replacement costs, as well as regulatory restrictions and long-lead times for new development. The high quality of our assets appeal to a broad base of customers, stimulating traffic and visitation.

Our portfolio is anchored by Caesars Palace, which is located at the center of the Strip. We believe Las Vegas is one of the most attractive travel destinations in the United States, with a record 42.9 million visitors in 2016, according to the Las Vegas Convention and Visitors Authority. We believe Las Vegas is a market characterized by steady economic growth and high consumer and business demand with limited new supply. Caesars Palace, which is one of the most iconic gaming facilities in Las Vegas, features gaming entertainment, a large-scale hotel, extensive food and beverage options, state-of-the-art convention facilities, retail outlets and entertainment showrooms. Caesars Palace continues to benefit from positive macroeconomic trends, including record visitation levels in 2016, and strong convention attendance, hotel occupancy and average daily rates, among other key indicators.

Our portfolio also includes market-leading regional resorts that are benefitting from significant invested capital over recent years. The regional properties we own include award-winning land-based and dockside casinos, hotels and entertainment facilities that are market leaders within their respective regions. The properties operate primarily under the Caesars, Harrah’s, Horseshoe and Bally’s names, which have market-leading brand recognition. Under the terms of the Lease Agreements, CEOC will be required to continue to invest materially in these properties (i) annually, in a minimum amount of (x) $100.0 million in capital expenditures across CEOC’s assets, including the properties leased from us, and (y) with respect to the properties leased from us in particular, 1% of the actual revenue generated by such properties, and, (ii) every period of three calendar years, in a minimum amount of (x) $495.0 million in capital expenditures across CEOC’s assets, including the properties leased from us, subject to certain caps applicable to certain of CEOC’s assets, and (y) $350.0 million in capital expenditures across CEOC’s assets, including the properties leased from us but excluding certain of CEOC’s assets, and allocated amongst our properties as described under “Business—Relationship Between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements.” We believe these capital expenditures will enhance the value of our portfolio.

Our long-term Lease Agreements provide a highly predictable base level of rent with embedded growth potential.

We expect our properties will have a 100% occupancy rate under our long-term triple-net Lease Agreements with CEOC and/or its subsidiaries, providing us with a highly predictable level of rent revenue to support meaningful future cash distributions to our shareholders. We will enter into lease agreements for the Caesars Palace facilities (“CPLV Lease Agreements”) and lease agreements for our regional properties (“Non-CPLV Lease Agreements”).

CEOC is generally not permitted to remove individual properties from the Non-CPLV Lease Agreements and has the right, following certain casualty events or condemnations, to terminate the respective Lease Agreement with respect to affected properties. Nearly all of our properties are established assets with extensive records of performance. Based on historical performance of the properties, we expect that collectively the properties will generate sufficient revenues for CEOC to pay rent under the Lease Agreements even if operating revenues were to decline. As further described below, CEOC’s payments under the Lease Agreements will be fully guaranteed by CEC on a secured basis, which provides additional credit support.

Under the terms of the Lease Agreements, CEOC is primarily responsible for ongoing costs relating to our properties, including property taxes, insurance, and maintenance and repair costs that arise from the use of the property. Each Lease Agreement provides for a fixed base rent for the first seven years of the lease term, contributing to the expected stability of rental revenue. In addition, each Lease Agreement contains a fixed annual rent escalator on the base rent equal to the greater of 2% and the increase in the Consumer Price Index commencing on the second year of the lease with respect to the CPLV Lease Agreements and on the sixth year of the lease with respect to the Non-CPLV Lease Agreements. The Lease Agreements provide for further growth potential following the seventh year of the leases to the extent that CEOC’s revenue generated from the facilities increases. See “Business—Relationship Between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements.”

We believe our relationship with CEC and CEOC, including our contractual agreements, will continue to drive significant benefits and mutual alignment of strategic interests in the future.

CEC will guarantee the payment obligations of CEOC under the Lease Agreements.

Following the Effective Date, all of our properties will be leased to CEOC, a subsidiary of CEC, a large and diversified casino-entertainment company in the United States. CEC will guarantee the obligations of CEOC under the Lease Agreements pursuant to management and lease support agreements (the “Management and Lease Support Agreements”). CEC operates under a nationally-recognized portfolio of brands, including Caesars, Harrah’s, Horseshoe and Bally’s, and following the Effective Date, will operate its portfolio of properties (including the properties transferred to us) using the Total Rewards® customer loyalty program. Core to CEC’s cross-market strategy, the Total Rewards program is designed to encourage CEC’s customers to direct a larger share of their entertainment spending to CEC. According to the registration statement on Form S-4 filed by CEC with the SEC on February 15, 2017, for the year ended December 31, 2016, on a pro forma basis after giving effect to the Restructuring and CEC’s merger with Caesars Acquisition Company, which will occur on the Effective Date, CEC would have generated revenue of approximately $8,426.0 million and would have had cash and cash equivalents of $1,357.0 million.

Flexible UPREIT Structure

We will operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our assets (other than our golf courses) will be held by, and our operations (other than the golf course operations) will be conducted through, our Operating Partnership. Conducting business through our Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure potentially may facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Business and Growth Strategies

We intend to establish our company as a preeminent REIT, creating long term total returns for our shareholders through the payment of consistent cash dividends and the growth of our cash flow and asset base. The strategies we intend to execute to achieve this goal include:

Producing stable income with an internal growth profile.

We initially expect to derive our revenues from long-term contractual cash flows pursuant to our Lease Agreements, which include a fixed annual rent escalator on the base rent equal to the greater of 2% and the increase in the Consumer Price Index commencing on the second year of the lease with respect to the CPLV Lease Agreements and on the sixth year of the lease with respect to the Non-CPLV Lease Agreements. We expect this escalator to provide the opportunity for stable long-term growth, which will result in the base rent under the Lease Agreements growing from an aggregate of $630.0 million in the first year of the Lease Agreements to an aggregate of approximately $670.0 million in the seventh year of the Lease Agreements. In addition, the Lease Agreements include periodic percentage rent resets after year seven and year ten, respectively, based on CEOC’s revenue generated from the facilities at such time, enabling us to benefit from future revenue growth at the properties. See “Business—Relationship between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements.”

Pursuing opportunities to acquire properties under option agreements from subsidiaries of CEC.

We will have the opportunity to acquire three properties from Caesars Entertainment Resort Properties, LLC (“CERP”) and Caesars Growth Partners, LLC (“CGP”), subsidiaries of CEC, pursuant to call right agreements (the “Call Right Agreements”) we will enter into on the Effective Date. The Call Right Agreements will provide us with a period of five years from the Effective Date to exercise the call rights with respect to the option properties. The properties subject to the Call Right Agreements are:

•	Harrah’s Atlantic City. Harrah’s Atlantic City is an integrated hotel and resort located in the Marina district of Atlantic City, New Jersey. Harrah’s Atlantic City has approximately 155,000 square feet of gaming space, approximately 2,600 hotel rooms and suites, and 12 major food and beverage and nightlife outlets. Additionally, it has approximately 125,000 square feet of meeting and event space that opened in 2015.

•	Harrah’s New Orleans. Harrah’s New Orleans is an integrated destination hotel and casino strategically located in downtown New Orleans near the French Quarter, Mississippi Riverfront, Superdome and New Orleans convention center. It has approximately 125,000 square feet of gaming space, approximately 450 hotel rooms and suites, and 15 major food and beverage and nightlife outlets. Additionally, it has approximately 47,000 square feet of meeting and event space.

•	Harrah’s Laughlin. Harrah’s Laughlin is an integrated hotel and resort located on the banks of the Colorado River in Laughlin, Nevada. It has approximately 56,000 square feet of gaming space, approximately 1,500 hotel rooms and suites, and 11 major food and beverage and nightlife outlets.

Accessing similar domestic acquisition opportunities in the future from properties that CEC and/or CEOC may acquire or develop in the future.

On the Effective Date, we will enter into a right of first refusal agreement (the “Right of First Refusal Agreement”) containing a right of first refusal in our favor, pursuant to which we will have the right to own any domestic gaming facility located outside of the Gaming Enterprise District of Clark County, Nevada, or Greater Las Vegas, proposed to be owned or developed by CEC and/or CEOC or its subsidiaries, subject to certain exclusions. Our right of first refusal will terminate if the Management and Lease Support Agreements, which we will enter into in conjunction with the Lease Agreements have been terminated by us, or with our consent, and CEC (or an affiliate thereof) is otherwise no longer managing the facilities. The Right of First Refusal Agreement will also contain a right of first refusal in favor of CEC and CEOC, pursuant to which CEC and CEOC will have the right to lease and manage any domestic gaming facility located outside of the Gaming Enterprise District of Clark County, Nevada, or Greater Las Vegas, proposed to be owned or developed by us, subject to certain exclusions, including any transaction structured by the seller as a sale-leaseback. We may also enter into transactions with CEC and/or CEOC in addition to the ones covered by the Right of First Refusal Agreement.

Improving existing undeveloped land for future expansion.

Our portfolio includes approximately 55 acres of undeveloped land adjacent to the Strip. This land benefits from its prime location and the limited availability of desirable land in proximity to the Strip. This land provides opportunities for future expansion and development opportunities in the gaming, hospitality and entertainment industries.

We may actively seek to further diversify our portfolio through acquisitions of gaming, hospitality and entertainment related properties from entities unaffiliated with CEC and through opportunistic acquisitions of non-gaming assets and other attractive triple-net lease opportunities.

In addition to the properties we may acquire from CEC from time to time in the future, we may also actively seek to identify additional gaming, hospitality and entertainment-related properties for potential acquisition from entities unaffiliated with CEC, as well as, non-gaming assets and other attractive triple-net lease opportunities. We may choose to selectively grow our portfolio through the acquisition of assets that contribute to our tenant and geographic diversification, that can be leased subject to long-term leases with tenants with established operating histories, and that can provide stable cash flows, consistent with our properties.

Our properties include mixed-use assets with casino, hospitality, retail, dining, entertainment, convention and other components. We may seek opportunities to acquire hospitality and entertainment-related assets, and pursue other attractive triple-net lease acquisitions that may be available in other sectors, and that will complement our portfolio and contribute to our diversification.

We will evaluate potential acquisition opportunities based on customary factors, including sustainability of cash flows, purchase price, expected financial performance, physical features, geographic market, location and opportunity for future value enhancement and will continue to pursue similarly advantageous lease arrangements. See “Risk Factors—Risks Related to Our Business Following the Restructuring—A substantial portion of our cash will be used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, limiting our ability to pursue our growth strategy” and “—Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.”

Our Properties

The following table summarizes certain features of the properties we own, all as of or for the year ended December 31, 2016.

	Location	Type of Facility	Approximate Structure Square Footage	Hotel Rooms
Bally’s Atlantic City	Atlantic City, NJ	Land-based casino	2,546,500	1,250
Bluegrass Downs	Paducah, KY	Horserace track	184,500	—
Caesars Atlantic City	Atlantic City, NJ	Land-based casino	3,631,700	1,140
Caesars Palace Las Vegas	Las Vegas, NV	Land-based casino	8,578,900	3,980
Harrah’s Gulf Coast	Biloxi, MS	Land-based casino	1,030,500	500
Harrah’s Louisiana Downs	Bossier City, LA	Land-based casino and thoroughbred racing	1,118,300	—
Harrah’s Council Bluffs	Council Bluffs, IA	Dockside gaming	790,400	250
Harrah’s Joliet	Joliet, IL	Dockside gaming	1,011,500	200
Harrah’s Lake Tahoe	Stateline, NV	Land-based casino	1,057,300	510
Harrah’s Metropolis	Metropolis, IL	Dockside gaming	473,500	260
Harrah’s North Kansas City	North Kansas City, MO	Dockside gaming	1,435,200	390
Harrah’s Reno	Reno, NV	Land-based casino	1,371,400	930
Harvey’s Lake Tahoe	Lake Tahoe, NV	Land-based casino	1,669,800	740
Horseshoe Bossier City	Bossier City, LA	Casino boat (permanently moored)	1,418,700	600
Horseshoe Council Bluffs	Council Bluffs, IA	Land-based casino	632,200	—
Horseshoe Hammond	Hammond, IN	Dockside gaming	1,715,900	—
Horseshoe Southern Indiana	Elizabeth, IN	Casino boat	2,510,600	500
Horseshoe Tunica	Robinsonville, MS	Dockside gaming	1,007,600	510
Tunica Roadhouse	Tunica Resorts, MS	Dockside gaming	224,900	130
Cascata Golf Course	Boulder City, NV	Golf course	37,000	—
Chariot Run Golf Course	Laconia, IN	Golf course	5,000	—
Grand Bear Golf Course	Saucier, MS	Golf course	5,000	—
Rio Secco Golf Course	Henderson, NV	Golf course	30,000	—

Total			32,486,400	11,890

Our Relationship with CEOC and CEC

Following the Restructuring, we will continue to maintain certain business relationships with CEOC and CEC and we will enter into, among others, the following agreements: (1) Lease Agreements; (2) Management and Lease Support Agreements; (3) the Right of First Refusal Agreement; (4) Call Right Agreements pertaining to each of Harrah’s Atlantic City, Harrah’s New Orleans, and Harrah’s Laughlin; (5) a golf course use agreement pursuant to which CEC and its subsidiaries will have the right to priority use on behalf of its clientele of each of the four golf courses we own and operate (the “Golf Course Use Agreement”); and (6) a tax matters agreement that addresses matters relating to the payment of taxes and entitlement to tax refunds by CEC, CEOC, the Operating Partnership and us (the “Tax Matters Agreement”). See “Business—Relationship Between VICI REIT and CEOC and CEC After the Restructuring.”

UPREIT—Operating Partnership Structure

Following the Effective Date, we will operate through an UPREIT structure. We expect to own all the common units and Series A preferred units of our Operating Partnership. Our wholly-owned subsidiary, VICI

Properties GP LLC, will be the sole general partner of our Operating Partnership. As the sole general partner of our Operating Partnership, we will have the exclusive power under the partnership agreement to manage and conduct our business and affairs. Substantially all of our assets will be held by, and our operations will be conducted through, our Operating Partnership. The only portion of our assets and operations not held by, or conducted through, our Operating Partnership will be our golf course operations, consisting of four golf courses, which will be held by our wholly-owned subsidiary, VICI Golf LLC, our a taxable REIT subsidiary. At the Effective Date, our wholly-owned subsidiary, VICI PropCo will enter into senior secured credit facilities and will issue the Term Loans, the First Lien Notes and the Second Lien Notes, and our wholly-owned subsidiary, CPLV, will issue the CPLV Market Debt, and if applicable, the CPLV Mezzanine Debt. In the future, our Operating Partnership may form other subsidiaries, which would be sister companies of VICI PropCo, to hold other assets and such subsidiaries may arrange for independent financing.

While limited partners of the Operating Partnership will not have a direct or indirect ownership interest in the TRS, limited partners holding common units in the Operating Partnership will be entitled to receive additional distributions from the Operating Partnership on a pro rata basis and in preference to VICI REIT equal to the amount of dividends paid by VICI REIT to its stockholders from distributions that VICI REIT has received from the TRS. As a result, limited partners of the Operating Partnership would receive the same distribution per common unit as the dividend per share of common stock of VICI REIT. Using this structure may give us an advantage in acquiring real estate properties from persons who may not otherwise be willing to sell their properties to us because of unfavorable tax consequences. Generally, a sale or contribution of property directly to a REIT is a taxable transaction to the selling property owner. Given our Operating Partnership structure, a property owner who desires to defer taxable gain on the transfer of the owner’s property may contribute the property to our Operating Partnership in exchange for common and/or preferred units in our Operating Partnership which may, subject to the terms of the operating partnership agreement, be exchanged for cash or shares of our common stock or preferred stock, as applicable on a one-for-one basis on or after the date that is the later of (x) the twelve-month anniversary of a limited partner first becoming a holder of common units of the Operating Partnership, and (y) the twelve-month anniversary following the date that we are first subject to the public reporting obligations under the Exchange Act.

The following diagram depicts our expected ownership structure as of the Effective Date assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated. Connecting lines indicate 100% ownership of voting securities. This chart is provided for illustrative purposes only and does not show all of our legal entities.

Summary of Risks Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this registration statement and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:

•	our dependence on CEOC as tenant of our properties and the consequences any material adverse effect on its business could have on our business;

•	the effect of our Series A preferred stock redemption and repayment rights on our liquidity and financing for operations;

•	the dilutive effects of the dividends paid-in-kind on, and conversion price adjustments of, the Series A preferred stock and corresponding increase in the Series A preferred stock voting percentage on our common stock;

•	our dependence on the gaming industry;

•	our ability to pursue our growth strategies may be limited by our substantial debt service requirements and by the requirement that we distribute 90% of our REIT taxable income in order to maintain our status as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity level U.S. federal income taxes;

•	the impact of extensive regulation from gaming and other regulatory authorities;

•	the possibility that CEOC may choose not to renew the Lease Agreements following the initial term of the leases;

•	restrictions on our ability to sell our properties included in the Lease Agreements;

•	our substantial amount of indebtedness;

•	the shares of our common stock will not be listed on a securities exchange at effectiveness of this registration statement and there is no guarantee as to when they will be listed;

•	our inability to make the changes necessary to operate as a stand-alone company primarily focused on owning a portfolio of gaming properties following the Restructuring;

•	our inability to achieve the benefits that the Debtors expected to achieve from the separation of the Debtors into CEOC and our company;

•	our historical and pro forma financial information may not be reliable indicators of future results;

•	the failure of our separation from CEOC to qualify as a tax-free spin-off, which could subject us to significant tax liabilities;

•	our inability to maintain our status as a REIT, which would subject us to U.S. federal income tax as a regular corporation; and

•	our reliance on distributions received from our Operating Partnership to make distributions to our stockholders due to our being a holding company.

Restrictions on Ownership and Transfer of our Common Stock

Subject to certain exceptions, our charter provides that no person or group may own, or be deemed to own by virtue of applicable attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock, which we refer to as the “ownership limit,” and imposes certain other restrictions on ownership and transfer of our stock. The Plan of Reorganization provides that an exemption from the 9.8% ownership limit will be granted to certain creditors of CEOC, and our board may provide exceptions for other shareholders, subject in each case to certain initial and ongoing conditions designed to protect our status as a REIT.

Our charter also prohibits any person from, among other things:

•	owning shares of our stock that, if effective, would cause us to constructively own more than 9.8% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT;

•	owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations or the ownership limit (except for a transfer which results in shares being owned by fewer than 100 persons, in which case such transfer will be void ab initio and the intended transferee shall acquire no rights in such shares) will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a trustee, appointed by us, as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries designated by the trustee, and the intended transferee will not acquire any rights in the shares. These restrictions are intended to assist with our REIT compliance under the Code. See “Description of Registrant’s Securities to be Registered—Restrictions on Ownership and Transfer.”

In addition to the restrictions set forth above, our outstanding shares of capital stock will be held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of our capital stock will be required to promptly notify us of such person’s identity. Our charter provides that any shares of our capital stock that are owned or controlled by an unsuitable person (as defined in the charter) or an affiliate of an unsuitable person is redeemable by us, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by our board of directors. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. Our charter provides that the redemption right is not exclusive and that our capital stock that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person may also be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale. See “Description of Registrant’s Securities to be Registered—Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate.”

Our Tax Status

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017, and expect to operate in a manner that will allow us to continue to be classified as such. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and value of our assets, our distribution levels and the diversity of ownership of our shares. We believe that, as of the Effective Date of the Plan of Reorganization, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

The Internal Revenue Service (the “IRS”) issued a private letter ruling with respect to certain issues relevant to the separation from CEOC. Although we may generally rely upon the ruling, subject to the completeness and accuracy of the representations made to the IRS, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

So long as we qualify to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our net REIT taxable income that we distribute currently to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify to be taxed as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of TRS and any other taxable REIT subsidiary of ours will be subject to taxation at regular corporate rates.

The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it distributes annually less than 100% of its REIT taxable income including capital gains. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid paying entity level tax. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions.

Corporate Information

We are headquartered in Las Vegas, Nevada. Our principal executive offices are located at 8329 W. Sunset Road, Suite 210, Las Vegas, NV 89113 and our main telephone number at that location is [●]. Our website address is [●]. None of the information on, or accessible through, our website or any other website identified herein is incorporated into this registration statement.

Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In addition, an emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), and reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements. We have elected to take advantage of the reduced disclosure obligations afforded to emerging growth companies by the JOBS Act in this registration statement. VICI REIT will lose its status as an emerging growth company on the Effective Date as a result of the issuance of over $1.0 billion in debt securities.

We are choosing to “opt out” of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Summary Pro Forma Financial Data

The following unaudited summary pro forma condensed combined balance sheet data of VICI REIT as of December 31, 2016, gives effect to the Restructuring as if it had occurred on December 31, 2016, and the following unaudited summary pro forma condensed combined statement of operations for the year ended December 31, 2016 gives effect to the Restructuring as if it had occurred on January 1, 2016. See “—The Restructuring.”

The following summary financial data does not reflect the financial position or results of operations of VICI REIT for the periods indicated. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on estimates and preliminary information. We believe such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. However, the pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had the Restructuring occurred at the beginning of the period presented.

The following tables should be read in conjunction with “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this registration statement.

Year Ended December 31, 2016
(in thousands, except per share data)
Income statement data:
Revenues	$760,658
Total operating expenses	(77,324)

Operating income	683,334
Interest expense, net	(354,122)

Income before income taxes	329,212
Provision for income taxes	(3,223)

Net income	$325,989

Weighted average number of common and potentially dilutive securities
Basic and diluted	[●]
Basic and diluted earnings per common share	[●]

Other operating data:
FFO (1)	$325,989
AFFO (1)	282,912
Adjusted EBITDA (1)	640,257

Balance sheet data:
Cash and cash equivalents	$45,445
Total assets	8,507,324
Long-term debt	6,050,000
Redeemable preferred stock	734,438
Shareholders’ equity	1,718,284

(1)

FFO, AFFO and Adjusted EBITDA are not required by, or presented in accordance with, GAAP. These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, AFFO and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.

FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by NAREIT, we define FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation. We define AFFO as FFO adjusted for direct financing lease adjustments and other depreciation (which is comprised of the depreciation related to our Golf Course Operations). We define Adjusted EBITDA as net income as adjusted for gains (or losses) from sales of property, real estate depreciation, direct financing lease adjustments, other depreciation (which is comprised of the depreciation related to our Golf Course Operations), provision for income taxes and interest expense, net.

Because not all companies calculate FFO, AFFO and Adjusted EBITDA in the same way as we do and other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way we calculate such measures and should not be considered as alternative measures of operating profit or net income. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

The following table reconciles pro forma net income to FFO, AFFO and Adjusted EBITDA:

Year Ended December 31, 2016
(in thousands)
Net income	$325,989
Real estate depreciation	—

FFO	325,989
Direct financing lease adjustments (a)	(45,550)
Other depreciation (b)	2,473

AFFO	$282,912
Interest expense, net	354,122
Provision for income taxes	3,223

Adjusted EBITDA	$640,257

(a)	Represents the non-cash adjustment to recognize fixed amounts due under the Lease Agreements on an effective interest basis at a constant rate of return over the terms of the leases.
(b)	Represents depreciation related to our Golf Course Operations.

ITEM 1. BUSINESS

Our Company

We are an owner, acquirer and developer of gaming, hospitality and entertainment destinations. Our national, geographically diverse portfolio consists of 19 market-leading properties, including Caesars Palace, one of the most iconic gaming facilities in the Strip. We also own and operate four golf courses located near certain of our properties, two in close proximity to Caesars Palace. Our properties, other than our golf courses, are leased to leading brands that drive loyalty and value with guests through superior service and products and continuous innovation. Across more than 32.5 million square feet, our well-maintained properties are located in nine states, contain nearly 12,000 hotel rooms and feature over 150 restaurants, bars and nightclubs. Our portfolio also includes approximately 55 acres of undeveloped land adjacent to the Strip.

With $760.7 million of revenue, $326.0 million of net income and $640.3 million of Adjusted EBITDA in 2016, in each case on a pro forma basis giving effect to the Restructuring, we are one of the largest specialty REITs in the United States. For a definition of Adjusted EBITDA and a reconciliation to net income, in each case on a pro forma basis giving effect to the Restructuring, see “Summary—Summary Pro Forma Financial Data.”

We believe we have a mutually beneficial relationship with CEC, a large and diversified casino-entertainment company in the United States, and its subsidiary CEOC. Our long-term triple-net Lease Agreements with CEOC and/or its subsidiaries provide us with a highly predictable revenue stream with embedded growth potential. We believe our geographic diversification limits the effect of changes in any one market on our overall performance. We are focused on driving long-term total returns through diligent asset management and strategic capital allocation, maintaining a highly productive tenant base, capitalizing on strategic development and redevelopment opportunities, and optimizing our capital structure to support opportunistic growth.

Our portfolio is competitively positioned and well-maintained. Pursuant to the terms of the Lease Agreements, which require CEOC to invest materially in our properties, and in line with its commitment to build guest loyalty, we anticipate CEOC will continue to make strategic value-enhancing investments in our properties over time, helping to maintain their market-leading positions. In addition, given our scale and deep industry knowledge, we believe we are well positioned to be able to execute highly complementary single-asset and portfolio acquisitions to support growth. See “Risk Factors—Risks Related to Our Business Following the Restructuring—A substantial portion of our cash will be used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, limiting our ability to pursue our growth strategy.”

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. We believe our election of REIT status combined with the income generation of our Lease Agreements will enhance our ability to pay dividends, providing investors with current income as well as long-term growth.

Our Competitive Strengths

We believe the following strengths effectively position us to execute our business plan and growth strategies:

Premier portfolio of high-quality gaming, hospitality and entertainment assets with significant underlying value.

Our portfolio features Caesars Palace and market-leading regional properties with significant scale. Our properties are well-maintained and leased to leading brands, such as Caesars, Horseshoe, Harrah’s and Bally’s. These brands drive loyalty and value with guests through superior service and products and continuous innovation. Our portfolio benefits from its strong mix of demand generators, including casinos, guest rooms, restaurants, entertainment facilities, bars and night clubs and convention space. We believe our properties are well insulated from incremental competition as a result of high replacement costs, as well as regulatory restrictions and long-lead times for new development. The high quality of our assets appeal to a broad base of customers, stimulating traffic and visitation.

Our portfolio is anchored by Caesars Palace, which is located at the center of the Strip. We believe Las Vegas is one of the most attractive travel destinations in the United States, with a record 42.9 million visitors in 2016, according to the Las Vegas Convention and Visitors Authority. We believe Las Vegas is a market characterized by steady economic growth and high consumer and business demand with limited new supply. Caesars Palace, which is one of the most iconic gaming facilities in Las Vegas, features gaming entertainment, a large-scale hotel, extensive food and beverage options, state-of-the-art convention facilities, retail outlets and entertainment showrooms. Caesars Palace continues to benefit from positive macroeconomic trends, including record visitation levels in 2016, and strong convention attendance, hotel occupancy and average daily rates, among other key indicators.

Our portfolio also includes market-leading regional resorts that are benefitting from significant invested capital over recent years. The regional properties we own include award-winning land-based and dockside casinos, hotels and entertainment facilities that are market leaders within their respective regions. The properties operate primarily under the Caesars, Harrah’s, Horseshoe and Bally’s names, which have market-leading brand recognition. Under the terms of the Lease Agreements, CEOC will be required to continue to invest materially in these properties (i) annually, in a minimum amount of (x) $100.0 million in capital expenditures across CEOC’s assets, including the properties leased from us, and (y) with respect to the properties leased from us in particular, 1% of the actual revenue generated by such properties, and, (ii) every period of three calendar years, in a minimum amount of (x) $495.0 million in capital expenditures across CEOC’s assets, including the properties leased from us, subject to certain caps applicable to certain of CEOC’s assets, and (y) $350.0 million in capital expenditures across CEOC’s assets, including the properties leased from us but excluding certain of CEOC’s assets, and allocated amongst our properties as described under “—Relationship Between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements.” We believe these capital expenditures will enhance the value of our portfolio.

Our long-term Lease Agreements provide a highly predictable base level of rent with embedded growth potential.

We expect our properties will have a 100% occupancy rate under our long-term triple-net Lease Agreements with CEOC and/or its subsidiaries, providing us with a highly predictable level of rent revenue to support meaningful future cash distributions to our shareholders. We will enter into the CPLV Lease Agreements and Non-CPLV Lease Agreements.

CEOC is generally not permitted to remove individual properties from the Non-CPLV Lease Agreements and has the right, following certain casualty events or condemnations, to terminate the respective Lease Agreement with respect to affected properties. Nearly all of our properties are established assets with extensive records of performance. Based on historical performance of the properties, we expect that collectively the properties will generate sufficient revenues for CEOC to pay rent under the Lease Agreements even if operating revenues were to decline. As further described below, CEOC’s payments under the Lease Agreements will be fully guaranteed by CEC on a secured basis, which provides additional credit support.

Under the terms of the Lease Agreements, CEOC is primarily responsible for ongoing costs relating to our properties, including property taxes, insurance, and maintenance and repair costs that arise from the use of the property. Each Lease Agreement provides for a fixed base rent for the first seven years of the lease term, contributing to the expected stability of rental revenue. In addition, each Lease Agreement contains a fixed annual rent escalator on the base rent equal to the greater of 2% and the increase in the Consumer Price Index commencing on the second year of the lease with respect to the CPLV Lease Agreements and on the sixth year of the lease with respect to the Non-CPLV Lease Agreements. The Lease Agreements provide for further growth potential following the seventh year of the leases to the extent that CEOC’s revenue generated from the facilities increases. See “—Relationship Between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements.”

We believe our relationship with CEC and CEOC, including our contractual agreements, will continue to drive significant benefits and mutual alignment of strategic interests in the future.

CEC will guarantee the payment obligations of CEOC under the Lease Agreements.

Following the Effective Date, all of our properties will be leased to CEOC, a subsidiary of CEC, a large and diversified casino-entertainment company in the United States. CEC will guarantee the obligations of CEOC under the Lease Agreements pursuant to the Management and Lease Support Agreements. CEC operates under a nationally-recognized portfolio of brands, including Caesars, Harrah’s, Horseshoe and Bally’s, and following the Effective Date, will operate its portfolio of properties (including the properties transferred to us) using the Total Rewards® customer loyalty program. Core to CEC’s cross-market strategy, the Total Rewards program is designed to encourage CEC’s customers to direct a larger share of their entertainment spending to CEC. According to the registration statement on Form S-4 filed by CEC with the SEC on February 15, 2017, for the year ended December 31, 2016, on a pro forma basis after giving effect to the Restructuring and CEC’s merger with Caesars Acquisition Company, which will occur on the Effective Date, CEC would have generated revenue of approximately $8,426.0 million and would have had cash and cash equivalents of $1,357.0 million.

Flexible UPREIT Structure

We will operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our assets (other than our golf courses) will be held by, and our operations (other than the golf course operations) will be conducted through, our Operating Partnership. Conducting business through our Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure potentially may facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations. Although we have no current plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Business and Growth Strategies

We intend to establish our company as a preeminent REIT, creating long term total returns for our shareholders through the payment of consistent cash dividends and the growth of our cash flow and asset base. The strategies we intend to execute to achieve this goal include:

Producing stable income with an internal growth profile.

We initially expect to derive our revenues from long-term contractual cash flows pursuant to our Lease Agreements, which include a fixed annual rent escalator on the base rent equal to the greater of 2% and the increase in the Consumer Price Index commencing on the second year of the lease with respect to the CPLV Lease Agreements and on the sixth year of the lease with respect to the Non-CPLV Lease Agreements. We expect this escalator to provide the opportunity for stable long-term growth, which will result in the base rent under the Lease Agreements growing from an aggregate of $630.0 million in the first year of the Lease Agreements to an aggregate of approximately $670.0 million in the seventh year of the Lease Agreements. In addition, the Lease Agreements include periodic percentage rent resets after year seven and year ten, respectively, based on CEOC’s revenue generated from the facilities at such time, enabling us to benefit from future revenue growth at the properties. See “—Relationship between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements.”

Pursuing opportunities to acquire properties under option agreements from subsidiaries of CEC.

We will have the opportunity to acquire three properties from CERP and CGP, subsidiaries of CEC, pursuant to the Call Right Agreements we will enter into on the Effective Date. The Call Right Agreements will provide us with a period of five years from the Effective Date to exercise the call rights with respect to the option properties. The properties subject to the Call Right Agreements are:

•	Harrah’s Atlantic City. Harrah’s Atlantic City is an integrated hotel and resort located in the Marina district of Atlantic City, New Jersey. Harrah’s Atlantic City has approximately 155,000 square feet of gaming space, approximately 2,600 hotel rooms and suites, and 12 major food and beverage and nightlife outlets. Additionally, it has approximately 125,000 square feet of meeting and event space that opened in 2015.

•	Harrah’s New Orleans. Harrah’s New Orleans is an integrated destination hotel and casino strategically located in downtown New Orleans near the French Quarter, Mississippi Riverfront, Superdome and New Orleans convention center. It has approximately 125,000 square feet of gaming space, approximately 450 hotel rooms and suites, and 15 major food and beverage and nightlife outlets. Additionally, it has approximately 47,000 square feet of meeting and event space.

•	Harrah’s Laughlin. Harrah’s Laughlin is an integrated hotel and resort located on the banks of the Colorado River in Laughlin, Nevada. It has approximately 56,000 square feet of gaming space, approximately 1,500 hotel rooms and suites, and 11 major food and beverage and nightlife outlets.

Accessing similar domestic acquisition opportunities in the future from properties that CEC and/or CEOC may acquire or develop in the future.

On the Effective Date, we will enter into the Right of First Refusal Agreement containing a right of first refusal in our favor, pursuant to which we will have the right to own any domestic gaming facility located outside of the Gaming Enterprise District of Clark County, Nevada, or Greater Las Vegas, proposed to be owned or developed by CEC and/or CEOC or its subsidiaries, subject to certain exclusions. Our right of first refusal will terminate if the Management and Lease Support Agreements, which we will enter into in conjunction with the Lease Agreements have been terminated by us, or with our consent, and CEC (or an affiliate thereof) is otherwise no longer managing the facilities. The Right of First Refusal Agreement will also contain a right of first refusal in favor of CEC and CEOC, pursuant to which CEC and CEOC will have the right to lease and manage any domestic gaming facility located outside of the Gaming Enterprise District of Clark County, Nevada, or Greater Las Vegas, proposed to be owned or developed by us, subject to certain exclusions, including any transaction structured by the seller as a sale-leaseback. We may also enter into transactions with CEC and/or CEOC in addition to the ones covered by the Right of First Refusal Agreement.

Improving existing undeveloped land for future expansion.

Our portfolio includes approximately 55 acres of undeveloped land adjacent to the Strip. This land benefits from its prime location and the limited availability of desirable land in proximity to the Strip. This land provides opportunities for future expansion and development opportunities in the gaming, hospitality and entertainment industries.

We may actively seek to further diversify our portfolio through acquisitions of gaming, hospitality and entertainment related properties from entities unaffiliated with CEC and through opportunistic acquisitions of non-gaming assets and other attractive triple-net lease opportunities.

In addition to the properties we may acquire from CEC from time to time in the future, we may also actively seek to identify additional gaming, hospitality and entertainment-related properties for potential acquisition from entities unaffiliated with CEC, as well as non-gaming assets and other attractive triple-net lease opportunities. We may choose to selectively grow our portfolio through the acquisition of assets that contribute to our tenant and geographic diversification, that can be leased subject to long-term leases with tenants with established operating histories, and that can provide stable cash flows, consistent with our properties.

Our properties include mixed-use assets with casino, hospitality, retail, dining, entertainment, convention and other components. We may seek opportunities to acquire hospitality and entertainment-related assets, and pursue other attractive triple-net lease acquisitions that may be available in other sectors, and that will complement our portfolio and contribute to our diversification.

We will evaluate potential acquisition opportunities based on customary factors, including sustainability of cash flows, purchase price, expected financial performance, physical features, geographic market, location and opportunity for future value enhancement and will continue to pursue similarly advantageous lease arrangements. See “Risk Factors—Risks Related to Our Business Following the Restructuring—A substantial portion of our cash will be used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, limiting our ability to pursue our growth strategy” and “—Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.”

Competition

We will compete for real property investments with other REITs, gaming companies, investment companies, private equity and hedge fund investors, sovereign funds, lenders and other investors. In addition, revenues from our properties will be dependent on the ability of our tenants, including CEOC, and operators to compete with other gaming operators. The operators of our properties compete on a local and regional basis for customers. The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, emerging varieties of Internet gaming and other forms of gaming in the United States.

As a landlord, we compete in the real estate market with numerous developers and owners of properties. Some of our competitors are significantly larger, have greater financial resources and lower costs of capital than we have, have greater economies of scale and have greater name recognition than we do. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our ability to compete is also impacted by national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and population trends. See “Risk Factors—Risks Related to Our Business Following the Restructuring—A substantial portion of our cash will be used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, limiting our ability to pursue our growth strategy” and “—Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.”

Employees

Approximately 140 employees are expected to be employed by us following the Restructuring. These employees will be employed at our Operating Partnership or the TRS or their respective subsidiaries.

Governmental Regulation and Licensing

The ownership, operation and management of gaming and racing facilities are subject to pervasive regulation. Each of our gaming and racing facilities is subject to regulation under the laws, rules, and regulations of the jurisdiction in which it is located. Gaming laws and regulations generally require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions.

Gaming laws and regulations impact our business in two respects: (1) our ownership of land and buildings in which gaming activities are operated by CEOC (or other tenants) pursuant to the Lease Agreements (or other lease agreements); and (2) the operations of CEOC (or other tenants). Further, many gaming and racing regulatory agencies in the jurisdictions in which CEOC operates require us and our affiliates to apply for and maintain a license as a key business entity or supplier because of our status as landlord.

Our businesses and the business of CEOC (or other tenants) are also subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, health care, currency transactions, taxation, zoning and building codes and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Violations of Gaming Laws

If we, our subsidiaries or the tenants of our properties violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control.

Insurance

The Lease Agreements will require the tenants to maintain, with financially sound and reputable insurance companies (and in certain cases subject to the right of the tenants to self-insure), insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. The Lease Agreements will provide that the amount and type of insurance that CEOC has in effect as of the Effective Date will satisfy for all purposes the requirements to insure the properties. However, such insurance coverage may not be sufficient to fully cover our losses.

Environmental Matters

Our properties will be subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of the properties we will own utilize above or underground storage tanks to store heating oil for use at the properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. The Lease Agreements obligate our tenants to comply with applicable environmental laws and to indemnify us if its noncompliance results in losses or claims against us, and we expect that any future leases will include the same provisions for other operators. A tenant’s failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the operator and thus adversely affect their ability to meet their obligations to us.

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. We also may be liable under certain of these laws for damage that occurred prior to our ownership of a property or at a site where we sent wastes for disposal. The failure to properly remediate a property may also adversely affect our ability to lease, sell or rent the property or to borrow funds using the property as collateral.

In connection with the ownership of our current properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our properties.

Relationship Between VICI REIT and CEOC and CEC After the Restructuring

As of the Effective Date, we will be independent from CEOC and CEC. Although we will lease all our gaming facilities to subsidiaries of CEOC, we anticipate diversifying our portfolio over time.

To govern the ongoing relationship between us and CEOC and our respective subsidiaries, we and CEOC will enter into various agreements on or prior to completion of the Restructuring as described herein. The summaries presented below are not complete and are qualified in their entirety by reference to the full text of the applicable agreements, which are included as exhibits to this registration statement.

Lease Agreements

We will enter into lease agreements with CEOC and/or its subsidiaries. Such agreements will govern the lease of the facilities of CPLV and of our regional properties.

The payment obligations of CEOC under the Lease Agreements will be guaranteed by CEC under the Management and Lease Support Agreements.

Term

Each Lease Agreement will have an initial 15 year term with four five-year renewal terms exercisable at the option of the respective tenant. Other than upon mutual agreement, or in limited circumstances in the case of certain casualty or condemnation events, CEOC will not have a right to terminate the Lease Agreements. We will only have the right to terminate the Lease Agreements during an event of default.

Rent

CPLV Lease Agreements. The base rent for the first seven years of the lease term will be $165.0 million per year, subject to an annual escalator equal to the greater of 2% and the Consumer Price Index increase commencing on the second year of the lease term. From and after the commencement of the eighth year of the lease term, rent for each lease year will be (i) base rent equal to 80% of the rent for the seventh year of the lease term, subject to the annual escalator, plus (ii) (a) from the eighth to the eleventh year of lease, variable percentage rent equal to 20% of the rent for the seventh year of the lease term, with such variable percentage rent amount increased or decreased, as applicable, by 13.0% of the difference in revenue from the operations of the facilities subject to the CPLV Lease Agreements (the “CPLV facilities”) from the year prior to the first year of the lease term to the seventh year of the lease term (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”) and (b) from and after the commencement of the eleventh year of the lease, variable percentage rent equal to the CPLV Initial Percentage Rent, with such variable percentage rent amount increased or decreased, as applicable, by 13.0% of the difference in revenue from the CPLV facilities from the seventh year of the lease term to the tenth year of the lease term.

For each renewal term after the initial 15 year term, rent will be (i) the base rent for the first year of such renewal term adjusted to fair market value rent and in no event less than the base rent then payable during the year immediately preceding the commencement of such renewal term or greater than 110% of the prior year’s base rent, subject thereafter to the annual escalator and (ii) variable percentage rent for such renewal term equal to the variable percentage rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in revenue of the CPLV facilities from year ten of the lease term to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The CPLV Lease Agreements will contain a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) will be determined at least 12 months prior to the commencement of the applicable renewal term.

Non-CPLV Lease Agreements. The base rent for the first seven years of the lease term will be $465.0 million per year, subject to the annual escalator equal to the greater of 2% and the Consumer Price Index increase commencing on the sixth year of the lease term.

For the eighth year of the lease term through the tenth year of the lease term, rent will be (i) base rent equal to 70% of the rent for the seventh lease year, subject to the annual escalator, plus (ii) variable percentage rent equal to 30% of the rent for the seventh lease year, increased or decreased, as applicable, by 19.5% of the difference in revenue of the facilities leased to CEOC, other than CPLV, from the year prior to the first year of the lease term to the seventh year of the lease term.

From and after the commencement of the eleventh year of the lease term, rent will be (i) base rent equal to 80% of the rent for the tenth year of the lease term, subject to the annual escalator, plus (ii) variable percentage rent equal to 20% of the rent for the tenth year of the lease term, increased or decreased, as applicable, by 13.0%

of the difference in revenue of the facilities leased to CEOC, other than CPLV, from the seventh year of the lease term to the tenth year of the lease term.

For each renewal term after the initial 15 year term, rent will be (i) base rent for the first year of such renewal term adjusted to fair market value rent and in no event less than the base rent then payable during the year immediately preceding the commencement of such renewal term or greater than 110% of the prior year’s base rent, subject thereafter to the annual escalator, and (ii) variable percentage rent for such renewal term equal to variable percentage rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in revenue of the facilities leased to CEOC, other than the CPLV facilities, from year ten of the lease term to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The Non-CPLV Lease Agreements will contain a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) will be determined at least 12 months prior to the commencement of the applicable renewal term.

Triple Net Lease, Capital Expenditures, Material Alterations

Each of the Lease Agreements will be structured as triple-net, with CEOC responsible for the taxes, insurance, maintenance and repair of the facilities. CEOC will pay all rent absolutely net to us, without abatement, and unaffected by any circumstance (except in certain cases of casualty and condemnation).

In addition to CEOC’s responsibility to pay taxes, insurance and maintenance and repair expenses, in each calendar year, CEOC must satisfy both of the following requirements (A) expend a minimum of $100.0 million in capital expenditures on a collective basis across CEOC’s assets, including the properties leased from us, which amount may be decreased under certain circumstances, such as removal of property from a Lease Agreement due to casualty or condemnation or disposition of a material property, by an amount in proportion to the EBITDAR of the property being removed or disposed of, to be allocated in amounts that do not exceed $25.0 million in any services entity or $10.0 million in specific CEOC properties listed in the Lease Agreements, and (B) for each of the properties covered by the CPLV Lease Agreements and the properties covered by the Non-CPLV Lease Agreements, expend, in each case, an amount equal to at least 1% of actual revenue (from the prior year) generated by CPLV facilities and the other properties, as applicable, on capital expenditures that constitute installation or restoration and repair or other improvements of items with respect to the leased properties under each Lease Agreement.

In addition, every period of three calendar years, CEOC must satisfy both of the following requirements: (A) expend a minimum of $495.0 million in capital expenditures across CEOC’s assets, including the properties leased from us, to be allocated in amounts that do not exceed $75.0 million in any services entity or $30.0 million in specific CEOC properties listed in the Lease Agreements, and (B) expend a minimum of $350.0 million in capital expenditures across CEOC’s assets, including the properties leased from us and excluding capital expenditures for any services entity, foreign subsidiaries and unrestricted subsidiaries of CEOC, gaming equipment, corporate shared services and properties not included in the Lease Agreements. These amounts, in each case, may be decreased under the same circumstances as with respect to the annual requirement. Further, with respect to the requirement to expend a minimum of $350.0 million in capital expenditures, such capital expenditures will be allocated as follows: (i) $84.0 million to the facilities covered by the CPLV Lease Agreements; (ii) $255.0 million to the facilities covered by the Non-CPLV Lease Agreements; and (iii) the balance to facilities covered by any Lease Agreement in such proportion as CEOC may elect.

In addition to customary default remedies, if CEOC does not spend the full amount of the minimum capital expenditures as required under the applicable lease, we have the right to seek the remedy of specific performance to require CEOC to spend any such unspent amount. CEOC’s obligations to spend the minimum capital expenditures will constitute monetary obligations included in CEC’s obligations as guarantor with respect to the Lease Agreements.

CEOC will be permitted to make any alterations and improvements, including materially altering a facility, expanding a facility or developing the undeveloped land leased pursuant to the leases, provided that, where the cost of such activity exceeds $50.0 million (such activity, a “Material Alteration”), CEOC will have the right to request that we provide financing for such Material Alteration. If we agree to finance a proposed Material Alteration and CEOC accepts the terms thereof, such Material Alteration will be deemed part of the leased property for all purposes. If we decline to provide financing, or CEOC rejects our financing proposal, subject to certain timing conditions, CEOC may use existing available financing or seek outside financing. In such event, such Material Alteration will be deemed part of the leased property during the term of the lease solely for the purpose of calculating percentage rent and will for all other purposes be CEOC’s property and, following expiration or termination of the term of the lease, such Material Alteration will be CEOC’s property, but we will have the option to purchase such property for fair market value. If we do not elect to purchase such Material Alteration, CEOC will, at its option, either remove the Material Alteration from the leased property and restore the leased property to the condition existing prior to such Material Alteration being constructed at CEOC’s own cost and expense prior to expiration or earlier termination of the term of the lease, or leave the Material Alteration at the leased property at the expiration or earlier termination of the term of the lease, at no cost to us. If we elect to purchase the Material Alteration, any amount due to CEOC for the purchase will be credited against any amounts owed by CEOC to us under the applicable lease.

Assignment

Under the Lease Agreements, the tenant will not have the right to assign any portion of the leases. However, certain assignments will be permitted, including an assignment of an entire lease to a permitted lender for collateral purposes or upon foreclosure to a lender or subsequent purchaser, an assignment to an affiliate of the tenant, to CEC or an affiliate of CEC, and, subject to certain conditions, any sublease of any portion of the premises, pursuant to a bona-fide third party transaction. In addition, certain transfers of direct and indirect interests in the tenant will be permitted.

Other Terms

The Lease Agreements will contain various terms and conditions related to subleasing of properties, insurance, casualty and condemnation, and other customary matters. See “—Insurance” for more information relating to insurance provisions in the Lease Agreements. The Lease Agreements will also include events of default, including certain events of cross default between both Lease Agreements. Among other remedies, we have the right to terminate the Lease Agreements during an event of default. The Lease Agreements also require CEOC, in the event of a termination of the agreements, to provide certain transition services to us in respect of the properties subject to the agreements for a limited time following such event.

Management and Lease Support Agreements

We will enter into a separate Management and Lease Support Agreement in connection with each Lease Agreement with CEC or its affiliate serving as managers (collectively, the “Managers”). Pursuant to the Management and Lease Support Agreements, CEC will guarantee CEOC’s payment obligations under the Lease Agreements and the Golf Course Use Agreement.

Term

The Management and Lease Support Agreements will commence on the same date as the Lease Agreements. The Management and Lease Support Agreement will terminate with respect to a specific property, if such property is no longer demised under a Lease Agreement. With respect to each Lease Agreement, the respective Management and Lease Support Agreement will terminate upon the earlier of (i) the date that none of the facilities covered by such Lease Agreement are demised under such lease, (ii) the date we and CEOC terminate the respective Management and Lease Support Agreement, (iii) the foreclosure of the leased facilities covered by such Lease Agreement and (iv) the termination of the respective Lease Agreement.

A termination of any or all of the Management and Lease Support Agreements by CEOC or the Managers (including in the case of a rejection in bankruptcy) will not, subject to certain exceptions described below, result in the termination of CEC’s guaranty obligations under any or all of the Management and Lease Support Agreements.

Operations and Management

Under the Management and Lease Support Agreements, the Managers will manage and operate the leased facilities. The Managers will manage the facilities in their reasonable business judgment, on reasonable and customary terms set forth in the Management and Lease Support Agreements and, in any event, on terms or in a manner not materially less favorable or detrimental to CEOC, taken as a whole, when compared to all other properties, facilities or similar operations owned, managed and/or operated (whether now or in the future) by the Managers, taken as a whole (but in any case no less favorable to CEOC than current practice).

All direct expenses for operating the facilities will be reimbursed by CEOC (including, without limitation, fees and expenses allocated to the Managers and/or CEOC for the facilities under arrangements with Caesars Enterprise Services, LLC (“CES”)). The Managers will enter into separate shared services arrangements with CES (and, if necessary, any other applicable affiliates) for access to shared services (including without limitation use of the Total Rewards® customer loyalty program) for the benefit of the facilities so that the facilities can be operated, promoted and marketed consistent with, and on no less favorable terms and conditions agreed to with, any other facilities directly or indirectly owned, operated or managed by CEC (or CEC’s affiliates).

The Managers may delegate duties under the Management and Lease Support Agreements to one or more affiliates on customary terms so long as neither us nor CEOC is prejudiced thereby.

CEC Guaranty

Pursuant to the Management and Lease Support Agreements, CEC will guaranty the payment and performance of all monetary obligations of CEOC and/or its subsidiaries under the Lease Agreements, subject to the following terms: (i) CEC will be liable for the full amounts of the monetary obligations owed by CEOC in respect of the leases (not merely for any deficiency amount), unless and until irrevocably paid in full; (ii) CEC will have no obligation to make a payment with respect to the leases unless an event of default is continuing under the Lease Agreements; (iii) if an event of default under a Lease Agreement occurs, CEC will have no obligation to make a payment, unless CEC was given notice of the applicable default of CEOC under the CPLV Lease Agreements or the Non-CPLV Lease Agreements, as applicable, and did not cure such default as set forth in the agreements; (iv) CEC’s and the Managers’ obligations with respect to each Management and Lease Support Agreement (including, without limitation, CEC’s guaranty obligations with respect to a Lease Agreement) will terminate in the event the applicable Lease Agreement is terminated by us expressly in writing (or with our express written consent), except to the extent of any accrued and unpaid guaranty obligations through the date of such termination and such damages to which we are entitled due to such termination pursuant to the Lease Agreements; and (v) CEC’s obligations with respect to each Management and Lease Support Agreement (including, without limitation, CEC’s guaranty obligations with respect to a Lease Agreement) will terminate in the event the Managers are terminated as managers of the facilities by us expressly in writing (or with our express written consent); provided, however, that notwithstanding any of the foregoing, CEC’s guaranty obligations will continue (i) to the extent of any accrued and unpaid guaranty obligations through the date of such termination and such damages to which we are entitled due to such termination pursuant to the Lease

Agreements, (ii) to cover any post-termination management transition period during which Manager continues to act as manager and (iii) in all respects if the Managers are terminated for cause (as defined in the Management and Lease Support Agreements). Except as provided above, CEC’s guaranty obligations under the Management and Lease Support Agreements will not terminate for any reason.

Collateral

CEC’s guaranty obligations pursuant to the Management and Lease Support Agreements will be included as additional pari passu secured obligations secured under the security agreement and any other related instruments securing the CEC guaranty in respect of CEOC’s first lien debt (or any CEC guaranty in respect of any refinancing thereof) in order to provide a security interest in all collateral thereunder to secure CEC’s obligations under the Management and Lease Support Agreements. Such security interest will be a “silent” security interest that provides us with a secured claim against CEC while any such CEC debt guaranty remains in effect, but we will have no voting, enforcement or default related rights with respect to such debt guaranty or collateral, unless and until the earlier of (x) the occurrence of a default in respect of any of CEC’s guaranty obligations with respect to the Lease Agreements, or (y) the occurrence of a Holdco Guaranty Breach and the Exhaustion of Remedies Date (as each such term will be defined in the CEC Guaranty and Pledge Agreement), in which case we will have all rights afforded to the beneficiary of such CEOC debt guaranty and/or CEOC’s lender. We will be a party to such security agreement and all related instruments that provide for such rights. The collateral that secures CEC’s guaranty obligations will be the same collateral that secures any such CEC debt guaranty obligations at any time, and CEC’s guaranty obligations will be secured by such collateral on a pari passu basis with such CEC debt guaranty obligations for so long as and at any time that such debt guaranty obligations are secured. CEC will cause the lenders benefitting from any CEC debt guaranty to enter into an intercreditor agreement containing, among other things, provisions governing the pari passu coverage of such collateral provisions and the “waterfall” by which any proceeds of, or collections on, the collateral will be distributed as between the CEC debt guaranty and the lease guaranty obligations.

CEC Covenants

The Management and Lease Support Agreements will contain customary terms and waivers of all suretyship and other defenses by CEC and will include a covenant by CEC requiring that (a) a sale of assets by CEC be for fair market value consideration, on arm’s-length terms, and (b) non-cash dividends by CEC be permitted only to the extent such dividends would not reasonably be expected to result in CEC’s inability to perform its guaranty obligations under the Management and Lease Support Agreements.

In addition, for a period of six years, CEC may not directly or indirectly (i) declare or pay, or cause to be declared or paid, any dividend, distribution, any other direct or indirect payment or transfer (in each case, in cash, stock, other property, a combination thereof or otherwise) with respect to any of CEC’s capital stock or other equity interests, (ii) purchase or otherwise acquire or retire for value any of CEC’s capital stock or other equity interests, or (iii) engage in any other transaction with any holder of CEC’s capital stock or other equity interests, which is similar in purpose or effect to those described above. However, CEC will be permitted to execute such transactions if (a) CEC’s equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $5.5 billion, (b) the amount of such dividend, distribution, or other transaction, does not exceed, in the aggregate, (x) 25% of the net proceeds, up to a cap of $25 million in any fiscal year, from the disposition of assets by CEC and its subsidiaries, or (y) $100 million from other sources in any fiscal year, or (c) CEC’s equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $4.5 billion and such dividend, distribution or other transaction made under this clause (c) is less than or equal to $125 million per annum and is funded solely by asset sale proceeds. Similarly, for a period of six years, except in the case of the exceptions set forth under (a) and (c) above, any net proceeds from the disposition of assets by CEC or its subsidiaries in excess of $25 million that are directly or indirectly distributed to, or otherwise received by, CEC in any fiscal year will not be used to fund any restricted payment of CEC described above in clauses (i) through (iii) above.

Finally, the CEC guaranty of CEOC’s first lien debt as of the Effective Date will contain certain covenants of CEC and its subsidiaries in respect of the transfer or other disposition of assets, as well as other matters. The Management and Lease Support Agreements will contain provisions to the effect that, if, during the term of such agreements, CEOC’s first lien debt or any subsequent refinancing thereof is refinanced as part of a financing provided by CEC’s sponsors or their affiliates (subject to certain specific criteria), then the covenants of CEOC included in the CEC guaranty of CEOC’s first lien debt will immediately spring into effect and become effective covenants under the Management and Lease Support Agreements.

Right of First Refusal Agreement

The Right of First Refusal Agreement will contain a right of first refusal in our favor, pursuant to which we will have the right to own (and cause to be leased to, and managed by, CEC (or its affiliate or affiliates)) any domestic gaming facility located outside of the Gaming Enterprise District of Clark County, Nevada, or Greater Las Vegas, proposed to be owned or developed by CEC (and/or its subsidiaries) that is not: (i) then subject to a pre-existing lease, management agreement or other contractual restriction that was not entered into in contemplation of such acquisition or development and which (x) was entered into on arms’-length terms and (y) would not be terminated upon or prior to such transaction, (ii) a transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property, (iv) a transaction in which CEC and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) a transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, to enter into the opco/propco structure, (vi) a transaction in which CEC or its subsidiaries proposes to acquire a then-existing gaming facility from CEC or its subsidiaries, and (vii) a transaction with respect to any asset remaining in CEOC and not being transferred to us in accordance with the terms of the Plan of Reorganization. If we decline to exercise our right of first refusal, the Lease Agreements will provide for the establishment of a percentage rent floor applicable to any non-CPLV facility with respect to which the new facility is located within a 30-mile radius of such non-CPLV facility and outside of the Gaming Enterprise District of Clark County, Nevada. If we exercise such right, we and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by us and leased to CEC (or its designee). In such event, CEC (or its designee) will enter into a lease with respect to the additional property whereby (i) rent thereunder will be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease Agreement then in effect and (ii) such other terms as are agreed by the parties.

The Right of First Refusal Agreement will also contain a right of first refusal in favor of CEC, pursuant to which CEC will have the right to lease and manage any domestic gaming facility located outside of the Gaming Enterprise District of Clark County, Nevada, or Greater Las Vegas, proposed to be owned or developed by us that is not: (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that was not entered into in contemplation of such acquisition or development and which (x) was entered into on arms’ length terms and (y) would not be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which we and/or our affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which we or our affiliates propose to acquire a then-existing gaming facility from ourselves or our affiliates. If CEC (or its designee) exercises such right, we and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by us and leased to CEC (or its designee). In such event, CEC (or its designee) will enter into a lease with respect to the additional property whereby (i) rent thereunder will be established based on formulas consistent with the adjusted EBITDA coverage ratio (as set forth in the Right of First Refusal Agreement) with respect to the lease then in effect and (ii) such other terms as are agreed by the parties.

In the event that the foregoing rights are not exercised by us or CEC and CEOC, as applicable, each party will have the right to consummate the subject transaction without the other’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to us or CEC and CEOC, as applicable, for consummating such transaction.

The rights of first refusal will not apply if (A) the Management and Lease Support Agreements have been terminated or have expired by their terms or with our consent, (B) CEC (or a subsidiary thereof) is no longer managing the facilities, or (C) a change of control occurs with respect to either CEC or us.

Call Right Agreements

The Call Right Agreements provide us with the opportunity to acquire Harrah’s Atlantic City, Harrah’s New Orleans and Harrah’s Laughlin from CERP or CGP, as applicable. We can exercise the call rights within five years from the Effective Date by delivering a request to the applicable owner of the property containing evidence of our ability to finance the call right.

Upon such election, if the owner of the property determines that (i) the sale of the property would not be permitted under a debt agreement under which at least $100.0 million of indebtedness (individually or in the aggregate) is outstanding, (ii) the consummation of the call right would not be approved by the applicable gaming authorities or (iii) the property is not for any other reason deliverable to us, the owner may propose one or more replacement properties and the material terms of the purchase and if such proposal is at least as economically beneficial to us as the exercise of the call right, the parties must proceed with the sale of that property.

If the exercise of the call right is not permissible because a debt agreement does not permit the sale and such limitation is not resolved within one year from exercise of the right and the owner has not made an alternative proposal, or has made an alternative proposal that is not at least as economically beneficial to us as the exercise of the call right, the owner must pay us an amount equal to the value of our loss, which, as of the Effective Date, will be equal to $260.0 million in the aggregate for the three properties subject to the call rights and will increase at a rate of 8.5% per annum, with annual compounding for the period from the date of each agreement until the date on which payment of the value loss amount is made. The amount attributable to each of the properties on the Effective Date will be based on relative last twelve months of EBITDA with respect to each property.

If the exercise of the call right is not permissible due to a reason other than because a debt limitation (including that the sale was not approved by the gaming authorities or the failure to obtain the consent of a landlord) and the owner has not made an alternative proposal, or has made an alternative proposal that is not at least as economically beneficial to us as the exercise of the call right, then the parties must use commercially reasonable efforts to resolve the issue until the earlier of (A) one year from the date of the exercise of the call right or (B) the date on which the parties determine that there is no reasonable chance that the issue will be resolved. If the applicable issue making the transaction impermissible is not resolved by the foregoing described deadline, the owner must use commercially reasonable efforts to sell the property to an alternative purchaser for the fair market value of the property. Upon the closing of any such alternative transaction, the net cash proceeds of the sale of the property will be allocated (i) first, to owner in an amount not to exceed the purchase price that would otherwise be determined in accordance with the applicable Call Right Agreement and (ii) any excess of such amount, to us (subject to any necessary approvals from applicable gaming authorities required for owner to pay, and us to receive, such funds).

If the exercise of the call right is permissible, the parties will use good faith, commercially reasonable efforts, for a period of ninety days following the delivery of the election notice to negotiate and enter into a sale agreement and conveyance and ancillary documents with respect to the applicable property together with a leaseback agreement.

Golf Course Use Agreement

The Golf Course Use Agreement will address the TRS’ grant to CEOC and CES (collectively, the “users”) of certain priority rights and privileges with respect to access and use of the following golf course properties: Rio Secco (Henderson, Nevada), Cascata (Boulder City, Nevada), Chariot Run (Laconia, Indiana) and Grand Bear (Saucier, Mississippi). Pursuant to the Golf Course Use Agreement, the users will be granted specific rights and privileges to the golf courses, including (i) preferred access to tee times for guests of users’ casinos and/or hotels located within the same markets as the golf courses, (ii) preferred rates for guests of users’ casinos and/or hotels located within the same markets as the golf courses, and (iii) availability for golf tournaments and events at preferred rates and discounts. In addition, the TRS will be required to reserve a certain number of tee times for users’ guests on any and all dates as well as make commercially reasonable efforts to place users’ guests once the aforementioned reserved tee times have been utilized and at all other times when tee time inventory is limited. Pursuant to the Golf Course Use Agreement, the users will be required to use commercially reasonable efforts to refer to the TRS a minimum number of complimentary golf rounds per month at each of the golf courses. Payments under the Golf Course Use Agreement will be comprised of a membership fee, use fee and minimum rounds fee.

Tax Matters Agreement

The Tax Matters Agreement will address matters relating to the payment of taxes and entitlement to tax refunds by CEC, CEOC, the Operating Partnership and us, and will allocate certain liabilities, including providing for certain covenants and indemnities, relating to the payment of such taxes, receipt of such refunds, and preparation of tax returns relating thereto. In general, the Tax Matters Agreement will provide for the preparation and filing by CEC of tax returns relating to CEOC and for the preparation and filing by us of tax returns relating to us and our operations. To the extent that any matters contained in any tax return prepared by CEC relate to our taxes, we will have the right to review and comment on such items and, similarly, to the extent that any matters contained in any tax return prepared by us relate to CEOC’s taxes, CEC will have the right to review and comment on such items. Under the Tax Matters Agreement, CEC will indemnify us for any taxes allocated to CEOC which we are required to pay pursuant to our tax returns and we will indemnify CEC for any taxes allocated to us which CEC or CEOC is required to pay pursuant to a CEC or CEOC tax return. We will have the right to participate in the contest of any matters relating to any CEC or CEOC tax return that relate to matters for which we have indemnification responsibilities and CEC will have the right to participate in the contest of any matters relating to any of our tax returns that relate to matters for which CEC has indemnification responsibilities.

The Tax Matters Agreement will set forth the parties’ intent that certain transactions entered into as part of the Plan of Reorganization will qualify as tax-free under the Code. The Tax Matters Agreement will provide that CEC, CEOC and we will not take certain actions which may be inconsistent with certain facts presented and representations made relating to the foregoing intended tax treatment without obtaining a supplemental ruling from the IRS or, if mutually agreed, an opinion of a nationally recognized law or accounting firm that such actions will not affect the foregoing intended tax treatment. The parties will agree generally not to file tax returns or take any other action (or refrain from taking action) in a manner inconsistent with the foregoing intended tax treatment. Under the Tax Matters Agreement, CEC will indemnify us for taxes attributable to acts or omissions taken by CEC and we will indemnify CEC for taxes attributable to our acts or omissions in each case that cause a failure of the transactions entered into as part of the Plan of Reorganization to qualify for the intended tax treatment described above.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our strategic objectives, see “Business” and “Properties.”

Our business is focused primarily on gaming and leisure sector properties and activities directly related thereto. We own 19 market-leading properties and own and operate four golf courses. We believe there are potential opportunities to acquire or develop additional gaming, hospitality and entertainment destinations. Our future investment and development activities will not be limited to any geographic area or to a specific percentage of our assets. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may participate with third parties in property ownership, through joint ventures or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock or options to purchase stock or interests in our subsidiaries, including our Operating Partnership.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act of 1940, as amended.

Investments in Real Estate Mortgages

Although we do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, we may elect, in our discretion, to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. We have no current plans to make additional investments in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities of third parties, such as bonds, preferred stocks or common stock.

ITEM 1.A RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the following risks, as well as the other information contained in this registration statement, before making an investment in our common stock. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows may be adversely affected. This could cause the value of our common stock to decline and you could lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this registration statement, we deem immaterial may also harm our business. Some statements included in this registration statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Business Following the Restructuring

We will be dependent on CEOC and CEC until we are able to substantially diversify our portfolio, and an event that has a material adverse effect on CEOC’s and CEC’s businesses, financial positions, or results of operations could have a material adverse effect on our business, financial position, or results of operations.

Immediately following the Effective Date, CEOC will be the lessee of our properties pursuant to the Lease Agreements and CEC will guarantee CEOC’s obligations under the Lease Agreements. The Lease Agreements will account for a significant majority of our revenues. Additionally, because the Lease Agreements are triple-net leases, we will depend on CEOC to pay all insurance, taxes, utilities, and maintenance and repair expenses in connection with these leased properties and to indemnify, defend, and hold us harmless from and against various claims, litigation, and liabilities arising in connection with our businesses. See “Business—Relationship Between VICI REIT and CEOC and CEC After the Restructuring—Lease Agreements—Triple Net Lease, Capital Expenditures, Material Alterations.” Although CEC will guarantee CEOC’s monetary obligations under the Lease Agreements, there can be no assurance that CEOC and/or CEC will have sufficient assets, income, and access to financing to enable them to satisfy their payment obligations on account of the Lease Agreements. CEOC and CEC rely on the properties they own and/or operate for income to satisfy their obligations, including their debt service requirements and lease payments due to us under the Lease Agreements and CEC’s guarantee. If income from these properties were to decline for any reason, or if the CEOC’s or CEC’s debt service requirements were to increase, whether due to an increase in interest rates or otherwise, CEOC may become unable or unwilling to satisfy its payment obligations under the Lease Agreements and CEC may become unable or unwilling to make payments under its guarantee of the Lease Agreements.

The inability or unwillingness of CEOC and/or CEC to meet their rent obligations and other obligations under the Lease Agreements and the related guarantee could materially adversely affect our business, financial position, or results of operations, including our ability to pay dividends to our stockholders as required to maintain our status as a REIT. For these reasons, if CEOC and/or CEC were to experience a material adverse effect on their gaming businesses, financial positions, or results of operations, our business, financial position, or results of operations could also be materially adversely affected.

In addition, due to our dependence on rental payments from CEOC as a primary source of revenues, we may be limited in our ability to enforce our rights under the Lease Agreements or to terminate the lease with respect to a particular property. Failure by CEOC to comply with the terms of the Lease Agreements or to comply with the gaming regulations to which the leased properties are subject could require us to find another lessee for such leased property and there could be a decrease or cessation of rental payments by CEOC. In such event, we may be unable to locate a suitable lessee at similar rental rates or at all, which would have the effect of reducing our rental revenues.

The Series A preferred stock has significant redemption and repayment rights that could have a material adverse effect on our liquidity and available financing for our ongoing operations.

The Series A preferred stock is redeemable at the option of the holders thereof, in whole or in part, (i) at any time after the tenth anniversary of the Effective Date, (ii) upon a breach of the articles governing the Series A preferred stock or (iii) upon certain bankruptcy, insolvency proceeding or reorganization or similar event. If we do not have sufficient funds available to redeem on any redemption date all shares of Series A preferred stock requested to be redeemed by the holders thereof, we will be required to redeem a portion of such holder’s redeemable shares of such stock out of funds available therefor and to redeem the remaining shares as soon as practicable after it has funds available therefor. Holders of shares of Series A preferred stock that were requested to be redeemed and were not so redeemed on the redemption date will be entitled to an additional amount equal to 5% per annum of the redemption price of the shares of Series A preferred stock not so redeemed, compounding quarterly and accruing on a daily basis during the period from the original redemption date through and including the actual redemption date of such shares of Series A preferred stock, payable only in U.S. dollars. The liquidation preference for such shares will include any such unpaid additional amount. The election of the holders of the Series A preferred stock to redeem the Series A preferred stock could subject us to decreased liquidity and other negative impacts on our business, results of operations, and financial condition.

We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

As the landlord of gaming facilities, we are impacted by the risks associated with the gaming industry. Therefore, so long as our investments are concentrated in gaming-related assets, our success is dependent on the gaming industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we, CEOC, as our tenants’ parent, and our other tenants, have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the gaming business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio, particularly because a component of the rent under the Lease Agreements will be based, over time, on the performance of the gaming facilities operated by CEOC on our properties.

The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services and, in a broader sense, gaming operators face competition from all manner of leisure and entertainment activities. Gaming competition is intense in most of the markets where our facilities are located. Recently, there has been additional significant competition in the gaming industry as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. As competing properties and new markets are opened our business results may be negatively impacted. Additionally, decreases in discretionary consumer spending brought about by weakened general economic conditions such as, but not limited to, lackluster recoveries from recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, weakness in the housing market, cultural and demographic changes and increased stock market volatility may negatively impact our revenues and operating cash flows.

A substantial portion of our cash will be used to satisfy our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, limiting our ability to pursue our growth strategy.

Following the Effective Date, we will have substantial debt service obligations. On a pro forma basis giving effect to the Restructuring, without giving effect to the PropCo Equity Election and assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated and we issue $1,758.0 million of Second Lien Notes and $100.0 million of CPLV Mezzanine Debt, for the year ended December 31, 2016, we would have had an aggregate of $6,050.0 million of outstanding indebtedness under our Term Loans, our First Lien Notes, Second

Lien Notes, the CPLV Market Debt and the CPLV Mezzanine Debt. Pursuant to the terms of the agreements governing this indebtedness, we will be required to make annual cash interest payments, which would have totaled approximately $354.1 million on a pro forma basis for the year ended December 31, 2016.

In addition, the Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In order to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, a substantial portion of our cash flow after operating expenses and debt service will be required to be distributed.

Because of the limitations on the amount of cash available to us after satisfying our debt service obligations and our distribution obligations to maintain our status as a REIT and avoid current entity level U.S. federal income taxes, our ability to pursue our growth strategies will be limited.

We face extensive regulation from gaming and other regulatory authorities, and our charter provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

The ownership, operation, and management of gaming and racing facilities are subject to pervasive regulation. These gaming and racing regulations impact our gaming and racing tenants and persons associated with our gaming and racing facilities, which in many jurisdictions include us as the landlord and owner of the real estate. Certain gaming authorities in the jurisdictions in which we hold properties may require us and/or our affiliates to maintain a license as a key business entity or supplier because of our status as landlord. Gaming authorities also retain great discretion to require us to be found suitable as a landlord, and certain of our stockholders, officers and directors may be required to be found suitable as well.

In many jurisdictions, gaming laws can require certain of our shareholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

Gaming authorities may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards. If we are required to be found suitable and are found suitable as a landlord, we will be registered as a public company with the gaming authorities and will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a shareholder or to have any other relationship with us, we:

•	pay that person any distribution or interest upon any of our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5% of a publicly-traded company, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification, licensure or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for passive investment purposes only. Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest.

Further, our directors, officers, key employees and investors in our shares must meet approval standards of certain gaming regulatory authorities. If such gaming regulatory authorities were to find such a person or investor unsuitable, we may be required to sever our relationship with that person or the investor may be required to dispose of his, her or its interest in us. Our charter provides that all of our shares held by investors who are found to be unsuitable by regulatory authorities are subject to redemption upon our receipt of notice of such finding. Gaming regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards.

Additionally, substantially all material loans, significant acquisitions, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities in advance of the transaction. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise may be subject to receipt of prior approval of certain gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries (and certain of our affiliates) must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Failure to satisfy the stringent licensing standards may preclude entities from acquiring control of us or one of our subsidiaries (and certain of our affiliates) and/or require the entities to divest such control.

Required regulatory approvals can delay or prohibit transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

CEOC (and any future tenants of our gaming properties) will be required to be licensed under applicable law in order to operate any of our gaming properties as gaming facilities. If the Lease Agreements or any future lease agreements we will enter into are terminated (which could be required by a regulatory agency) or expire, any new tenant must be licensed and receive other regulatory approvals to operate the properties as gaming facilities. Any delay in or inability of the new tenant to receive required licenses and other regulatory approvals from the applicable state and county government agencies may prolong the period during which we are unable to collect the applicable rent. Further, in the event that the Lease Agreements or future agreements are terminated or expire and a new tenant is not licensed or fails to receive other regulatory approvals, the properties may not be operated as gaming facilities and we will not be able to collect the applicable rent. Moreover, we may be unable to transfer or sell the affected properties as gaming properties, which would adversely impact our financial condition and results of operation.

CEOC may choose not to renew the Lease Agreements.

The Lease Agreements have an initial lease term of 15 years with the potential to extend the term for four additional five-year terms thereafter, solely at the option of CEOC. At the expiration of the initial lease term or of any additional renewal term thereafter, CEOC may choose not to renew the Lease Agreements. If the Lease Agreements expire without renewal, and we are not able to find suitable tenants to replace CEOC, our results of operations and our ability to maintain previous levels of distributions to stockholders may be adversely affected.

The Lease Agreements may restrict our ability to sell the properties.

Our ability to sell or dispose of our properties may be hindered by the fact that such properties are subject to the Lease Agreements, as the terms of the Lease Agreements require that a purchaser enter into a severance lease with CEOC for the sold property on substantially the same terms as contained in the applicable Lease Agreement, which may make our properties less attractive to a potential buyer than alternative properties that may be for sale.

We will have a substantial amount of indebtedness outstanding, which may affect our ability to pay distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.

On a pro forma basis giving effect to the Restructuring, without giving effect to the PropCo Equity Election and assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated and we issue $100.0 million of CPLV Mezzanine Debt, for the year ended December 31, 2016, we would have had an aggregate of $6,050.0 million of outstanding indebtedness under our Term Loans, our First Lien Notes, Second Lien Notes, the CPLV Market Debt and the CPLV Mezzanine Debt. Payments of principal and interest under this indebtedness, or any other instruments governing debt we may incur in the future, may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to qualify or maintain qualification as a REIT. Our substantial outstanding indebtedness or future indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities, including exercising our rights of first refusal and call rights described herein, or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate payment of outstanding loans;

•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements and these agreements may not effectively hedge interest rate fluctuation risk; and

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans.

If any one of these events were to occur, our financial condition, results of operations, cash flows, market price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected. In addition, the foreclosure on our properties could create taxable income without accompanying cash proceeds, which could result in entity level taxes to us or could adversely affect our ability to meet the distribution requirements necessary to qualify as a REIT.

Our ability to refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

The Term Loans and the First Lien Notes will become due in 2022 and the Second Lien Notes will become due in 2023. Our ability to refinance these indebtedness, and any other of our indebtedness, will depend, in part, on our financial performance and condition and economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot assure you that we will be able to refinance the Term Loans, the First Lien Notes, the Second Lien Notes, or any of our other indebtedness, on commercially reasonable terms or at all. If we are not able to refinance our indebtedness as it becomes due, we will be obligated to pay such indebtedness with cash from our operations and we may not have sufficient cash to do so.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness are expected to contain customary covenants, including restrictions on our ability to grant liens on our assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, the lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. If we were unable to repay or refinance the accelerated debt, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our properties, and our assets may not be sufficient to repay such debt in full. Covenants that limit our operational flexibility as well as defaults under our debt instruments could have a material adverse effect on our business, financial position or results of operations.

Our debt service requirements expose us to the possibility of foreclosure, which could result in the loss of our investment in our properties.

On a pro forma basis giving effect to the Restructuring, without giving effect to the PropCo Equity Election and assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated and we issue $100.0 million of CPLV Mezzanine Debt, for the year ended December 31, 2016, we would have had an aggregate of $6,050.0 million of outstanding indebtedness under our Term Loans, our First Lien Notes, Second Lien Notes, the CPLV Market Debt and the CPLV Mezzanine Debt. Our indebtedness is collateralized by substantially all of our properties. If we are unable to meet the required debt service payments, the lenders of our indebtedness could foreclose on our properties and we could lose our investment. Alternatively, if we decide to sell assets in the current market to raise funds to repay matured debt, it is possible that the collateralized properties will be disposed of at a loss.

A rise in interest rates may increase our overall interest rate expense and could adversely affect our stock price.

The senior secured credit facilities, the First Lien Notes, the CPLV Market Debt and the CPLV Mezzanine Debt are subject to variable interest rates. A rise in interest rates may increase our overall interest rate expense and have an adverse impact on distributions to our stockholders. The risk presented by holding variable-rate indebtedness can be managed or mitigated by utilizing interest rate protection products. However, there is no assurance that we will utilize any of these products or that such products will be available to us. In addition, in the event of a rise in interest rates, we may be unable to replace maturing debt with new debt at equal or better interest rates.

Further, the dividend yield on our common stock, as a percentage of the price of such common stock, will influence the price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which would adversely affect the market price of our common stock.

We may not be able to purchase the properties subject to the Call Right Agreements if we are unable to obtain additional financing.

The Call Right Agreements provide for our right for up to five years after the Effective Date to enter into binding agreements to purchase the real property interest and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin, and/or Harrah’s New Orleans from affiliates of CEOC that currently own such properties. In order to exercise these call rights, we may be required to secure additional financing and our substantial level of indebtedness following the Effective Date or other factors could limit our ability to do so. If we are unable to obtain financing on terms acceptable to us, we may not be able to exercise our call rights and acquire these properties. There can be no assurance that we will be able to exercise our call rights.

Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.

We intend to pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed.

We will operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment’s performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or the operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Further, even if we were able to acquire additional properties in the future, there is no guarantee that such properties would be able to maintain their historical performance. In addition, our financing of these acquisitions could negatively impact our cash flows and liquidity, require us to incur substantial debt or involve the issuance of substantial new equity, which would be dilutive to existing stockholders. We will have a substantial amount of indebtedness outstanding as of the Effective Date, which may affect our ability to pay distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations. In addition, we cannot assure you that we will be successful in implementing our growth strategy or that any expansion will improve operating results. The failure to identify and acquire new properties effectively, or the failure of any acquired properties to perform as expected, could have a material adverse effect on us and our ability to make distributions to our stockholders.

We may sell or divest different properties or assets after an evaluation of our portfolio of businesses. Such sales or divestitures would affect our costs, revenues, profitability and financial position.

From time to time, we may evaluate our properties and may, as a result, sell or attempt to sell, divest, or spin-off different properties or assets. These sales or divestitures would affect our costs, revenues, profitability, financial position, liquidity and our ability to comply with debt covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts.

Our properties are subject to risks from natural disasters such as earthquakes, hurricanes and severe weather.

Our properties are located in areas that may be subject to natural disasters, such as earthquakes, and extreme weather conditions, including, but not limited to, hurricanes. Such natural disasters or extreme weather conditions may interrupt operations at the casinos, damage our properties, and reduce the number of customers who visit our facilities in such areas. A severe earthquake could damage or destroy our properties. In addition, our operations could be adversely impacted by a drought or other cause of water shortage. A severe drought of extensive duration experienced in Las Vegas or in the other regions in which we expect to operate could adversely affect the business and results of operations at our properties. Although CEOC will be required to maintain both property and business interruption insurance coverage, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we or CEOC will be able to fully insure such losses or fully collect, if at all, on claims resulting from such natural disasters. While the Lease Agreements will require, and new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by CEOC, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property. If we experience a loss that is uninsured or that exceeds our policy coverage limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.

In addition, the Lease Agreements will allow CEOC to remove a property from the Non-CPLV Lease Agreements and to terminate the CPLV Lease Agreements during the final two years of the initial lease terms if the cost to rebuild or restore a property in connection with a casualty event exceeds 25% of total property fair market value. Similarly, if a condemnation event occurs that renders a facility unsuitable for its primary intended use, CEOC may remove the property from the Non-CPLV Lease Agreements and may terminate the CPLV Lease Agreements. If a property is removed from the Non-CPLV Lease Agreements or if the CPLV Lease Agreements is terminated, we will lose the rent associated with the related facility, which would have a negative impact on our revenues. In this event, following termination of the lease of a property, even if we are able to restore the affected property, we could be limited to selling or leasing such property to a new tenant in order to obtain an alternate source of revenue, which may not happen on comparable terms or at all.

Certain properties are subject to restrictions pursuant to reciprocal easement agreements, operating agreements or similar agreements.

Many of the properties that we own are, and properties that we may acquire in the future may be, subject to use restrictions and/or operational requirements imposed pursuant to ground leases, restrictive covenants or conditions, reciprocal easement agreements or operating agreements (collectively, “Property Restrictions”) that could adversely affect our ability to lease space to third parties. Such Property Restrictions could include, for example, limitations on alterations, changes, expansions, or reconfiguration of properties; limitations on use of properties; limitations affecting parking requirements; or restrictions on exterior or interior signage or facades. In certain cases, consent of the other party or parties to such agreements may be required when altering, reconfiguring, expanding or redeveloping. Failure to secure such consents when necessary may harm our ability to execute leasing strategies, which could adversely affect our business, financial condition or results of operations.

The loss of the services of key personnel could have a material adverse effect on our business.

Our success depends in large part upon the leadership and performance of our executive management team, particularly John Payne, our president and chief operating officer, and Mary Beth Higgins, our chief financial officer. Any unforeseen loss of our executive officers’ services, or any negative market or industry perception with respect to them or arising from their loss, could have a material adverse effect on our businesses. We do not have key man or similar life insurance policies covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us, and there can be no assurance that any such officers will remain with us. The appointment of certain key members of our executive management team will be subject to regulatory approvals based upon suitability determinations by gaming regulatory authorities in the jurisdictions where our properties are located. If any of our executive officers is found unsuitable by any such gaming regulatory authorities, or if we otherwise lose their services, we would have to find alternative candidates and may not be able to successfully manage our business or achieve our business objectives.

If we cannot attract, retain and motivate employees, we may be unable to compete effectively and lose the ability to improve and expand our businesses.

Our success and ability to grow depend, in part, on our ability to hire, retain and motivate sufficient numbers of talented people with the increasingly diverse skills needed to serve clients and expand our business. We face intense competition for highly qualified, specialized technical, managerial, and consulting personnel. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, CEOC’s Chapter 11 proceedings may make recruiting executives to our businesses more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We may become involved in legal proceedings that, if adversely adjudicated or settled, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The nature of our business subjects us to the risk of lawsuits related to matters incidental to our business filed by our tenants, customers, employees, competitors, business partners and others. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

As an owner of real property, we will be subject to various federal, state and local environmental and health and safety laws and regulations. Although we will not operate or manage most of our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release. Further, some environmental laws create a lien on a contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination.

Although under the Lease Agreements CEOC will undertake to indemnify us for certain environmental liabilities, including environmental liabilities it causes, the amount of such liabilities could exceed the financial ability of CEOC to indemnify us. In addition, the presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease our properties or to borrow using our properties as collateral.

We may be required to contribute insurance proceeds with respect to casualty events at our properties to the lenders under our debt financing agreements.

In the event that we were to receive insurance proceeds with respect to a casualty event at any of our properties, we may be required under the terms of our debt financing agreements to contribute all or a portion of those proceeds to the repayment of such debt, which may prevent us from restoring such properties to their prior state. If the remainder of the proceeds (after any such required repayment) were insufficient to make the repairs necessary to restore the damaged properties to a condition substantially equivalent to its state immediately prior to the casualty, we may not have sufficient liquidity to otherwise fund these repairs and may be required to obtain additional financing, which could adversely affect our business, financial position or results of operations.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on us.

As a reporting company, we will be required to develop and implement substantial control systems, policies and procedures in order to maintain our REIT qualification and satisfy our periodic SEC reporting requirements. We cannot assure you that we will be able to successfully develop and implement these systems, policies and procedures and to operate our company or that any such development and implementation will be effective. Failure to do so could jeopardize our status as a REIT or as a reporting company, and the loss of such statuses would materially and adversely affect us. If we fail to develop, implement or maintain proper overall business controls, including as required to support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our public company reporting obligations and cause investors to lose confidence in our reported financial information, which could have a material adverse effect on us.

Risk Factors Relating to the Restructuring

After the Restructuring, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a stand-alone company primarily focused on owning a portfolio of gaming properties.

We have no historical operations as an independent company and may not have the infrastructure and personnel necessary to operate as a separate company without relying on CEOC to provide certain services on a transitional basis. As of the Effective Date, and for a limited period of time, CEOC will be obligated to provide certain limited transition services to allow us time, if necessary, to operate as a stand-alone company without relying on such services. Following the expiration of such period of time, CEOC will be under no obligation to provide assistance to us. As a stand-alone entity, we will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with the listing requirements of the exchange where we list our common stock, if any, and with applicable state gaming rules and regulations, as well as compliance with generally applicable tax and accounting rules. Because our business has not operated as a stand-alone company, we cannot ensure that we will be able to successfully implement the infrastructure or retain the personnel necessary to operate as a stand-alone company or that we will not incur costs in excess of anticipated costs to establish such infrastructure and retain such personnel.

The historical and pro forma financial information included in this registration statement may not be a reliable indicator of future results.

We are a newly organized company with no operating history. Therefore, our growth prospects must be considered in light of the risks, expenses and difficulties frequently encountered when any new business is formed. We cannot assure you that we will be able to successfully operate our business profitably or implement our operating policies and investment strategy as described in this registration statement. Further, we have not historically operated as a REIT, which may place us at a competitive disadvantage that our competitors may exploit. We urge you to carefully consider the information included in this registration statement concerning us in making an investment decision.

The financial statements and the pro forma financial information included herein may not reflect what our business, financial position or results of operations will be in the future when we are a separate, public company. The properties contributed to our Operating Partnership by CEOC in connection with the Restructuring were historically operated by CEOC as part of its larger corporate organization and not as a stand-alone business or independent company. The pro forma financial information that we have included in this registration statement may not reflect what our financial condition, results of operations or cash flows would have been had we existed as a stand-alone business or independent entity, or had we operated as a REIT, during the periods presented. Significant changes will occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and the entry into transactions with CEOC that have not existed historically, including the Lease Agreements.

The pro forma financial information included in this registration statement was prepared on the basis of assumptions derived from available information that we believe to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. Therefore, the financial information we have included in this registration statement may not necessarily be indicative of what our financial condition, results of operations or cash flows will be in the future. For additional information about the basis of presentation of the financial information included in this registration statement, see “Financial Information” and the financial statements included elsewhere in this registration statement.

Our actual financial results may vary significantly from the financial projections filed with the Bankruptcy Court.

In connection with the Plan of Reorganization, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections are neither included nor incorporated by reference in this registration statement and should not be relied upon in connection with the purchase of our common stock. At the time they were prepared, the projections reflected numerous assumptions concerning anticipated future performance and market and economic conditions that were and remain beyond our and the Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections and the variations may be material.

We may be unable to achieve the benefits that the Debtors expected to achieve from the separation of the Debtors into CEOC and our company.

We believe that as a company independent from CEOC, we will have the ability, subject to the Right of First Refusal Agreement, to pursue transactions with other gaming operators that would not pursue transactions with CEOC as a current competitor, to fund acquisitions with its equity on significantly more favorable terms than those that would be available to CEOC, to diversify into different businesses in which CEOC, as a practical matter, could not diversify, and to pursue certain transactions that CEOC otherwise would be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits that the Debtors expected us to achieve as a company independent from CEOC in the time the Debtors expect, if at all.

Our management team may have limited experience operating as part of a REIT structure.

The requirements for qualifying as a REIT are highly technical and complex. We have never operated as a REIT, and our and our subsidiaries’ management teams may have limited experience in complying with the income, asset, and other limitations imposed by the real estate investment provisions of the Code. Any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income could be reduced and we could incur a loss, which could materially harm our business, financial position, or results of operations. In addition, there is no assurance that any past experience with the acquisition, development, and disposition of gaming facilities will be sufficient to enable us to successfully manage our portfolio of properties as required by our business plan or the REIT provisions of the Code.

We cannot be certain that the bankruptcy proceedings will not adversely affect our operations going forward.

Our properties have been operating in bankruptcy for the past two years and we cannot assure you that having been subject to bankruptcy will not adversely affect our operations going forward. For example, we may be subject to claims that were not discharged in the bankruptcy proceedings, which could have a material adverse effect on our results of operations and profitability. Substantially all of the material claims against the Debtors that arose prior to the date of the bankruptcy filing were addressed during the Chapter 11 proceedings. In addition, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and certain debts arising afterwards. Circumstances in which claims and other obligations that arose prior to the bankruptcy filing were not discharged primarily relate to certain actions by governmental units under police power authority, where we have agreed to preserve a claimant’s claims, as well as, potentially, instances where a claimant had inadequate notice of the bankruptcy filing. If any such claims remain, the ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations and profitability.

Our separation from CEOC could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position, or results of operations.

Disputes with third parties could arise out of our separation from CEOC, and we could experience unfavorable reactions to the separation from employees, ratings agencies, regulators, or other interested parties. These disputes and reactions of third parties could have a material adverse effect on our business, financial position, or results of operations. In addition, disputes between us and CEOC and its subsidiaries could arise in connection with any of the Lease Agreements, the Management and Lease Support Agreement, the Right of First Refusal Agreement, the Call Right Agreements, or other agreements.

If our separation from CEOC, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we and CEOC could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify CEOC for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

The IRS issued a private letter ruling with respect to certain issues relevant to the separation from CEOC, substantially to the effect that, among other things, the separation from CEOC and certain related transactions will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under certain provisions of the Code. The IRS ruling does not address certain requirements for tax-free treatment of the separation, and we expect to receive from our tax advisors a tax opinion substantially to the effect that, with respect to such requirements on which the IRS did not rule, such requirements should be satisfied. The IRS ruling, and the tax opinions that we expect to receive from our tax advisors, relied on and will rely on, among other things, certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the IRS ruling and the opinions would not be valid if such representations, assumptions and undertakings were incorrect in any material respect.

Notwithstanding the IRS ruling and the tax opinions, the IRS could determine the separation should be treated as a taxable transaction for U.S. federal income tax purposes if it determines any of the representations, assumptions or undertakings that were included in the request for the IRS ruling are false or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the IRS ruling.

If the reorganization fails to qualify for tax-free treatment, in general, CEOC would be generally subject to tax as if it had sold our assets to us in a taxable sale for their fair market value, and CEOC’s shareholders who receive shares of our common stock in the separation would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Under the Tax Matters Agreement that we will enter with CEC and CEOC, we generally will be required to indemnify CEC and CEOC against any tax resulting from the separation to the extent that such tax resulted from certain of our representations or undertakings being incorrect or violated. Our indemnification obligations to CEC and CEOC will not be limited by any maximum amount. As a result, if we are required to indemnify CEC and CEOC or such other persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

Risks Related to our Status as a REIT

We may not maintain our status as a REIT.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017, and expect to operate in a manner that will allow us to continue to be classified as such. Once an entity is qualified as a REIT, the Code generally requires that such entity distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it distributes annually less than 100% of its REIT taxable income including capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

Under the terms of the Lease Agreements, during the first several years of the leases, rental income will be allocated for tax purposes generally in an amount greater than cash rents. As a result, in order to avoid current entity level U.S. federal income taxes, a substantial portion of our cash flow after operating expenses and debt service will be required to be distributed.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT. As a result, the amount available for distribution to holders of equity securities that would otherwise receive dividends would be reduced for the year or years involved.

The opinion of our special counsel regarding our status as a REIT does not guarantee our ability to qualify as a REIT.

Our special counsel, Kirkland & Ellis LLP, will render an opinion to us to the effect that we have been organized in conformity with the requirements for qualification as a REIT and our proposed method of operation described in this registration statement and as represented by management has enabled us, and will enable us, to satisfy the requirements for such qualification. This opinion will be based on representations made by us as to certain factual matters relating to our organization and our actual and intended or expected manner of operation. In addition, this opinion will be based on the law existing and in effect on the Effective Date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below. Kirkland & Ellis LLP will not review our compliance with these tests on a continuing basis. Accordingly, no assurance can be given that we will satisfy such tests on a continuing basis. Also, the opinion of Kirkland & Ellis LLP will represent counsel’s legal judgment based on the law in effect as of the Effective Date, is not binding on the IRS or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Kirkland & Ellis LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

We may in the future choose to pay dividends in the form of our own common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

We may seek in the future to distribute taxable dividends that are payable in cash or our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders receiving dividends in the form of common stock may be required to pay income taxes with respect to such dividends in excess of the cash dividends received, if any. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. In addition, in such case, a U.S. stockholder could have a capital loss with respect to the common stock sold that could not be used to offset such dividend income. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, such a taxable share dividend could be viewed as equivalent to a reduction in our cash distributions, and that factor, as well as the possibility that a significant number of our stockholders determine to sell our common stock in order to pay taxes owed on dividends, may put downward pressure on the market price of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is currently 20% (and an additional 3.8% tax on net investment income may also be applicable, which as of the date of this registration statement, the House of Representatives has voted to repeal). Dividends payable by REITs, however, generally are not eligible for the reduced rates applicable to “qualified dividends”. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on any undistributed portion of such taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid paying entity level or excise tax. We may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. In addition, during the first several years of the leases, under the terms of the Lease Agreements, rental income will be allocated for tax purposes generally in an amount greater than cash rents. Further, we may generate taxable income greater than our cash flow from operations after operating expenses and debt service as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. In order to avoid current entity level U.S. federal income taxes, we will generally be required to distribute sufficient cash flow after operating expenses and debt service payments to satisfy REIT distribution requirements. While we intend to make distributions to our stockholders to comply with the REIT requirements of the Code, we may not have sufficient liquidity to meet the REIT distribution requirements. If our cash flow is insufficient to satisfy the REIT distribution requirements, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions or issue dividends in the form of shares of our common stock to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, in order to meet the REIT qualification requirements, we currently hold and expect in the future to hold some of our assets or conduct certain of our activities through one or more TRSs or other subsidiary corporations that will be subject to federal, state, and local corporate-level income taxes as regular C corporations (i.e., corporations generally subject to corporate-level income tax under Subchapter C of Chapter 1 the Code). In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s length basis. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

If our Operating Partnership failed to qualify as a partnership or a disregarded entity for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. As a partnership or a disregarded entity, our Operating Partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, it is likely that we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to qualify as a partnership or a disregarded entity could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

We may be subject to built-in gains tax on the disposition of certain of our properties.

If we acquire certain properties in tax-deferred transactions, which properties were held by one or more C corporations before they were held by us, we may be subject to a built-in gain tax on future disposition of such properties. This will be the case with respect to all or substantially all of the properties acquired from CEOC pursuant to the Restructuring. If we dispose of any such properties during the five-year period following acquisition of the properties from the respective C corporation (i.e., during the five-year period following ownership of such properties by a REIT), we will be subject to U.S. federal income tax (and applicable state and local taxes) at the highest corporate tax rates on any gain recognized from the disposition of such properties to the extent of the excess of the fair market value of the properties on the date that they were contributed to or acquired by us in a tax-deferred transaction over the adjusted tax basis of such properties on such date, which are referred to as built-in gains. Similarly, if we recognize certain other income considered to be built-in income during the five-year period following the property acquisitions described above, we could be subject to U.S. federal tax under the built-in gains tax rules. We would be subject to this corporate-level tax liability (without the benefit of the deduction for dividends paid) even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and the REIT distribution requirements. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose to forego otherwise attractive opportunities to sell assets in a taxable transaction during the five-year built-in gain recognition period in order to avoid this built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. The amount of any such built-in gain tax could be material and the resulting tax liability could have a negative effect on our cash flow and limit our ability to pay distributions required to maintain our status as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfy the REIT gross income tests (including gain from the termination of such a transaction) does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

We may pay a purging distribution, if any, in common stock and cash.

In order to qualify as a REIT, we must distribute any “earnings and profits,” as defined in the Code, that are allocated from CEOC to us in connection with the spin-off transaction by the end of the first taxable year in which we elect REIT status (the “purging distribution”). We may pay a purging distribution to our shareholders, if any, in a combination of cash and shares of our common stock. Each of our shareholders will be permitted to elect to receive the shareholder’s entire entitlement under the purging distribution in either cash or shares of our common stock, subject to a cash limitation. The cash limitation will in no event be less than 20% of the purging distribution declaration (without regard to any cash that may be paid in lieu of fractional shares). If our shareholders elect to receive an amount of cash in excess of the cash limitation, each such electing shareholder will receive a pro rata amount of cash corresponding to the shareholder’s respective entitlement under the purging distribution declaration. The IRS issued a private letter ruling to us providing generally that, subject to the terms and conditions contained therein, the amount of any shares of our common stock received by any of our shareholders as part of the purging distribution will be considered to equal the amount of cash that could have been received instead. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling. In the purging distribution, a shareholder of our common stock will be required to report dividend income equal to the amount of cash and common stock received as a result of the purging distribution even though we may distribute no cash or only nominal amounts of cash to such shareholder.

Risks Related to Our Organizational Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

The Maryland General Corporation Law (“MGCL”) provides that a director has no liability in any action based on an act of the director if he or she has acted in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the MGCL, our charter will limit the liability of our directors and officers to our company and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated.

Our charter and our amended and restated bylaws (our “bylaws”) will also obligate us to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law. In addition, we will enter into indemnification agreements with our directors and executive officers that will provide for indemnification and advance expenses to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Our board of directors may change our major corporate, investment and financing policies without stockholder approval and those changes may adversely affect our business.

Our board of directors will determine and may alter or eliminate our major corporate policies, including our acquisition, investment, financing, growth, operations and distribution policies and whether to maintain our status as a REIT. While our stockholders have the power to elect or remove directors, our stockholders will have limited direct control over changes in our policies and those changes could adversely affect our business, financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Our charter and bylaws will contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws will contain provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

•	Our charter contains restrictions on the ownership and transfer of our stock.

In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock.

The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of 9.8% or less of the outstanding shares of a class or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits.

Among other restrictions on ownership and transfer of shares, our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void.

These ownership limits may prevent a third-party from acquiring control of us if our board of directors does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests. The Plan of Reorganization provides that an exemption from the 9.8% ownership limit will be granted to certain creditors of CEOC, and our board may provide exceptions for other shareholders, subject in each case to certain initial and ongoing conditions designed to protect our status as a REIT.

•	Our board of directors has the power to cause us to issue and authorize additional shares of our stock without stockholder approval.

Our charter authorizes us to issue authorized but unissued shares of common or preferred stock in addition to the shares of common stock issued and outstanding as of the date of this registration statement. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. See “Description of Registrant’s Securities to be Registered—Power to Reclassify and Issue Stock.”

Certain provisions of Maryland law may limit the ability of a third-party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third-party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, (a) prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares of our common stock) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and (b) thereafter impose two super-majority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights with respect to “control shares” except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all votes entitled to be cast by the acquirer of control shares, and by any of our officers and employees who are also our directors.

Our charter will provide that, notwithstanding any other provision of our charter or our bylaws, the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL) will not apply to any business combination between us and any interested stockholder of ours and that we expressly elect not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part. Any amendment to such provision of our charter must be approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. Pursuant to the MGCL, our bylaws will provide that the Maryland Business Combination Act will not apply to any business combination between us and any interested stockholder and will contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that this exemption contained in our bylaws will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what will be provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board. However, our charter provides that we are prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all shares of ours then outstanding and entitled to be cast on the matter. See “Description of Registrant’s Securities to be Registered—Certain Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

A small number of our stockholders could significantly influence our business and affairs.

Upon emergence from bankruptcy, a few financial institutions may own substantial amounts of our outstanding common stock. Large holders may be able to affect matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies we are taking advantage of in this registration statement will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will lose our status as an emerging growth company on the Effective Date as a result of the issuance of over $1.0 billion in debt securities. In this registration statement, we have chosen (and in future filings prior to ceasing to be treated as an emerging growth company we will chose) to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to reduced disclosure obligations regarding executive compensation. We cannot assure you that this reduced reporting will not have an impact on the price of our common stock.

Risks Related to Our Common Stock

Dividends paid-in-kind and the anti-dilution provisions of the Series A preferred stock could significantly dilute the holders of our common stock upon the conversion of Series A preferred stock and have an impact on our ability to raise funds from issuances of our common stock.

On the Effective Date, the shares of our Series A preferred stock will be convertible into between approximately 17.3% and 23.7% of the outstanding shares of our common stock, depending on the face value of Series A preferred stock that is issued in connection with the transaction. The holders of the Series A preferred stock are entitled to receive cumulative quarterly dividends at a rate of at least 5% per annum, which dividend will be increased in the event the dividends paid on shares of our common stock is higher than 5% per annum, calculated as aggregate dividends paid on all shares of our common stock over the fixed implied value of the our common stock on the Effective Date. Among other things, the amount of aggregate dividends paid on our common stock may increase if the number of shares of our common stock outstanding increases after the Effective Date. Dividends on shares of the Series A preferred stock will be payable only in newly issued paid-in-kind shares of Series A preferred stock. Shares of Series A preferred stock are convertible at any time at the option of the holder into shares of our common stock at the then applicable conversion rate.

The articles governing the Series A preferred stock provide for (1) an adjustment to the conversion price of the Series A preferred stock for all regular quarterly cash dividends each year not to exceed 5% per annum of the current market price per share of common stock, and (2) an adjustment to the conversion price of the preferred for the full amount of any extraordinary or special dividends. In addition, the articles governing the Series A preferred stock provide customary anti-dilution adjustments to the conversion rate such as for stock splits, stock dividends and distribution of options, warrants and rights to holders of Series A preferred stock.

These adjustments will increase the conversion rate and result in substantial numbers of shares of our common stock being issued for each share of Series A preferred stock upon conversion. Such paid-in-kind dividends and the anti-dilution protections provided under the Series A preferred stock may require us to issue a substantial number of shares of our common stock upon the conversion of shares of Series A preferred stock, which could result in a substantial dilution of the holders of our common stock and a reduction in the prevailing market price of a share of our common stock. Decreases or fluctuations in the prevailing price of our common stock could impair or limit our ability to raise funds from issuances of our common stock following the Effective Date. In addition, because the Series A preferred stock is not redeemable at our option and we cannot cause the mandatory conversion of the Series A preferred stock into our common stock until on or after the sixth anniversary of the Effective Date, subject to meeting certain market price conditions on our common stock, the Series A preferred stock will remain outstanding, and these adjustments in effect, until at least such time as the conversion thresholds are met.

Our Series A preferred stock has liquidation preferences and conversion rights that may affect holders of our common stock and impact our ability to raise funds from issuances of our common stock.

In the event of our dissolution, liquidation, sale or change of control and certain other deemed liquidation events, the holders of our Series A preferred stock would be entitled to receive a liquidation preference paid in cash in priority over the holders of our common stock, irrespective of whether such dissolution, liquidation, sale or change of control or other deemed liquidation event resulted in cash proceeds to us. Therefore, it is possible that holders of our common stock will not obtain any proceeds if any such event occurs. Our Series A preferred stock is convertible, at any time, at the option of the holders thereof. As a result, conversion of the Series A preferred stock to common stock will dilute the ownership interest of existing holders of our common stock, and any sales in the public market of our common stock issuable upon conversion of the Series A preferred stock could adversely affect prevailing market prices of our common stock. Decreases or fluctuations in the prevailing price of our common stock could impair or limit our ability to raise funds from issuances of our common stock following the Effective Date.

We will provide registration rights to certain holders of our Series A preferred stock for our common stock underlying such Series A preferred stock. These registration rights will facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

The cash available for distribution to stockholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.

If cash available for distribution is less than the amount necessary to make cash distributions, our inability to make the expected distributions could result in a decrease in the market price of our common stock. See “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Dividend Policy.” All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits in the future, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in our common stock. To the extent that such distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

VICI REIT is a holding company with no direct operations and will rely on distributions received from the Operating Partnership to make distributions to its stockholders.

VICI REIT is a holding company and conducts its operations through subsidiaries, including the Operating Partnership and the TRS. VICI REIT does not have, apart from the common and preferred units that it will own in the Operating Partnership, any independent operations. As a result, VICI REIT will rely on distributions from its Operating Partnership to make any distributions to its stockholders it might declare on its common stock and to meet any of its obligations, including tax liability on taxable income allocated to it from the Operating Partnership (which might not be able to make distributions to VICI REIT equal to the tax on such allocated taxable income). In turn, the ability of subsidiaries of the Operating Partnership to make distributions to the Operating Partnership, and therefore, the ability of the Operating Partnership to make distributions to VICI REIT, will depend on the operating results of these subsidiaries and the Operating Partnership and on the terms of any financing arrangements they have entered into. In addition, because VICI REIT is a holding company, claims of common stockholders of VICI REIT will be structurally subordinated to all existing and future liabilities and other obligations (whether or not for borrowed money) and any preferred equity of the Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, VICI REIT’s assets and those of the Operating Partnership and its subsidiaries will be available to satisfy the claims of VICI REIT common stockholders only after all of VICI REIT’s, the Operating Partnership’s and its subsidiaries’ liabilities and other obligations and any preferred equity of any of them have been paid in full.

The Operating Partnership may, in connection with its acquisition of additional properties or otherwise, issue additional common units or preferred units to third parties. Such issuances would reduce VICI REIT’s ownership in the Operating Partnership. Because stockholders of VICI REIT will not directly own common units or preferred units of the Operating Partnership, they will not have any voting rights with respect to any such issuances or other partnership level activities of the Operating Partnership.

Conflicts of interest could arise between the interests of our stockholders and the interests of holders of Operating Partnership units which may impede business decisions that could benefit our stockholders.

Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our Operating Partnership or any limited partner thereof, if any, on the other. Our directors and officers have duties to us under applicable Maryland law. At the same time, we, as general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Delaware law and the partnership agreement of our Operating Partnership in connection with the management of our Operating Partnership. Our duties as general partner to our Operating Partnership and its limited partners may come into conflict with the duties of our directors and officers to VICI REIT. These conflicts may be resolved in a manner that is not in the best interests of our stockholders.

Transfer of our common stock may be limited in the absence of an active trading market for our shares.

There is currently no public market for our common stock. We do not intend to apply for our common stock to be listed on a securities exchange until after the Effective Date and there is no guarantee that we will be able to list our shares after the Effective Date. We cannot predict the extent to which a trading market will develop or how liquid that market might become. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market price of your shares.

The market price of our common stock could be adversely affected by market conditions and by our actual and expected future earnings and level of cash dividends.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares without regard to our operating performance. For example, the trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of shares of our common stock to demand a higher distribution rate or seek alternative investments. As a result, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase. In addition, our operating results could be below the expectations of investors, and in response the market price of our shares could decrease significantly. The market value of the equity securities of a REIT is also based upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and, in such instances, you may be unable to resell your shares at a price you find reasonable.

Holders of the Series A preferred stock have significant voting rights in corporate matters which may affect holders of our common stock.

The holders of Series A preferred stock will be entitled to vote together with the holders of our common stock as a single class upon all matters upon which holders of our common stock have the right to vote, and, in connection with such matters, will be entitled to a number of votes equal to the number of shares of our common stock into which their shares of Series A preferred stock would convert as of the record date for the matters to be voted on. This will dilute the vote of holders of our common stock, which dilution will increase as the number of shares of Series A preferred stock increases as a result of paid-in-kind dividends and anti-dilution protections.

Holders of Series A preferred stock also have significant supermajority voting rights as a separate class of stock, including, without limitation, with respect to any repeal, amendment, waiver or other change of any provisions of the our organizational documents and the articles governing the Series A preferred stock (whether by merger, consolidation or otherwise) that adversely affects the rights of the Series A preferred stock, consummation of a liquidation, deemed liquidation or similar corporate transaction, amendment of the voting provisions of the articles governing the Series A preferred stock or creation of any new class or series of stock, any other equity securities, or any debt or other securities convertible into equity securities of the corporation, in each such case having a preference over, or being in parity with, the Series A preferred stock. If we consummate a transaction in violation of such voting rights, the holders of the Series A preferred stock may require that they be permitted to continue to hold their Series A preferred stock, which may act as a disincentive for any other person to enter into a transaction with us that we may deem to be in our best interests. These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which holders of our common stock might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of holders of our common stock to approve transactions that they may deem to be in their best interests.

ITEM 2. FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data

The following table sets forth the selected combined historical financial data of Caesars Entertainment Outdoor, the operations of which will be contributed to our TRS on the Effective Date. The following selected historical combined financial data of Caesars Entertainment Outdoor for the three years in the period ended December 31, 2016 and the selected historical combined balance sheet data as of December 31, 2016 and 2015 have been derived from the audited combined financial statements of Caesars Entertainment Outdoor included elsewhere in this registration statement.

The following selected historical financial data does not reflect the financial position or results of operations of VICI REIT for the periods indicated. This historical financial data only reflects the historical operations of the golf course properties. The following table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined financial statements of Caesars Entertainment Outdoor and the financial information of VICI REIT included elsewhere herein.

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Income statement data:
Net revenues	$18,785	$18,077	$18,908
Total operating expenses	18,778	18,059	18,869

Income from operations	7	18	39
Interest expense, net	(7)	(18)	(39)

Income before income taxes	—	—	—
Income tax benefit	—	3	4

Net income	$—	$3	$4

Other data:
Net cash provided by operating activities	$2,721	$2,888	$3,073
Net cash used in investing activities	(869)	(732)	(11)
Net cash used in financing activities	(1,283)	(2,026)	(2,968)
Depreciation	3,030	2,882	2,904
Capital expenditures	869	798	17

Balance sheet data:
Cash and cash equivalents	$920	$351
Total assets	90,475	92,034
Long-term debt	—	14
Liabilities subject to compromise	265	267
Shareholders’ equity	84,143	85,375

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet of VICI REIT as of December 31, 2016, gives effect to the Restructuring as if it had occurred on December 31, 2016, and the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 gives effect to the Restructuring as if it had occurred on January 1, 2016. See “Summary—The Restructuring.” The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined financial information does not reflect the financial position or results of operations of VICI REIT for the periods indicated. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these pro forma financial statements. We believe such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. However, the pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had the Restructuring occurred at the beginning of the period presented.

The unaudited pro forma financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited financial statements of Caesars Entertainment Outdoor, the audited balance sheet of VICI REIT and the audited combined statement of investments of real estate assets to be contributed to VICI REIT, included elsewhere in this registration statement.

The following unaudited pro forma condensed combined financial statements give effect to the Restructuring, including:

•	the transfer of CEOC’s real property assets to VICI REIT and its subsidiaries;

•	the execution of the Lease Agreements;

•	the anticipated incurrence by subsidiaries of VICI REIT of approximately $6.05 billion of new indebtedness;

•	the transfer of Caesars Entertainment Outdoor to our TRS;

•	the entry into the Golf Course Use Agreement;

•	the issuance of approximately [●] million shares of VICI REIT common stock to certain of CEOC’s creditors; and

•	the issuance of 17.6 million shares of Series A preferred stock with an aggregate liquidation preference of $440.0 million to certain of CEOC’s creditors.

Pursuant to the Plan of Reorganization, certain of CEOC’s creditors that will receive Term Loans, First Lien Notes, Second Lien Notes and CPLV Mezzanine Debt will be able to elect to receive our common stock in lieu of such debt, with the amount of debt that can be exchanged capped at $1,250.0 million. As of the date of this registration statement, we do not have any indication that CEOC’s creditors will elect to exercise this option; therefore, we have prepared these pro forma financial statements assuming that none of such debt is exchanged for common stock in connection with the PropCo Equity Election. CPLV will use commercially reasonable efforts to syndicate for cash between $1,800.0 million and $2,600.0 million of CPLV Market Debt or, if the full $2,600.0 million cannot be syndicated, one or more tranches of CPLV Mezzanine Debt. The amount of CPLV Market Debt issued will depend on market conditions.

We have prepared these pro forma financial statements assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated and we issue $100.0 million of CPLV Mezzanine Debt, and Series A preferred stock with a liquidation preference of $440.0 million. Debt issuance costs incurred will be paid for by CEOC and will not offset the gross amounts reflected in the pro forma financial statements.

The pro forma financial statements give effect to the application of “fresh start” reporting in accordance with ASC 852—Reorganizations (“ASC 852”). The pro forma adjustments are based on an assumed fair value of approximately $8.5 billion of the assets of VICI REIT. Fair values of assets and liabilities, including leases, on the pro forma balance sheet are based on preliminary valuations, have been made solely for purposes of developing the pro forma combined financial information and are subject to further revisions and adjustments. Updates to such preliminary valuations will be completed in the periods subsequent to those reported in this registration statement and will be calculated as of the Effective Date and, to the extent such updates reflect a valuation different than those used in these pro forma financial statements, there may be adjustments in the carrying values of certain assets and liabilities and related deferred taxes and such adjustments may also affect the revenues and expense, that would be recognized in the statement of operations following the Effective Date. As such, the following pro forma financial information is not intended to represent our actual post-Effective Date financial condition and statement of operations, and any differences could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2016

(in thousands)

	VICI REIT (a)	Caesars Entertainment Outdoor (b)	Real Estate Assets to be Contributed (c)	Pro-Forma Adjustments		Total Pro-Forma
Assets
Real Estate Investments:
Accounted for using the operating method	$—	$—	$—	$1,145,000	(d)	$1,145,000
Accounted for using the direct financing method	—	—	—	7,241,155	(d)	7,241,155
Property, net	—	—	4,856,600	(4,856,600	)(d)	—
Property and equipment, used in operations, net	—	88,831	—	(13,831	)(e)	75,000
Cash and cash equivalents	—	920	—	44,525	(f)	45,445
Deferred income taxes	—	—	—	—		—
Other assets	—	724	—	—		724

Total assets	$—	$90,475	$4,856,600	$3,560,249		$8,507,324

Liabilities
Debt	$—	$—	$—	$6,050,000	(g)	$6,050,000
Accounts payable	—	305	—	(305	)(h)	—
Accrued expenses	—	705	—	(705	)(h)	—
Deferred income taxes	—	5,043	—	(441	)(e)(i)	4,602
Other liabilities	—	279	—	(279	)(h)	—

Total liabilities	—	6,332	—	6,048,270		6,054,602

Commitments and contingencies
Convertible redeemable preferred stock	—	—	—	734,438	(j)	734,438
Equity
Net investments	—	84,091	4,856,600	3,529,555	(d)
	—	—	—	(8,990	)(e)
	—	—	—	(4,400	)(i)
	—	—	—	44,525	(f)
	—	—	—	(6,050,000	)(g)
	—	—	—	305	(h)
	—	—	—	705	(h)
	—	—	—	279	(h)
	—	—	—	(734,438	)(j)
	—	—	—	52	(l)
				(1,718,284)
Common stock	—	—	—	—	(k)	—
Additional paid in capital	—	—	—	1,718,284		1,718,284
Retained earnings	—	52	—	(52	)(l)	—

Total equity	—	84,143	4,856,600	(3,222,459)		1,718,284

Total liabilities, redeemable preferred stock, and equity	$—	$90,475	$4,856,600	$3,560,249		$8,507,324

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(in thousands, except share and per share amounts)

	VICI REIT (aa)	Caesars Entertainment Outdoor (bb)	Pro-Forma Adjustments			Total Pro-Forma
Revenues
Earned income from direct financing leases	$—	$—		$626,662	(cc)		$626,662
Rental income from operating leases	—	—		48,888	(dd)		48,888
Golf course	—	18,785		8,651	(ee)		27,436
Property taxes reimbursed	—	—		57,672	(ff)		57,672

Total revenues	—	18,785		741,873			760,658

Operating expenses
Depreciation	—	3,030		(557	)(gg)		2,473
Golf course	—	13,739		—			13,739
General and administrative	—	2,009		1,431	(hh)		3,440
Property taxes reimbursed to tenant	—	—		57,672	(ff)		57,672

Total operating expenses	—	18,778		58,546			77,324

Operating income	—	7		683,327			683,334
Interest expense, net	—	(7)		(354,115	)(ii)		(354,122)

Income before income taxes	—	—		329,212			329,212
Provision for income taxes	—	—		(3,223	)(jj)		(3,223)

Net income	$—	$—		$325,989			$325,989

Weighted average number of common and potentially dilutive securities outstanding
Basic				[●]	(kk)		[●]
Diluted				[●]			[●]
Basic earnings per common share			$	[●]		$	[●]

Diluted earnings per common share			$	[●]		$	[●]

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Note 1—Balance Sheet Pro Forma Adjustments

(a)	VICI REIT was formed as Rubicon Controlled LLC, a Delaware limited liability company, on July 5, 2016, and was renamed VICI Properties Inc. and converted into a Maryland corporation on May 5, 2017. VICI REIT currently has no assets and has not had any operating activity since its formation.

(b)	Represents the balance sheet derived from the historical audited combined financial statements of Caesars Entertainment Outdoor, included elsewhere in this registration statement. Caesars Entertainment Outdoor will be transferred to our TRS on the Effective Date.

(c)	Represents amounts derived from the historical audited Combined Statement of Investments of Real Estate Assets to be Contributed to VICI REIT from CEOC, which is included elsewhere in this registration statement.

(d)	Represents the adjustment to the real estate assets to fair value on the Effective Date under ASC 852 for real estate assets under lease through the Lease Agreements and the reclassification of such real estate assets as investments in direct financing leases and operating leases.

Under guidance in ASC 840—Leases (“ASC 840”), the Lease Agreements are bifurcated between operating leases and direct financing leases. The fair value assigned to certain portions of the land qualify for operating lease treatment while the fair value assigned to the buildings is classified as a direct financing lease, and portion of the land which was not bifurcated is also classified as part of direct financing lease.

Land accounted for under the operating method has an indefinite useful life and is not depreciated.

(e)	Represents the adjustment to fair value of $75.0 million for the Caesars Entertainment Outdoor assets and liabilities based on a preliminary purchase price allocation and the related impact to historical deferred tax liability relating to the assets adjusted. The assets and liabilities contributed will be reported in accordance with fresh start reporting.

(f)	Represents cash contributed by CEOC on the Effective Date pursuant to the Plan of Reorganization.

(g)	Represents the gross amounts of indebtedness to be incurred by subsidiaries of VICI REIT described below. The respective financing and issuance costs incurred for debt to be issued in connection with the Restructuring will be paid by CEOC.

Pro forma debt of VICI REIT includes $1,961.0 million of Term Loans with a variable interest rate of LIBOR plus 3.5%, maturing in 2022; $431.0 million aggregate principal amount of First Lien Notes with interest rates based on the sum of (A) the greater of (i) LIBOR and (ii) 1.0% plus (B) 3.5%, maturing in 2022; $1,758 million aggregate principal amount of Second Lien Notes, with a fixed interest rate of 8.0% maturing in 2023; $1,800.0 million of CPLV Market Debt, maturing in 2020; and $100.0 million of CPLV Mezzanine Debt. We have prepared these pro forma financial statements assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated. The pro forma assumes that the weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will result in annual cash interest payments of $106.0 million, consistent with the annual debt service cap provided in the Plan of Reorganization.

Additionally, we estimate that VICI REIT will have a $50.0 million revolving credit facility, which is expected to be undrawn as of the Effective Date.

The pro forma weighted average interest rate on VICI REIT’s pro forma indebtedness described above is 5.85%.

(h)	Represents reversal of accounts payable and accrued expenses and other liabilities recorded on the historical Caesars Entertainment Outdoor financial statements that will not be transferred to VICI REIT in connection with the Restructuring.

(i)

Represents the reversal of the historical deferred tax liability associated with property and equipment that will be retained by CEOC. The pro forma condensed combined financial information has been prepared based on the assumption that VICI REIT will qualify as a REIT under the Code. As such, VICI REIT generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its shareholders. As a REIT, we are legally required to distribute 90% of taxable income. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on any undistributed portion of such taxable income. REITs are subject to a number of other organizational and operational requirements. We may still be subject to (i) certain state and local taxes on our income and property and (ii) federal corporate income and excise taxes on our undistributed income.

(j)	Represents the fair value of the Series A preferred stock to be issued pursuant to the Plan of Reorganization using the minimum common stock distribution yield required to maintain our REIT status (i.e. 90% distribution of our REIT taxable income) as our distribution policy has not been determined by our board of directors. Changes to our distribution policy may have a material effect on the fair value of the Series A preferred stock. Holding all other assumptions equal, a common stock distribution of 100% of our AFFO would result in a fair value of the Series A preferred stock of approximately $1.0 billion. Due to the redemption and repayment provisions of the Series A preferred stock, it is classified as mezzanine equity in accordance with ASC 480. We expect to issue approximately 17.6 million shares of Series A preferred stock on the Effective Date with an initial liquidation preference of $440.0 million. See “Description of Registrant’s Securities to be Registered—Preferred Stock—Series A Preferred Stock.”

(k)	Represents the par value of [●] shares of common stock issued pursuant to the Plan of Reorganization.

(l)	Represents retained earnings of Caesars Entertainment Outdoor that will not be transferred to REIT on adoption of Fresh Start reporting.

Note 2—Statement of Operations Pro Forma Adjustments

(aa)	VICI REIT was formed as Rubicon Controlled LLC, a Delaware limited liability company, on July 5, 2016, and was renamed VICI Properties Inc. and converted into a Maryland corporation on May 5, 2017. VICI REIT currently has no assets and has not had any operating activity since its formation.

(bb)	Represents the results of operations derived from the historical audited combined financial statements of Caesars Entertainment Outdoor, included elsewhere in this registration statement. Caesars Entertainment Outdoor will be transferred to our TRS on the Effective Date, including the historical expenses directly associated with the assets to be contributed by CEOC, comprised of depreciation, property taxes, insurance, operating expenses and payroll costs.

(cc)	Represents lease income associated with the rent from the Lease Agreements which are accounted for as direct financing leases. Under the CPLV Lease Agreements, base rent is $165.0 million for the first seven years with an annual increase of the greater of 2% or the increase in the Consumer Price Index commencing in the second year. Beginning in the eighth year, a portion of the rent amount will be designated as variable rent and will be adjusted periodically to reflect changes in net revenue for the respective property through the end of the lease term. At each renewal term, the base rent amount will be set at the fair market value for the rent but will not be less than the amount of rent due from CEOC in the immediately preceding year nor will the rent increase by more than 10% compared to the immediately preceding year. The portion of the overall rent amount attributable to any facility for which the renewal term extends beyond 80% of its useful life will be adjusted to fair market value for that facility.

Under the non-CPLV Lease Agreements, base rent is $465.0 million for the first seven years with an annual increase of the greater of 2% and the increase in the Consumer Price Index commencing in the sixth year. Beginning in the eighth year, a portion of the rent amount will be designated as variable rent and will be adjusted periodically to reflect changes in net revenue for the respective properties through the end of the lease term. At each renewal term, the base rent amount will be set at the fair market value for the rent but will not be less than the amount of rent due from CEOC in the immediately preceding year nor will the rent increase by more than 10% compared to the immediately preceding year.

Base rent and variable rent that is known at the lease commencement date will be recorded on an effective interest method basis over the thirty-five year lease term, which includes the initial fifteen-year non-cancelable lease term and all four five-year renewal terms under the Lease Agreements, as such renewal terms have been determined to be reasonably assured.

For the year ended December 31, 2016, pro forma rent payments accounted for under the direct financing lease method total $581.1 million. Pro forma earned income from direct financing leases is $626.7 million. The difference of $45.6 million represents the adjustment to recognize fixed amounts due under the Lease Agreements on an effective interest basis at a constant rate of return over the lease term.

(dd)	Represents the portion of lease income associated with the rent from the Lease Agreements that is accounted for under the operating lease method. Rental income was allocated to operating lease assets based on CEOC LLC’s incremental borrowing rate in accordance with ASC 840—Leases.

(ee)	Represents the increase in revenues resulting from the Golf Course Use Agreement between VICI Golf LLC and CEOC. Revenues under this agreement are comprised of a membership fee, use fee and minimum rounds fee.

(ff)	Represents reimbursements from CEOC for the property taxes paid by CEOC under the Lease Agreements with offsetting expenses recorded in operating expenses, as one of our subsidiaries is the primary obligor.

(gg)	Represents the change in depreciation expense for the assets of Caesar Entertainment Outdoor due to recording the assets at fair value under ASC 852. The depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method.

(hh)	Represents additional general and administrative costs, including payroll costs, rent expense and external audit fees incurred independently to operate the REIT as independent company. This adjustment represents the costs which were determined to be factually supportable, directly attributable to and, with respect to the pro forma statement of operations, expected to have a continuing impact.

We also expect to incur other additional costs, including but not limited to salaries, director’s and officer’s insurance, tax advisory, and legal fees. Additionally, we expect to incur incremental costs as a result of becoming a publicly traded company. As these amounts are not directly attributable to the transaction, an adjustment for such additional general and administrative costs has been excluded.

We estimate that general and administrative costs for VICI REIT on a combined basis, including costs of being a reporting company, could result in incremental general and administrative expenses of $27 million to $29 million per year.

(ii)	Represents interest expense related to borrowings that will be incurred by our subsidiaries under the Restructuring. It is estimated that a 1% increase or decrease in the annual interest rate on our variable rate obligations would increase or decrease our annual cash interest expense by approximately $43.0 million. See note (g) for additional details regarding this debt.

Pursuant to the PropCo Equity Election, certain of CEOC’s creditors that will receive debt will be able to elect common stock in lieu of such debt, with the maximum amount of debt that can be exchanged capped at $1,250.0 million. This exchange of debt for common shares will have a corresponding decrease in debt interest expenses payable. See note (j) for additional information regarding the Series A preferred stock. As of the date of this registration statement, we do not have any indication that CEOC’s creditors will elect to exercise this option; therefore, we have prepared these pro forma financial statements assuming that none of such debt is exchanged for common stock in connection with the PropCo Equity Election.

(jj)	Reflects the income tax expense expected to be incurred by Caesars Entertainment Outdoor as a TRS based on an estimated effective income tax rate of 35% consistent with CEO’s historical effective income tax rate.

(kk)	Diluted earnings per share is computed using the weighted-average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities include restricted share unit grants and performance share units that we may grant pursuant to employment agreements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our predecessor’s combined financial statements and our pro forma consolidated financial statements, and, in each case, the related notes, included elsewhere in this registration statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this registration statement, including information with respect to our business and growth strategies, statements regarding the industry outlook, our expectations regarding the future performance of our business and the other non-historical statements contained herein are forward-looking statements. See “Forward-Looking Statements.” You should also review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by such forward-looking statements.

Overview

VICI REIT is a newly-formed Maryland corporation. In connection with the Restructuring and pursuant to the Plan of Reorganization, CEOC will contribute to VICI REIT substantially all of CEOC’s real property assets, as well as the assets and liabilities of the Caesars Entertainment Outdoor, in exchange for all of the common stock and Series A preferred stock of VICI REIT. VICI REIT will contribute the real property assets to the Operating Partnership and the Caesars Entertainment Outdoor operations to its wholly-owned subsidiary, TRS. On the Effective Date, CEOC will distribute VICI REIT common stock and Series A preferred stock to former creditors of the Debtors pursuant to the Plan of Reorganization. See “Summary—The Restructuring.” We intend to elect on our U.S. federal income tax return for our taxable year ending December 31, 2017 to be treated as a REIT and TRS will elect to be treated as a “taxable REIT subsidiary” effective on the first day of the first taxable year of VICI REIT as a REIT. In connection with the Restructuring, we will lease back our properties, other than the golf course properties, to subsidiaries of CEOC s under the Lease Agreements. See “Business—Relationship between VICI REIT and CEOC and CEC after Restructuring—Lease Agreements.”

Discussion of the Historical Results of Operations of Caesars Entertainment Outdoor

The following discussion relates to the historical operations of Caesars Entertainment Outdoor, which, following the Restructuring, will be owned by VICI Golf, our taxable REIT subsidiary. The golf courses include the Cascata golf course in Boulder City, Nevada, the Rio Secco golf course in Henderson, Nevada, the Grand Bear golf course in Biloxi, Mississippi and the Chariot Run golf course in Laconia, Indiana. Following the Effective Date, the assets and liabilities of Caesars Entertainment Outdoor will be reflected on our consolidated balance sheet, together with other real estate assets and liabilities acquired by us at fair value. Following the Effective Date, such assets and liabilities will not be comparable to the assets and liabilities of Caesars Entertainment Outdoor due to the application of fresh-start reporting and will be recorded at fair value.

Year ended December 31, 2016 compared to year ended December 31, 2015

Net revenues for Caesars Entertainment Outdoor were $18.8 million and $18.1 million in 2016 and 2015, respectively. Revenues for 2016 were comprised of golf revenues of $14.6 million, food and beverage revenues of $2.1 million and retail and other revenues of $2.1 million. Revenues for 2015 were comprised of golf revenues of $14.1 million, food and beverage revenues of $2.1 million and retail and other revenues of $1.9 million.

Operating expenses for Caesars Entertainment Outdoor increased $0.7 million, or 4.0%, to $18.8 million in 2016 compared to 2015, primarily due to higher direct golf expenses associated with higher golf revenues.

Year ended December 31, 2015 compared to year ended December 31, 2014

Net revenues for Caesars Entertainment Outdoor were $18.1 million and $18.9 million in 2015 and 2014, respectively. Revenues for the year ended December 31, 2015 were comprised of golf revenues of $14.1 million, food and beverage revenues of $2.1 million and retail and other revenues of $1.9 million. Revenues for the year ended December 31, 2014 were comprised of golf revenues of $14.5 million, food and beverage revenues of $2.3 million and retail and other revenues of $2.1 million.

Operating expenses for Caesars Entertainment Outdoor decreased $0.8 million, or 4.3%, to $18.1 million in 2015 when compared to 2014, primarily due to lower direct golf expenses driven by lower golf revenues.

Revenues

We will enter into four separate Lease Agreements: two with respect to the CPLV properties and two with respect to all other properties, other than the golf course properties. Each agreement will have an initial 15 year term, subject to four five-year renewal terms at the option of the respective tenant. The rent will be comprised of base rent and variable percentage rent components which are described below:

CPLV Lease Rent

Base Rent CPLV Lease Agreements

The base rent is a fixed amount for the duration of the lease equal to $165.0 million annually during the first seven years of the CPLV Lease Agreements. The fixed amount includes an annual rent escalator for years two through seven of the lease (as defined in the CPLV Lease Agreements) that is equal to the greater of (i) 2% and (ii) the increase of the Consumer Price Index in the prior year. After year seven base rent in year eight will be equal to 80% of the base rent for year seven multiplied by the escalator. Base rent in subsequent years will be equal to the base rent of the immediately preceding year plus the applicable escalator.

Percentage Rent CPLV Lease Agreements

The Percentage Rent commences in year eight and is applicable to lease years eight through ten. The percentage rent is a variable percentage which consists of a fixed annual amount of 20% of the base rent for year seven adjusted based on the amount of annual revenue for the fiscal period ending immediately prior to the end of the seventh lease year compared to the base revenue amount. The adjustment in lease years eight through ten is equal to the variable rent base adjusted by 13% and the difference between the annual revenue and base revenue as described above. Thereafter, the variable rent for years eleven through the initial stated expiration date will be a fixed annual amount equal to the variable rent in years eight through ten with certain adjustments. The adjustments will be based on the excess of revenue for the fiscal period ending immediately prior to the end of the tenth lease year compared to the revenue immediately prior to the end of the seventh lease year. Specifically, the variable rent base will be adjusted by 13% and the difference in net revenue as described prior.

Non-CPLV Lease Rent

Base Rent Non-CPLV Lease Agreements

The base rent is a fixed amount for the duration of the lease equal to $465.0 million annually during the first seven years of the Non-CPLV Lease Agreements. The fixed amount includes an annual rent escalator (as defined in the Non-CPLV Lease Agreements) beginning in the sixth lease year that is equal to the greater of (i) 2% and (ii) the increase of the Consumer Price Index in the prior year. After year seven base rent in years eight through ten will be equal to 70% of the base rent for year seven multiplied by the escalator. Subsequent to year ten, annual base rent will be equal to 80% of year ten base rent plus the annual escalator.

Percentage Rent Non-CPLV Lease Agreements

The Percentage Rent is a variable percentage commencing in the eighth lease year and consists of a fixed annual amount of 30% of the base rent for year seven adjusted by (a) 19.5% and (b) by the calculated difference of revenue of Non-CPLV lease facilities in the seventh lease year and revenue of the same facilities for the twelve month period immediately preceding the first lease year. Thereafter, the variable rent for years eleven through fifteen will be equal to a fixed annual amount of 20% of the base rent for the tenth lease year adjusted by (a) 13% and (b) by the calculated difference of revenue of Non-CPLV lease facilities in the tenth year and revenue of the same facilities for seventh lease year.

Revenue Recognition

The accounting treatment of the Lease Agreements is bifurcated between operating leases and direct financing leases. We recognize lease income with respect to the buildings and a portion of the land under the direct financing lease method, and rental revenue with respect to a certain portion of the land under the operating lease method.

For the year ended December 31, 2016, pro forma cash received under our Lease Agreements was $630.0 million, of which $48.9 million was accounted for under the operating lease method and $581.1 million was accounted for under the direct financing lease method.

Rental income from operating leases was $48.9 million in 2016 on a pro forma basis. Pro forma 2016 earned income from direct financing leases was $626.7 million. On a pro forma basis, in 2016 earned income from direct financing leases exceeded cash payments accounted for using the direct financing lease method due to the adjustment to recognize fixed amounts due on an effective interest basis at a constant rate of return over the lease term.

Golf Course Revenue

Revenue generated by Caesars Entertainment Outdoor is derived primarily from our golf course operations. As part of the Restructuring, we will enter into a golf course use agreement with CEC or one of its subsidiaries whereby we will receive $10 million annually as consideration for providing discounted green fees for individuals and events and preferred blocked tee times.

General and Administrative Expenses

General and administrative costs are expected for items such as compensation costs (including stock based compensation awards), professional services, office costs, and other costs associated with development activities. VICI REIT plans to have approximately 140 employees. Compensation arrangements and equity grants have not yet been determined.

As a reporting company, we expect to incur incremental costs to support our business, including management personnel, legal expenses, finance, and human resources as well as certain costs associated with becoming a reporting company. We estimate that general and administrative costs for VICI REIT on a combined basis, including costs of being a reporting company, could result in incremental general and administrative expenses of $27 million to $29 million per year.

Property Operating Expenses

Property operating expenses are expected for expenditures necessary to maintain the premises in reasonably good order and repair and will be paid by the tenants pursuant to the Lease Agreements. Property operating expenses will also include other expenses expected to be paid or reimbursed by the tenants such as property taxes. Pro forma property taxes were $57.7 million in 2016. All of such expenses would have been paid or reimbursed by the tenants had this transaction occurred on January 1, 2016.

Interest Expense

We will incur interest expense from our borrowing obligations. Following the Restructuring, we expect to have at least an aggregate of $6,050.0 million in outstanding borrowings and annual cash interest costs of approximately $354.1 million, based on an estimated weighted average interest rate of 5.85%. See “— Liquidity and Capital Resources” below for more information.

Revenues and operating expenses of our TRS

VICI Golf LLC, our TRS, will hold the golf course properties, which include the operations of the Rio Secco golf course in Henderson, Nevada, the Cascata golf course in Boulder City, Nevada, the Grand Bear golf course in Saucier, Mississippi, and the Chariot Run golf course in Laconia, Indiana. Revenue generated by the golf course properties held by Caesars Entertainment Outdoor is derived from golf course operations, food and beverage and merchandise sales. On a pro forma basis giving effect to the Restructuring, the golf course properties would have generated net revenues of $27.4 million and would have incurred operating expenses of $18.2 million for the year ended December 31, 2016. Additionally, on a pro forma basis giving effect to the Restructuring, the tax rate for our TRS operations for the year ended December 31, 2016 would have been 35.0%.

Liquidity and Capital Resources

On the Effective Date, we anticipate that VICI PropCo will issue $1,961.0 million of Term Loans, $431.0 million aggregate principal amount of First Lien Notes, and up to $1,758.0 million aggregate principal amount of Second Lien Notes. We do not anticipate that VICI PropCo will have any outstanding borrowings under the revolving credit facility pursuant to the senior secured credit facilities on the Effective Date. The revolving credit facility will mature in 2022.

CPLV will syndicate not less than $1,800.0 million for cash, and is expected to issue up to $100.0 million of CPLV Mezzanine Debt.

A table summarizing our capitalization at the minimum and maximum levels of syndicated CPLV Market Debt is set forth under “Summary—The Restructuring.”

Senior Secured Credit Facilities

On the Effective Date, our subsidiary VICI PropCo, as borrower, and certain of its subsidiaries will enter into the senior secured credit facilities. We expect that the senior secured credit facilities will provide for senior secured financing of up to $2,011.0 million, consisting of (i) Term Loans in an aggregate principal amount of $1,961.0 million, which mature in 2022, and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million, which matures in 2022 and includes both a letter of credit sub-facility and a swingline loan sub-facility. The Term Loans will require scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Term Loans, with the balance due at maturity.

The borrower will pay interest quarterly on the Term Loans at a rate per annum, reset quarterly, equal to (i) with respect to ABR borrowings, the sum of ABR (as defined in the credit agreement) and 2.5% and (ii) with respect to Eurocurrency borrowings, the sum of the Adjusted Eurocurrency Rate (as defined in the credit agreement) and 3.5%. The borrower will pay interest quarterly on initial revolving loans at a rate per annum, reset quarterly, equal to (i) with respect to ABR borrowings, the sum of ABR (as defined in the credit agreement) and [●]% and (ii) with respect to Eurocurrency borrowings, the sum of the Adjusted Eurocurrency Rate (as defined in the credit agreement) and [●]%.

VICI PropCo will be the borrower under the senior secured credit facilities and the material, domestic wholly-owned subsidiaries of VICI PropCo other than CPLV, CPLV’s subsidiaries and VICI Capital Corp.

(which will be a co-issuer of our notes), will be guarantors. The senior secured credit facilities will be secured by a pledge of substantially all of the existing and future property and assets of VICI PropCo and the subsidiary guarantors, including a pledge of the capital stock of the wholly-owned domestic subsidiaries held by VICI PropCo and the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries held by the VICI PropCo and the subsidiary guarantors, in each case subject to exceptions.

Subject to certain conditions, the senior secured credit facilities may require compliance on a quarterly basis with a maximum first priority net senior secured leverage ratio test only if the amount outstanding under the senior secured revolving credit facility is greater than 35% of revolving facility commitments as of the last day of the most recent fiscal quarter. Under the senior secured credit facilities, VICI PropCo may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt. In addition, the senior secured credit facilities will include covenants, subject to certain exceptions, restricting or limiting VICI PropCo’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness; and (ix) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

The Term Loans are expected to be prepayable at VICI PropCo’s option, in whole or in part, at any time, and from time to time, at a price equal to 100% of the principal amount of the Term Loans redeemed plus accrued and unpaid interest to the redemption date plus (i) prior to the first anniversary of the issuance of such loans, a “make-whole” premium and (ii) thereafter, a prepayment premium equal to (a) 3% of the amount redeemed on and after the first anniversary of such issuance, (b) 2% of the amount redeemed on and after the second anniversary of such issuance, (c) 1% of the amount redeemed on and after the third anniversary of such issuance and (d) 0% on and after the fourth anniversary of such issuance; provided, however, that no “make-whole” or prepayment premium shall be payable in the event of any voluntary prepayment in cash of all Term Loans prior to the six-month anniversary of the issuance of such loans.

First Lien Notes

On the Effective Date, our subsidiaries VICI PropCo and VICI Capital Corp. (collectively, the “notes co-issuers”) and a subsidiary of CEOC (“Merger NewCo”) will issue up to $431.0 million in aggregate principal amount of First Lien Notes to certain creditors pursuant to the terms of the Plan of Reorganization. The First Lien Notes are due in 2022. As contemplated by the Plan of Reorganization, on the Effective Date, Merger NewCo will merge with and into VICI PropCo, with VICI PropCo the surviving entity, whereby VICI PropCo will succeed to and be substituted for Merger NewCo under the indenture governing the First Lien Notes.

The notes co-issuers will pay interest quarterly on the First Lien Notes at a rate per annum, reset quarterly, equal to the sum of LIBOR (as defined in the indenture), with a floor of 1.00%, and 3.5%.

The First Lien Notes will be senior secured obligations of the notes co-issuers and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The First Lien Notes will be guaranteed on a senior secured basis by the subsidiary guarantors that guarantee indebtedness under the senior secured credit facilities and secured by a first-priority security interest, subject to permitted liens, in the collateral that also secures the senior secured credit facilities. None of VICI REIT, our Operating Partnership or certain subsidiaries of VICI PropCo, including CPLV and its subsidiaries, will be subject to the covenants of the indenture governing the First Lien Notes or will be guarantors of the First Lien Notes.

The indenture governing the First Lien Notes will contain covenants that limit the notes co-issuers’ and their restricted subsidiaries’ ability to, among other things: (i) incur additional debt; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries.

The First Lien Notes are expected to be redeemable at VICI PropCo’s option, in whole or in part, at any time after a specified date and at a price equal to 100% of the principal amount of the First Lien Notes so redeemed plus accrued and unpaid interest to the redemption date and, (i) prior to the first anniversary of the issuance of such notes, a “make-whole” premium and (ii) thereafter, a prepayment premium equal to (a) 3% of the amount redeemed on and after the first anniversary of such issuance, (b) 2% of the amount redeemed on and after the second anniversary of such issuance, (c) 1% of the amount redeemed on and after the third anniversary of such issuance and (d) 0% on and after the fourth anniversary of such issuance. In addition, it is expected that prior to the first anniversary of such issuance, up to 35% of the original aggregate principal amount of the First Lien Notes may be redeemed at VICI PropCo’s option with the net cash proceeds of certain issuances of common or preferred equity by VICI PropCo or VICI REIT, at a price equal to 100% of the principal amount of the First Lien Notes redeemed plus a premium equal to the interest rate per annum on the Notes in effect on the date on which notice of redemption is given plus accrued and unpaid interest to the redemption date.

Second Lien Notes

On the Effective Date, the notes co-issuers and Merger NewCo will issue up to $1,758.0 million in aggregate principal amount of Second Lien Notes to certain creditors pursuant to the terms of the Plan of Reorganization, subject to incremental reduction based on (i) the exercise of the PropCo Equity Election and (ii) the amount of CPLV Market Debt which is able to be syndicated and as illustrated under “Summary—The Restructuring.” The Second Lien Notes are due in 2023. As contemplated by the Plan of Reorganization, on the Effective Date, Merger NewCo will merge with and into VICI PropCo, with VICI PropCo the surviving entity, whereby VICI PropCo will succeed to and be substituted for Merger NewCo under the indenture governing the Second Lien Notes.

The notes co-issuers will pay interest semi-annually on the Second Lien Notes at a rate per annum of 8.0%.

The Second Lien Notes will be senior secured obligations of the notes co-issuers and rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The Second Lien Notes will be guaranteed on a senior secured basis by the subsidiary guarantors that guarantee indebtedness under the senior secured credit facilities or First Lien Notes and secured by a second-priority security interest, subject to permitted liens, in the same collateral that secures the senior secured credit facilities or First Lien Notes. Neither VICI REIT or our Operating Partnership or certain subsidiaries of VICI PropCo, including CPLV and its subsidiaries, will be subject to the covenants of the indenture governing the Second Lien Notes or will be guarantors of the Second Lien Notes.

The indenture governing the Second Lien Notes will contain covenants that limit the notes co-issuers’ and their restricted subsidiaries’ ability to, among other things: (i) incur additional debt; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries.

The Second Lien Notes are expected to be redeemable at VICI PropCo’s option, in whole or in part, at any time, from time to time, at a price equal to 100% of the principal amount of the Second Lien Notes so redeemed plus accrued and unpaid interest to the redemption date and, (1) prior to the third anniversary of the issuance of such Notes, a “make-whole” premium and (2) thereafter, a prepayment premium equal to (y) 4% of the amount redeemed on and after the third anniversary of such issuance, and (z) 0% on and after the fourth anniversary of such issuance. In addition, it is expected that prior to the third anniversary of such issuance, up to 35% of the original aggregate principal amount of the Second Lien Notes may be redeemed at VICI PropCo’s option with the net cash proceeds of certain issuances of common or preferred equity by VICI PropCo or VICI REIT, at a price equal to 108% of the principal amount of the Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date.

CPLV Loans

On the Effective Date, CPLV (“CPLV Borrower”) and one or more of its direct and indirect special-purpose parent entities (“CPLV Mezz Borrower”) will obtain asset-level real estate financing placed by JPMorgan Chase Bank, National Association, Barclays Capital Inc., Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. and anticipated to be securitized on the Effective Date. The proceeds of such financing are anticipated to be at least $1,800.0 million from the CPLV Market Debt and up to $100.0 million from the CPLV Mezzanine Loan.

CPLV Market Debt

The CPLV Market Debt will be secured by all of the assets of CPLV Borrower, including, but not limited to, the CPLV Borrower’s (1) fee interest (except as provided in (2)) in and to CPLV, (2) leasehold interest with respect to Octavius Tower, and (3) interest in the CPLV Lease Agreements and all related agreements, including the Lease Agreements. The CPLV Market Debt will be a first priority lien, subject only to permitted encumbrances (which shall be set forth in the loan documentation), and an obligation to repay a specified sum with interest, which will be determined prior to or on the Effective Date. The CPLV Market Debt will be evidenced by one or more promissory notes and secured by, among other things, a mortgage, deed of trust or other similar security instrument that creates a mortgage lien on the fee and/or leasehold interest of the CPLV Borrower.

The Operating Partnership will provide a customary non-recourse carve-out guaranty with respect to the CPLV Market Debt.

The loan documents governing the CPLV Market Debt will contain covenants limiting CPLV Borrower’s ability to, among other things: (i) incur additional debt; (ii) enter into certain transactions with its affiliates; (iii) consolidate, merge, sell or otherwise dispose of its assets; and (iv) allow transfers of its direct or indirect equity interests.

CPLV Mezzanine Loan

The CPLV Mezzanine Loan will be secured by CPLV Mezz Borrower’s equity interests in the CPLV Borrower. The CPLV Mezzanine Loan is an obligation to repay up to $100.0 million principal amount with interest, and will be evidenced by one or more promissory notes and secured by, among other things, a pledge of equity interests or other similar security instrument that creates a lien on the equity interests of the CPLV Borrower.

Our Operating Partnership will provide a customary non-recourse carve-out guaranty with respect to the CPLV Mezzanine Loan.

The loan documents governing the CPLV Mezzanine Loan will contain covenants limiting CPLV Mezz Borrower’s ability to, among other things: (i) incur additional debt; (ii) enter into certain transactions with its affiliates; (iii) consolidate, merge, sell or otherwise dispose of its assets; and (iv) allow transfers of its direct or indirect equity interests.

Capital Expenditures

We may agree, at CEOC’s request, to fund the cost of certain capital improvements on arms-length terms and conditions, which may include an agreed upon increase in rent under the Lease Agreements. Otherwise, except as described below in connection with a deconsolidation event, capital expenditures for the properties leased under the Lease Agreements are the responsibility of the tenants. The Lease Agreements require the tenants to spend on an annual basis (A) a minimum of $100.0 million in capital expenditures on a collective basis across CEOC’s assets, including the facilities leased from us, to be allocated in amounts that do not exceed $25.0 million in any services entity or $10.0 million in specific CEOC properties listed in the Lease Agreements, and (B) for each of the facilities covered by the CPLV Lease Agreements and the facilities covered by the Non-CPLV Lease Agreements, in each case, an amount equal to at least 1% of actual revenue (from the prior year) generated by CPLV facilities and the other properties, as applicable, on capital expenditures that constitute installation or restoration and repair or other improvements of items with respect to the leased properties under each Lease Agreement. In addition, the Lease Agreements require the tenants to spend on a triennial basis (A) expend a minimum of $495.0 million in capital expenditures across CEOC’s assets, including the properties leased from us, to be allocated in amounts that do not exceed $75.0 million in any services entity or $30.0 million in specific CEOC assets listed in the Lease Agreements, and (B) expend a minimum of $350.0 million in capital expenditures across CEOC’s assets, including the properties leased from us and excluding capital expenditures for any services entity, foreign subsidiaries and unrestricted subsidiaries of CEOC, gaming equipment, corporate shared services and properties not included in the Lease Agreements. These amounts, in each case, may be decreased under the same circumstances as with respect to the annual requirement. Further, with respect to the requirement to expend a minimum of $350.0 million in capital expenditures, such capital expenditures will be allocated as follows: (i) $84.0 million to the facilities covered by the CPLV Lease Agreements; (ii) $255.0 million to the facilities covered by the Non-CPLV Lease Agreements; and (iii) the balance to facilities covered by any Lease Agreement in such proportion as CEOC may elect.

Pro Forma Contractual Obligations and Commitments

Information concerning our pro forma obligations and commitments to make future payments under contracts such as our anticipated indebtedness and future minimum lease commitments under operating leases is included in the following table. This table does not include commitments related to operating lease obligations that are variable in nature and as such does not show the total anticipated payments that we will incur in connection with operating leases over five years following the Effective Date.

	Payments Due by Period
(in millions)	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt:
Term Loans, principal (1)	$1,961.0	$14.7	$39.2	$1,907.1	$—
First Lien Notes, principal	431.0	—	—	431.0	—
Second Lien Notes, principal	1,758.0	—	—	—	1,758.0
CPLV Market Debt, principal (2)	1,800.0	—	1,800.0	—	—
CPLV Mezzanine Debt, principal	100.0	—	—	—	100.0
Estimated interest payments (3)	1,636.6	354.1	612.7	516.2	153.6

Total pro forma contractual obligations	$7,686.6	$368.8	$2,451.9	$2,854.3	$2,011.6

(1)	The Term Loans will require scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Term Loans, with the balance due at maturity.
(2)	The CPLV Market Debt is expected to mature in two years but be subject to three one-year extensions. We have prepared this table assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated.
(3)	Estimated interest is based on an estimated weighted average interest rate of 5.85%.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. We have identified certain accounting policies that we believe are the most critical to the presentation of our financial information over a period of time. These accounting policies may require our management to take decisions on subjective and/or complex matters relating to reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. These would further lead us to estimate the effect of matters that may inherently be uncertain.

Estimates are required in order to prepare the financial statements in conformity with U.S. GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to, the application of fresh start reporting, determining the useful lives of real estate properties, and evaluating the impairment of long-lived assets, and allocation of costs and deferred income taxes. The judgment on such estimates and underlying assumptions is based on our historical experience that we believe is reasonable under the circumstances. These form the basis of our judgment on matters that may not be apparent from other available sources of information. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates. We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and, in certain situations, could have a material adverse effect on our financial condition.

Revenue Recognition

Leases

As a REIT, the majority of our revenues are derived from rent received from our tenants under long-term triple-net leases. The accounting guidance under ASC 840—Leases (“ASC 840”) is complex and requires the use of judgments and assumptions by management to determine the proper accounting treatment of a lease. We perform a lease classification upon lease inception, to determine if we will account for the lease as a capital or operating lease.

Under ASC 840, for leases of both building and land, if the fair value of the land is 25 percent or more of the total fair value of the leased property at lease inception we consider the land and building separately for lease classification. In these cases, if the building element of the lease meets the criteria to be classified as a capital lease, then we account for the building element as a capital lease and the land separately as an operating lease. If the building element does not meet the criteria to be classified as a capital lease, then we account for the building and land elements as a single operating lease.

To determine if the building portion of a lease triggers capital lease treatment we conduct the four lease tests in ASC 840 outlined below. If a lease meets any of the four criteria below, it is accounted for as a capital lease.

(1)	Transfer of ownership. The lease transfers ownership of the property to the lessee by the end of the lease term. This criterion is met in situations in which the lease agreement provides for the transfer of title at or shortly after the end of the lease term in exchange for the payment of a nominal fee, for example, the minimum required by statutory regulation to transfer title.

(2)	Bargain purchase option. The lease contains a bargain purchase option, which is a provision allowing the lessee, at its option, to purchase the leased property for a price which is sufficiently lower than the expected fair value of the property at the date the option becomes exercisable. In addition, the exercise of the option must be reasonably assured at lease inception.

(3)	Lease term. The lease term is equal to 75% or more of the estimated economic life of the leased property. However, if the beginning of the lease term falls within the last 25 percent of the total estimated economic life of the leased property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease. This test is conducted on a property by property basis.

(4)	Minimum lease payments. The present value of the minimum lease payments at the beginning of the lease term, excluding that portion of the payments representing executory costs such as insurance, maintenance, and taxes to be paid by the lessor, including any profit thereon, equals or exceeds 90% of the fair value of the leased property to the lessor at lease inception less any related investment tax credit retained by the lessor and expected to be realized by the lessor. If the beginning of the lease term falls within the last 25% of the total estimated economic life of the leased property, including earlier years of use, this criterion shall not be used for purposes of classifying the lease.

The tests outlined above, as well as the resulting calculations, require subjective judgments, such as determining, at lease inception, the fair value of the assets, the residual value of the assets at the end of the lease term, the likelihood a tenant will exercise all renewal options (in order to determine the lease term), the estimated remaining economic life of the leased assets, the incremental borrowing rate of the lessee and the interest rate implicit in the lease. A change in estimate or judgment can result in a materially different financial statement presentation.

The revenue recognition model is different under capital leases and operating leases.

Under the operating lease model, as the lessor, at lease inception the land is recorded as Real Estate Investments Accounted for Using the Operating Method in our Condensed Combined Balance Sheet and we record rental income from operating leases on a straight-line basis over the lease term. The amount of annual minimum lease payments attributable to the land element after deducting executory costs, including any profit thereon, is determined by applying our incremental borrowing rate to the value of the land. We record this lease income as Rental Income from Operating Leases in our Condensed Combined Statement of Operations.

Under the direct financing lease model, as lessor, at lease inception we record the lease receivable as Real Estate Investments Accounted for Using the Direct Financing Method in our Condensed Combined Balance Sheet. Under the direct financing lease method, we recognize fixed amounts due on an effective interest basis at a constant rate of return over the lease term. As a result, the cash payments accounted for under direct financing leases will not equal the earned income from direct financing leases as a portion of the cash rent we receive is recorded as Earned Income from Direct Financing Leases in our Condensed Combined Statement of Operations and a portion is recorded as a reduction to the Real Estate Investments Accounted for using the Direct Financing Method.

Real Estate Investments

For real estate investments accounted for using the operating method, we continually monitor events and circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. When events or changes in circumstances indicate that a potential impairment has occurred or that the carrying value of a real estate investment may not be recoverable, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the real estate investment is impaired. If the undiscounted cash flows plus net proceeds expected from the disposition of the asset is less than the carrying value of the assets, we recognize an impairment charge equivalent to the amount required to reduce the carrying value of the asset to its estimated fair value. We group our real estate investments together by property, the lowest level for which identifiable cash flows are available, in evaluating impairment. In assessing the recoverability of the carrying value, we must make assumptions regarding future cash flows and other factors. Factors considered in performing this assessment include current operating results, market and other applicable trends and residual values, as well as the effect of obsolescence, demand, competition and other factors. If these estimates or the related assumptions change in the future, we may be required to record an impairment loss.

For real estate investments accounted for using the direct financing method, our net investment in the direct financing lease is evaluated for impairment as necessary, if indicators of impairment are present, to determine if there has been an-other-than-temporary decline in the residual value of the property or a change in the lessee’s credit worthiness.

Income Taxes—REIT Qualification

We intend to elect to be taxed and qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT beyond that taxable year end. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to federal income tax on income that we pay as distributions to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and distributions paid to our shareholders would not be deductible by us in computing taxable income. Additionally, any resulting corporate liability created if we fail to qualify as a REIT could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Internal Control over Financial Reporting

We qualify as an emerging growth company pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting. Section 7(a)(2)(B) of the Securities Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period election and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Quantitative and Qualitative Disclosures about Market Risk

We face market risk exposure in the form of interest rate risk. This market risk arises from our debt obligations.

Our primary market risk exposure will be interest rate risk with respect to our expected indebtedness following the Restructuring. On a pro forma basis giving effect to the Restructuring, without giving effect to the PropCo Equity Election and assuming that the minimum of $1,800.0 million of CPLV Market Date is syndicated and we issue $1,961.0 million of Term Loans, $431.0 million of First Lien Notes, $1,758.0 million of Second Lien Notes and $100.0 million of CPLV Mezzanine Debt, for the year ended December 31, 2016, we would have had an aggregate of $6,050.0 million of outstanding indebtedness under our Term Loans, our First Lien Notes, Second Lien Notes, the CPLV Market Debt and the CPLV Mezzanine Debt. We anticipate that at least approximately $4,296.0 million of our indebtedness will have variable interest rates. A one percent increase or decrease in the annual interest rate on our anticipated variable rate borrowings of $4,296.0 million would increase or decrease our annual cash interest expense by approximately $43.0 million.

We may manage, or hedge, interest rate risks related to our borrowings by means of interest rate swap agreements. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness. However, the REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. See “Risk Factors—Risks Related to our Status as a REIT—Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.”

ITEM 3. PROPERTIES

The following table summarizes certain features of the properties we will own or lease on the Effective Date, all as of, and for the year ended, December 31, 2016. The properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail, golf course and other resort amenities and activities.

	Location	Type of Facility	Approximate Structure Square Footage	Hotel Rooms
Bally’s Atlantic City	Atlantic City, NJ	Land-based casino	2,546,500	1,250
Bluegrass Downs	Paducah, KY	Horserace track	184,500	—
Caesars Atlantic City	Atlantic City, NJ	Land-based casino	3,631,700	1,140
Caesars Palace Las Vegas	Las Vegas, NV	Land-based casino	8,578,900	3,980
Harrah’s Gulf Coast	Biloxi, MS	Land-based casino	1,030,500	500
Harrah’s Louisiana Downs	Bossier City, LA	Land-based casino and thoroughbred racing	1,118,300	—
Harrah’s Council Bluffs	Council Bluffs, IA	Dockside gaming	790,400	250
Harrah’s Joliet	Joliet, IL	Dockside gaming	1,011,500	200
Harrah’s Lake Tahoe	Stateline, NV	Land-based casino	1,057,300	510
Harrah’s Metropolis	Metropolis, IL	Dockside gaming	473,500	260
Harrah’s North Kansas City	North Kansas City, MO	Dockside gaming	1,435,200	390
Harrah’s Reno	Reno, NV	Land-based casino	1,371,400	930
Harvey’s Lake Tahoe	Lake Tahoe, NV	Land-based casino	1,669,800	740
Horseshoe Bossier City	Bossier City, LA	Casino boat (permanently moored)	1,418,700	600
Horseshoe Council Bluffs	Council Bluffs, IA	Land-based casino	632,200	—
Horseshoe Hammond	Hammond, IN	Dockside gaming	1,715,900	—
Horseshoe Southern Indiana	Elizabeth, IN	Casino boat	2,510,600	500
Horseshoe Tunica	Robinsonville, MS	Dockside gaming	1,007,600	510
Tunica Roadhouse	Tunica Resorts, MS	Dockside gaming	224,900	130
Cascata Golf Course	Boulder City, NV	Golf course	37,000	—
Chariot Run Golf Course	Laconia, IN	Golf course	5,000	—
Grand Bear Golf Course	Saucier, MS	Golf course	5,000	—
Rio Secco Golf Course	Henderson, NV	Golf course	30,000	—

Total			32,486,400	11,890

Description of our Properties

Las Vegas

Caesars Palace Las Vegas

Caesars Palace is a hotel and casino resort located in Las Vegas, Nevada. It was opened in 1966 and features six hotel towers uniquely designed to address the varied demands of our diverse customer base, 124,181 square feet of casino space including over 1,400 slot and table gaming units, a 14,187 square foot high limit casino area, a 4,557 square foot high limit slots area and a 24-hour poker room, approximately 300,000 square feet of meeting, convention and ballroom facilities, the 4,300-seat Colosseum entertainment venue, the 81,300 square foot OMNIA Nightclub, over 20 restaurants, lounges and bars, approximately 702,000 square feet of retail space, approximately 40,450 square feet of spa facilities and five swimming pools spanning eight acres.

Caesars Atlantic City

Caesars Atlantic City is a hotel and casino resort located in Atlantic City, New Jersey. It was opened in 1979 and consists of a 115,225 square foot casino, a 1,141 room hotel, 28,590 square feet of convention center space and a 1,100 seat concert venue. The property features restaurants, shopping and entertainment venues and amenities such as a spa and indoor / outdoor pool.

Bally’s Atlantic City

Bally’s Atlantic City is a hotel and casino resort located along the Boardwalk in Atlantic City, New Jersey. It was opened in 1979 and consists of a 121,624 square foot casino, a 1,251 room hotel and 63,589 square feet of convention center space. The property features restaurants, shopping and nightlife venues and amenities such as a spa with indoor pool.

Harrah’s Gulf Coast

Harrah’s Gulf Coast is a hotel and casino resort located in Biloxi, Mississippi, which replaced the former Grand Casino Biloxi which was destroyed by Hurricane Katrina. It was opened in 2006 and consists of a 31,300 square foot casino and a 500 room hotel. The property features restaurants, and amenities such as a spa and an outdoor pool. The Great Lawn features a 10.5 acre outdoor concert space along the waterfront. Grand Bear Golf Course, designed by Jack Nicklaus, is a short drive away from the casino and is considered one of the top courses in the Southern United States.

Harrah’s Louisiana Downs

Louisiana Downs is a “racino” located in Bossier City, Louisiana. It consists of a 12,000 square foot casino and a race track. The property features several casual restaurants onsite.

Harrah’s Council Bluffs

Harrah’s Council Bluffs is a hotel and casino resort located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. It consists of a 25,000 square foot casino, a 250 room hotel and 5,731 square feet of meeting and event space. The property features both restaurants and nightlife venues.

Harrah’s Joliet

Harrah’s Joliet is a hotel and casino resort located in the Chicagoland area of Illinois. It consists of a 39,000 square foot casino, a 200 room hotel and 6,110 square feet of meeting and event space. The property features both restaurants and nightlife offerings.

Harrah’s Lake Tahoe

Harrah’s Lake Tahoe is a hotel and casino resort located on Lake Tahoe in Stateline, Nevada. It consists of a 45,136 square foot casino, a 510 room hotel and 18,000 square feet of meeting and event space. The property features restaurants, shopping and nightlife venues and amenities such as a spa and salon.

Harrah’s Metropolis

Harrah’s Metropolis is a hotel and casino resort located in Metropolis, Illinois. It consists of a 23,669 square foot casino and a 260 room hotel. The property features both restaurants and nightlife offerings.

Harrah’s Kansas City

Harrah’s North Kansas City is a hotel and casino resort located in North Kansas City, Missouri. It consists of a 60,100 square foot casino, a 390 room hotel and 12,800 square feet of meeting and event space. The property features both restaurants and nightlife venues.

Harrah’s Reno

Harrah’s Reno is a hotel and casino resort located in Reno, Nevada. It consists of a 40,200 square foot casino, a 930 room hotel and 21,765 square feet of meeting and event space. The property features restaurants and nightlife venues and amenities such as a spa and salon and an outdoor pool.

Harvey’s Lake Tahoe

Harvey’s Lake Tahoe is a hotel and casino resort located on Lake Tahoe in Stateline, Nevada. It consists of a 44,200 square foot casino, a 740 room hotel and 19,000 square feet of meeting and event space. The property features restaurants, nightlife venues and amenities such as an outdoor pool.

Horseshoe Bossier City

Horseshoe Bossier City is a hotel and casino resort located in Bossier City, Louisiana. It consists of a 28,100 square foot casino, a 604 room hotel and 21,594 square feet of meeting and event space. The property features restaurants and amenities such as a spa and an outdoor pool and is adjacent to the Louisiana Boardwalk outlets.

Horseshoe Council Bluffs

Horseshoe Council Bluffs is a casino resort located in Council Bluffs, Iowa. It consists of a 78,800 square foot casino. The property features restaurants and nightlife offerings.

Horseshoe Hammond

Horseshoe Hammond is a casino resort located in Hammond, Indiana. It consists of a 121,479 square foot casino and a 2,500 seat concert venue. The property features both restaurants and entertainment venues.

Horseshoe Southern Indiana

Horseshoe Southern Indiana is a hotel and casino resort located in Elizabeth, Indiana. It consists of a 86,600 square foot casino, a 503 room hotel and 24,000 square feet of convention center space. The property features restaurants and entertainment venues and amenities such as a spa. Nearby is Chariot Run at Horseshoe Southern Indiana, an equestrian-themed golf course considered one of the region’s top public championship courses.

Horseshoe Tunica

Horseshoe Tunica is a hotel and casino resort located in Robinsonville, Mississippi. It consists of a 63,000 square foot casino, a 505 room hotel and 2,079 square feet of meeting and event space. The property features restaurants and entertainment venues and amenities such as a spa and outdoor pool.

Tunica Roadhouse

Tunica Roadhouse is a hotel and casino resort located in Tunica Resorts, Mississippi. It consists of a 33,000 square foot casino, a 130 room hotel and 10,200 square feet of meeting and event space. The property features restaurants and entertainment venues and amenities such as a spa and outdoor pool.

Bluegrass Downs

Bluegrass Downs is a live harness horse racing track located in Paducah, Kentucky.

Mortgages, Liens or Encumbrances

In connection with the Term Loans, the First Lien Notes and the Second Lien Notes, VICI PropCo expects to enter into mortgages against the properties for the benefit of the lenders under such indebtedness. Similarly, in connection with the CPLV Market Debt and the CPLV Mezzanine Debt, CPLV expects to enter into mortgages against the CPLV facilities for the benefit of the lenders under such facilities. In addition, certain mechanic’s liens and similar liens recorded by contractors performing work on behalf of CEOC on the properties subject to the Lease Agreements may attach to, and constitute liens on, our interests in those properties.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Effective Date, we expect to have [●] million shares and 17.6 million shares of our common stock and our Series A preferred stock, respectively, issued and outstanding. The following table sets forth estimated information regarding the beneficial ownership of our common stock and our Series A preferred stock immediately following the Restructuring. The table below sets forth such estimated beneficial ownership for:

•	each stockholder that is a beneficial owner of more than 5% of the common stock immediately following the consummation of the Plan;

•	each named director and nominee for director;

•	each executive officer; and

•	all directors, nominees for director and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o VICI Properties Inc., 8329 W. Sunset Road, Suite 210, Las Vegas, Nevada 89113.

Pro Forma Beneficial Ownership After Restructuring
	Common Stock			Series A Convertible Preferred Stock (1)			Percent Total Voting Power
5% Stockholders, Officers and Directors	Number of Shares	Percent of Class		Number of Shares	Percent of Class
Beneficial Owners of 5% or More of Our Common Stock or Series A Preferred Stock
[●]	[●]	[●]	%	[●]	[●]	%	[●]	%
[●]	[●]	[●]		[●]	[●]		[●]

Directors and Executive Officers
John Payne	[●]	[●]		[●]	[●]		[●]
Mary Beth Higgins	[●]	[●]		[●]	[●]		[●]
James Robert Abrahamson	[●]	[●]		[●]	[●]		[●]
Eugene Irwin Davis	[●]	[●]		[●]	[●]		[●]
Eric Littmann Hausler	[●]	[●]		[●]	[●]		[●]
Craig Macnab	[●]	[●]		[●]	[●]		[●]
Edward Baltazar Pitoniak	[●]	[●]		[●]	[●]		[●]
Michael David Rumbolz	[●]	[●]		[●]	[●]		[●]
Directors and Executive Officers as a Group ([●] persons)	[●]	[●]	%	[●]	[●]	%	[●]	%

*	Represents less than 1%
(1)	Each holder of Series A preferred stock will have the right, at any time, at its option, subject to certain limitations related to a cap on the amount of common stock a holder may receive upon conversion, to convert any or all of such holder’s shares of Series A preferred stock into the whole number of fully paid and nonassessable shares of our common stock per share of converted Series A preferred stock based on the conversion rate in effect on the conversion date, plus an additional number of shares of our common stock based on the conversion rate in effect on the conversion date in respect of accrued and unpaid dividends (whether or not authorized or declared), including any unpaid additional amount, if any. The holders of Series A preferred stock will be entitled to vote upon all matters upon which holders of common stock have the right to vote, and, in connection with such matters, will be entitled to such number of votes equal to the number of shares of common stock into which their shares of Series A preferred stock would convert as of the record date for the matters to be voted on together with the common stock and not separately as a class. See “Description of Registrant’s Securities to be Registered—Preferred Stock—Series A Preferred Stock.”

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

On the Effective Date, our board of directors will consist of seven members. Pursuant to our charter and bylaws, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until such director’s successor is duly elected and qualified. See “Description of Registrant’s Securities to be Registered—Certain Provisions of Maryland Law and of Our Charter and Bylaws—Election and Removal of Directors.” Our first annual meeting of stockholders will be held in 2018. Subject to any employment agreements, officers serve at the pleasure of our board of directors.

Below is a list of names, ages and a brief account of the business experience as of May 1, 2017, of the individuals we expect to be our executive officers and directors on the Effective Date.

Name	Age	Position
Executive Officers
John Payne	48	President and Chief Operating Officer
Mary Beth Higgins	59	Chief Financial Officer

Directors
James Robert Abrahamson	61	Director
Eugene Irwin Davis	62	Director
Eric Littmann Hausler	47	Director
Craig Macnab	61	Director
Edward Baltazar Pitoniak	61	Director
Michael David Rumbolz	63	Director

John Payne, President and Chief Operating Officer

Mr. Payne has been our president and chief operating officer since our conversion to a Maryland corporation. Until the Effective Date, Mr. Payne will continue to serve as the chief executive officer of CEOC and the Central Division President of CEC. Mr. Payne has 21 years of experience in the gaming and hospitality business and has achieved superior results in each subsequent assignment. Mr. Payne was named chief executive officer of CEOC in 2014. Prior to that, Mr. Payne served as CEC’s President of Central Markets and Partnership Development from 2013 to 2014, its President of Enterprise Shared Services from 2012 to 2013, its President of Central Division from 2007 to 2012 and Atlantic City Regional President in 2006. In 2005, Mr. Payne also served as the Gulf Coast Regional President. Mr. Payne served as the Senior Vice President and General Manager of Harrah’s New Orleans from 2002 to 2005. Mr. Payne is a Board Member of the Audubon Institute, Crimestoppers of Greater New Orleans and the Business Council of New Orleans as well as being the Chairman of the Board of The Idea Village. Mr. Payne holds a Bachelor’s degree in Political Science from Duke University and a Master’s Degree in Business Administration from Northwestern University.

Mary Beth Higgins, Chief Financial Officer

Ms. Higgins has been our chief financial officer since our conversion to a Maryland corporation. Until the Effective Date, Ms. Higgins will continue to serve as the chief financial officer of CEOC, a position she has held since 2014. Prior to that, from 2010 to 2014, Ms. Higgins served as the Chief Financial Officer of Global Cash Access, NYSE “EVRI,” a company specializing in casino payment security, game development and patron analytics. From 2000 to 2010, Ms. Higgins served as Chief Financial Officer at Herbst Gaming Inc., a multi- jurisdictional casino gaming company. From 1997 to 2000, Ms. Higgins was the Chief Financial Officer for Camco, Inc. a specialty retailer. From 1987 through 1996, Ms. Higgins held various positions within Wells Fargo/First Interstate Bank in Commercial Lending ultimately Managing the Southern Nevada Division. Ms. Higgins holds a Bachelor’s degree in International Relations and Political Science from the University of Southern California and a Master’s degree in Business Administration from The University of Memphis.

James R. Abrahamson, Director

Mr. Abrahamson is Chairman of Interstate Hotels & Resorts (“Interstate”), the leading US-based global hotel management company comprising 430 hotels. He previously served as Interstate’s Chief Executive Officer from 2011 to March 2017; he was named to the additional position of Chairman in October 2016. Mr. Abrahamson also serves as an independent Director at La Quinta Holdings, Inc. (NYSE: LQ) and at BrightView Corporation (a private company). Prior to joining Interstate in 2011, Mr. Abrahamson also held senior leadership positions with InterContinental Hotels Group (NYSE: IHG), Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At IHG, where he served from 2009 to 2011, he served as President of the Americas division and, from 2010 to 2011, as executive director. At Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson was President of the Baymont Inn and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise division for all Hilton brands and launched the Hilton Garden Inn brand. Mr. Abrahamson currently serves as president of the Marriott International National Association owners’ organization and has served as national board chair of the American Hotel and Lodging Association in 2015 and 2016 and as national board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Eugene I. Davis, Director

Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests, and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a chief executive officer, chief restructuring officer, director, committee chairman or chairman of a number of businesses operating in diverse sectors. From 1990 to 1997, Mr. Davis served as President, Vice Chairman, and director of Emerson Radio Corporation and from 1996 to 1997 as Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and was in private practice from 1984 to 1998. Mr. Davis currently serves as Chairman of the Board of Atlas Iron Limited (ASX: AGO), U.S. Concrete, Inc. (Nasdaq: USCR), and WMIH Corp. (Nasdaq: WMIH), and also serves as a director of Verso Corporation (NYSE: VRS), Genco Shipping & Trading Limited (NYSE: GNK) and Titan Energy, LLC (OTC: TTEN), as well as certain non-SEC reporting companies. In March 2017, Mr. Davis announced his intention to not stand for reelection to the board of Genco Shipping & Trading Limited at its annual general meeting to be held in May 2017 and his intention to not stand for reelection to the board of directors of WMIH Corp. at its 2017 annual general meeting to be held in June 2017. During the past five years, Mr. Davis has also been a director of the following SEC registrants: Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), The Cash Store Financial Services, Inc. (NYSE: CSFS), DexOne Corp. (NYSE: DEXO), Global Power Equipment Group, Inc. (NYSE: GLPW), Goodrich Petroleum Corp. (NYSE: GDP), Great Elm Capital Corporation (Nasdaq: GECC), GSI Group, Inc. (Nasdaq: GSIG), Hercules Offshore, Inc., HRG Group, Inc. (NYSE: HRG), Knology, Inc. (Nasdaq: KNOL), SeraCare Life Sciences, Inc. (Nasdaq: SRLS), Spansion, Inc. (NYSE: CODE) and SpectrumBrands Holdings, Inc. (NYSE: SPB). Mr. Davis’ prior experience also includes having served on the board of directors of each of ALST Casino Holdco, LLC and Trump Entertainment Resorts, Inc. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law.

Eric L. Hausler, Director

Mr. Hausler held the position of Chief Executive Officer of Isle of Capri Casinos, Inc. (NYSE: ISLE), a developer, owner and operator of branded gaming facilities and related dining, lodging and entertainment facilities in regional markets in the United States, since April 2016. Prior to that, Mr. Hausler served as ISLE’s Chief Financial Officer from 2014 to 2016, as its Chief Strategic Officer from 2011 to 2014, and as its Senior Vice President, Strategic Initiatives from 2009 to 2011. Mr. Hausler retired from ISLE in May 2017 immediately following the company’s merger with Eldorado Resorts. From 2006 to 2009, Mr. Hausler served as Senior Vice President of Development for Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. From 2005 to 2006, Mr. Hausler served as Managing Director in Fixed Income Research, covering the gaming, lodging and leisure industries for Bear Stearns & Co. Inc. Mr. Hausler holds a Bachelor’s degree from Binghamton University and a Master’s degree from the New Jersey Institute of Technology.

Craig Macnab, Director

Mr. Macnab held the position of Chairman and Chief Executive Officer of National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust that acquires, owns, invests in and develops properties that are leased primarily to retail tenants, since 2008 (with his service as Chief Executive Officer beginning in 2004). Mr. Macnab retired from NNN in April 2017. Mr. Macnab is an independent director of Cadillac Fairview Corporation (a private company), since 2011 and of American Tower Corporation (NYSE: AMT), since 2014 and served as a director of Eclipsys Corporation from 2008 to 2014. Mr. Macnab also served as a director of DDR Corp. (NYSE: DDR), a real estate investment trust, from 2003 to 2015. Mr. Macnab holds a Bachelor’s degree in Economics and Accounting from the University of the Witwatersrand and a Master of Business Administration from Drexel University.

Edward Baltazar Pitoniak, Director

Mr. Pitoniak currently serves as Vice Chairman of Realterm, a private equity real estate manager, and as an independent director at Ritchie Brothers Auctioneers (NYSE: RBA). In April 2014, Mr. Pitoniak became Managing Director of InnVest, a publicly listed real estate investment trust, responsible for internalizing and re-capitalizing the REIT, then served as Chairman from June 2015 to August 2016, when the REIT was sold to private capital. He also served as a director of Regal Lifestyle Communities (NYSE: RLC), a Canadian seniors housing real estate owner and operator, from 2012 until its sale in 2015. Mr. Pitoniak retired in 2009 from the position of President and Chief Executive Officer and Director of bcIMC Hospitality Group, a hotel property and brand ownership entity (formerly a public income trust called Canadian Hotel Income Properties Real Estate Investment Trust (“CHIP”)), where he was employed since 2004. As Chief Executive Officer of CHIP, he led the company to 4 consecutive years of total return leadership among Canadian hotel REITs, and then to a sale in 2007. Mr. Pitoniak was also a member of CHIP’s Board of Trustees before it went private. Prior to joining CHIP, Mr. Pitoniak was a Senior Vice-President at Intrawest Corporation, a ski and golf resort operator and developer, for nearly eight years. Before Intrawest, Mr. Pitoniak spent nine years with Times Mirror Magazines, where he served as editor-in-chief and associate publisher with Ski Magazine. Mr. Pitoniak has a Bachelor of Arts degree from Amherst College.

Michael D. Rumbolz, Director

Mr. Rumbolz is President and Chief Executive Officer of Everi Holdings Inc. (NYSE: EVRI), a developer of gaming products and services and an independent director of Seminole Hard Rock Entertainment, LLC. Mr. Rumbolz served as Chairman and Chief Executive Officer of Cash Systems, Inc., a provider of cash access services to the gaming industry, from 2005 until 2008 when Cash Systems, Inc. was acquired by Everi. Mr. Rumbolz also has from time to time provided consulting services and held a number of public and private sector employment positions in the gaming industry, including serving as Member and Chairman of the Nevada Gaming Control Board from 1985 through 1988. Mr. Rumbolz is also the former Vice Chairman of the Board of Casino Data Systems in 2001, was the President and CEO of Anchor Gaming from 1995 to 2000, was the director of Development for Circus Circus Enterprises (later Mandalay Bay Group) from 1992 to 1995, and was the President of Casino Windsor at the time of its opening in Windsor, Ontario in 1998. In addition, Mr. Rumbolz is the former Chief Deputy Attorney General of the State of Nevada.

There are no family relationships among any of our directors or executive officers.

Board Committees

As of the Effective Date, our board of directors will have three standing committees: an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our committees will be composed of independent directors as defined under the rules, regulations and listing qualifications of a stock exchange where we may list our common stock. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company.

Audit and Finance Committee. The audit and finance committee will monitor the integrity of our financial statements and financial reporting processes, our compliance with legal and regulatory requirements, our continued qualification as a REIT, the performance of our internal audit function and independent auditors, the qualifications and independence of our independent auditor, our primary financial policies and programs, including those relating to leverage ratio, debt coverage, dividend policy and major financial risk policies, and our policies and transactions related to corporate finance, capital markets activities, capital allocation and major strategic initiatives. The audit and finance committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. In addition, the audit and finance committee will be responsible for reviewing and assessing our policies and procedures related to our compliance with applicable gaming regulations. Eugene I. Davis will be chair and Eric L. Hausler and Michael D. Rumbolz will be members of the audit and finance committee. As of the Effective Date, these directors will qualify as independent directors under the independence requirements of Rule 10A-3 of the Exchange Act. [●] satisfies the requirement of an “audit committee financial expert” as defined by the SEC.

Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers and directors, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. James R. Abrahamson will be chair and Eric L. Hausler and Craig Macnab will be members of the compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors adoption of a set of corporate governance principles, a code of ethics, policies with respect to conflicts of interest, and will monitor our compliance with corporate governance requirements of state and federal law, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. Craig Macnab will be chair and James R. Abrahamson, Eugene I. Davis and Michael D. Rumbolz will be members of the nominating and corporate governance committee.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation Committee Interlocks and Insider Participation

As of the Effective Date, we do not expect any compensation committee interlocks and none of our employees will participate on the compensation committee.

Compensation of Directors

Each of our directors who is not an employee of our company or our subsidiaries will receive an annual retainer of $[●] for services as a director. Directors who are not employees of our company or our subsidiaries, who serve as the chair of one of our committees will receive an additional annual retainer of $[●]. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors. We expect to grant equity awards to directors who are not employees of our company or our subsidiaries.

Code of Business Conduct and Ethics

Our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our audit and finance committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law.

Corporate Governance Profile

We will structure our corporate governance in a manner that we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure will include the following:

•	our board of directors will not be staggered, with each of our directors subject to re-election annually;

•	of the seven persons who will serve on our board of directors, all of the Company’s non-employee directors, James R. Abrahamson, Eugene I. Davis, Eric L. Hausler, Craig Macnab, Edward B. Pitoniak and Michael D. Rumbolz are expected to be determined by our board of directors to be independent;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	directors to be elected by affirmative vote of holders of a majority of votes entitled to be cast; and

•	we shall seek stockholder approval prior to or in certain circumstances within [●] days following the adoption by our board of a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

ITEM 6. EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to reduced narrative and tabular disclosure obligations regarding executive compensation including the requirement to include a Compensation Discussion and Analysis.

VICI REIT is a newly formed company that has not conducted operations and will not conduct operations until the Effective Date. Therefore, we have not yet paid any compensation to the individuals who will become our executive officers, and we have not yet made any determinations with respect to the compensation of the executive officers following the Effective Date, other than as described below. Information as to the historical compensation by CEOC of certain persons who will become our executive officers on the Effective Date is not indicative of the compensation of those executives following the Effective Date. Accordingly, we have not included information regarding compensation and other benefits paid to those executives by CEOC, as the case may be, during 2016 or prior years.

Following the Effective Date, our board of directors will have a compensation committee, which will oversee and determine the compensation of our chief executive officer and other executive officers. Our compensation committee is expected to evaluate and determine the appropriate executive compensation philosophy and objectives for VICI REIT, the process for establishing executive compensation, and the appropriate design of our executive compensation program and design compensation arrangements. If determined to be necessary or appropriate by the compensation committee, the compensation committee will retain a compensation consultant to provide advice and support to the committee in the design and implementation of our executive compensation program.

Compensation Philosophy

Our expected compensation philosophy is described below. Following the Effective Date, our compensation committee will review and consider this philosophy and may make adjustments as it determines necessary or appropriate. Our expected compensation philosophy will aim to achieve the following:

•	retain key leadership and talent;

•	align executives with investors and the long-term vision and growth strategy of our company;

•	ensure line-of-sight to key performance measures and results of our company; and

•	focus on challenging performance goals to support significant growth.

Primary Elements of Expected Compensation

We expect that our executive compensation program will consist of the following key elements:

Base Salary. Each of our executive officers will be paid a base salary. Base salary is the fixed element of an executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. Factors that we expect our compensation committee to consider in making determinations about the base salaries for our executive officers include the executive officer’s position, responsibilities associated with that position, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, the executive officer’s individual compensation history, salary levels of the other members of our executive team and similarly situated executives at comparable companies, and our overall compensation philosophy.

Annual Bonus Compensation. Our executive officers are also expected to be eligible for annual bonus compensation, which is intended to motivate the executive officers to achieve short-term company performance goals, to align executive officers’ interests with those of the stockholders and to reward the executive officers for superior individual achievements. Following the Effective Date, we expect that our compensation committee will establish an annual incentive plan and annual bonus framework for our executive officers.

Long-Term Equity-Based Incentive Awards. We anticipate that following the Effective Date, our executive officers will be eligible to participate in a long-term equity incentive compensation plan, which will motivate executive officers to achieve long-term performance goals and to ensure goal alignment with our stockholders. The amount and timing of any long-term equity-based incentive compensation to be paid or awarded to our executive officers following the Effective Date will be determined by our compensation committee. Employment arrangements we may enter into with our executive officers, may also provide for target annual long-term incentive opportunities, although the terms, conditions and details of expected grants and awards will be subject to review and approval by our compensation committee.

With respect to base salaries, annual incentive compensation and any long-term incentive awards, it is expected that our compensation committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on our competitive marketplace and will make any adjustments to the proposed elements of compensation described above that it determines are necessary or appropriate in its sole discretion. Our compensation committee will also determine the appropriate additional benefits and perquisites, if any, that it will make available to executive officers.

New Equity Incentive Plan

On or after the Effective Date, we expect our current board of directors to adopt an omnibus incentive plan, which will become effective as of the Effective Date. The terms of the omnibus incentive plan have not yet been finalized but we expect that the omnibus incentive plan will provide for stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalents, interests in the Operating Partnership and other equity-based awards to be awarded to employees, consultants and directors of our company and any subsidiary, including the Operating Partnership. We anticipate that interests granted under such a plan generally would qualify as profits interests under Internal Revenue Service guidance and would be subject to vesting requirements.

The omnibus incentive plan will be administered by the compensation committee, which will determine who receives awards and the terms of any such awards. We expect that a specific number of shares of our common stock and units of our Operating Partnership will be authorized to be issued under the omnibus incentive plan and that the plan will include additional provisions on how shares and units would be counted against the plan limit and when cancelled, forfeited, terminated or expired shares or units will be added back to the plan limit and again be made available for future grant.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Approval Policies

Following the Effective Date, our audit and finance committee will be responsible for the review, approval and ratification of “related person transactions” between us and any related person pursuant to a written related person transaction policy adopted by our board of directors. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the audit and finance committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit and finance committee deems appropriate.

Any member of the audit and finance committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Registration Rights Agreement

The Plan of Reorganization requires that we enter into a customary registration rights agreement providing for among other things a re-sale registration statement for certain holders of our equity that cannot freely transfer their equity pursuant to section 1145 of the Bankruptcy Code and that we keep any registration statements that do not automatically incorporate the U.S. Securities and Exchange Commission filings by reference up to date. Some of these holders may be a related person following the Effective Date.

Other than as described above, there is not currently proposed any transaction or series of similar transactions following the Effective Date to which we will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Director Independence

We will define “independent director” by reference to the rules, regulations and listing qualifications of a stock exchange where we may list our common stock. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company. We expect that our board of directors will affirmatively determine that all of the company’s non-employee directors, James R. Abrahamson, Eugene I. Davis, Eric L. Hauser, Craig Macnab, Edward P. Pitoniak and Michael D. Rumbolz are independent directors. In making this determination, the board of directors will review the non-employee directors’ relationships, if any, with us, and determined that there are no relationships that would interfere with the exercise of such directors’ independence from management and our company.

ITEM 8. LEGAL PROCEEDINGS

From time to time we may be party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. Pursuant to the Plan of Reorganization, any liability arising from or relating to legal proceedings involving the businesses and operations located at the real property to be transferred to us on the Effective Date will be retained by CEOC.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no established public market for our common stock. On the Effective Date, there will be approximately [●] million shares of our outstanding common stock.

Stockholders

1,000 shares of our common stock are currently outstanding and have been issued to CEOC, our parent company prior to the Effective Date.

Shares of Common Stock Issued in the Restructuring Eligible for Future Sale

Pursuant to Section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance, and distribution of our common stock pursuant to the Plan of Reorganization is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. The shares of our common stock issued in reliance on Section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and will be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of ours as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

To the extent that persons who received common stock issued under the Plan of Reorganization that are exempt from registration under the Securities Act or other applicable law by Section 1145 of the Bankruptcy Code are deemed to be “underwriters,” resales by those persons would not be exempted from registration under the Securities Act or other applicable law by Section 1145 of the Bankruptcy Code and may only be sold pursuant to a registration statement or pursuant to exemption therefrom, such as the exemption provided by Rule 144 under the Securities Act. We have agreed to register such shares, if any, for resale pursuant to a Registration Rights Agreement. See “Certain Relationships and Related Transactions, and Director Independence—Registration Rights Agreement”.

Whether or not any particular person would be deemed an “underwriter” with respect to our common stock received pursuant to the Plan of Reorganization would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular person that will receive our common stock pursuant to the Plan of Reorganization will be deemed an “underwriter” with respect to such shares.

Dividend Policy

VICI REIT intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular corporate rates to the extent that it annually distributes less than 100% of its taxable income on any undistributed portion of such taxable income. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid paying entity level tax.

Initially, cash available for distribution to VICI REIT stockholders will be derived solely from the rental payments under the Lease Agreements and the income of our TRS. During the first several years of the leases, under the terms of the Lease Agreements, rental income will be allocated for tax purposes generally in an amount greater than cash rents. In addition, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. Further, we may generate taxable income greater than our cash flow from operations after operating expenses and debt service as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. In order to avoid current entity level U.S. federal income taxes, we will generally be required to distribute sufficient cash flow after operating expenses and debt service payments to satisfy the REIT distribution requirement. If we do not have sufficient cash flow, we could be required to borrow funds, sell assets or issue dividends in the form of shares of our common stock to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax.

VICI REIT anticipates that its distributions generally will be taxable as ordinary income to its stockholders, although a portion of the distributions may be designated by VICI REIT as qualified dividend income or a capital gain dividend or may constitute a return of capital. VICI REIT will furnish annually to each VICI REIT stockholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. If we made any taxable dividend payable in cash and common stock, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, shareholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells shares of our common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in shares of our common stock.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On May 5, 2017, we issued 1,000 shares of our common stock to CEOC, our parent company as of the date of this registration statement, pursuant to Section 4(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a summary of the material terms of our capital stock as set forth in our charter, including our articles supplementary, and our bylaws, which govern the rights of holders of our capital stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter, including our articles supplementary, and our bylaws, copies of which are filed as exhibits to this registration statement. References to “we,” “us” and “our” and the “Company” in this section refer to VICI REIT.

General

Our charter will authorize us to issue up to [●] shares of common stock, $0.01 par value per share, and up to [●] shares of preferred stock, $0.01 par value per share, of which [●] shares are classified as Series A Convertible Preferred Stock, $0.01 par value per share. Our charter will authorize our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series, subject to the terms of any preferred stock. After giving effect to the issuance of capital stock pursuant to the Restructuring, on the Effective Date we will have [●] shares of common stock and 17.6 million shares of Series A preferred stock outstanding.

Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock will not have cumulative voting rights in the election of directors.

Holders of our common stock will be entitled to receive dividends if as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock will not have preemptive, subscription, redemption, preference, exchange, conversion or appraisal rights. There will be no sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the Effective Date will be fully paid and nonassessable and will have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.

Under Maryland law, a Maryland corporation generally may not amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our charter will provide that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification, limitation of liability and amendments to our charter, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast on those matters. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.” Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries will be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Preferred Stock

Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. Our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Series A Preferred Stock

General

On or before the Effective Date, we anticipate that our board of directors will classify the Series A preferred stock as a series of our preferred stock, designated as the Series A Convertible Preferred Stock, $0.01 par value per share, and we will file articles supplementary setting forth the terms of the Series A preferred stock with the appropriate Maryland authorities. A copy of the articles supplementary will be filed as an exhibit to this registration statement. When issued, the Series A preferred stock will be validly issued, fully paid and nonassessable.

Ranking

The Series A preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs senior to all classes or series of our common stock, and any other class or series of preferred stock established after the original issue date of the Series A preferred stock, except any such class or series of preferred stock as is designated as senior or pari passu to the Series A preferred stock and approved pursuant to certain voting rights of the Series A preferred stock described below.

Dividend Rate and Payment Date

Holders of shares of the Series A preferred stock will be entitled to receive, when, as and if authorized by the board of directors (or a duly authorized committee thereof), out of funds of the Company legally available for the payment of dividends, cumulative preferential dividends at the rate of the “yield” on the Series A preferred stock compounded quarterly, payable only in additional shares of Series A preferred stock, subject to a two percent per annum increase (payable only in cash) in the yield in the event of certain breaches of our obligations under the Series A articles supplementary. The “yield” on the Series A preferred stock will be the greater of 5% of the issue price of the Series A preferred stock on the Effective Date (the “Series A original issue price”) per annum and the dividend rate per annum resulting from (i) the aggregate amount of dividends (including special dividends, if any) declared payable to the holders of our common stock as of the record date for the common stock, if such date is concurrent with the dividend record date for the Series A preferred stock, or the most recent record date, if any, following the most recent dividend record date if such record date is not concurrent, divided by (ii) the implied value of our common stock per the Plan of Reorganization on the Effective Date (“common equity implied value”), or $[●].

If we do not redeem any shares of Series A preferred stock at the option of the holders as required by the Series A articles supplementary, we must pay to the holders of such unredeemed shares the “additional amount,” as described below under the heading “—Optional Redemption,” equal to 5% per annum of the redemption price of such shares, compounded quarterly, in cash.

Dividends on the Series A preferred stock will accrue from the most recent date to which dividends have been paid, or if no dividends have been paid, from the issue date of the Series A preferred stock, will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (or, if any such date is not a business day, the next succeeding business day) in the form of additional shares of Series A preferred stock, as calculated based on the liquidation preference of the Series A preferred stock (other than amounts distributable in respect of certain breaches of our obligations under the Series A articles supplementary, which shall be paid in U.S. dollars) and, to the extent not paid on the applicable payment date, will compound quarterly.

We may not declare, make, pay or set apart for payment any dividends or other distributions (other than a dividend or distribution payable solely in shares of common stock or other junior securities, or cash in lieu of fractional shares thereof) on our common stock or other junior securities, or redeem, purchase or otherwise acquire for any consideration our common stock or other junior securities (other than repurchases pursuant to binding contractual commitments held by employees, directors or consultants upon termination of their employment or services and except by conversion of shares of the Series A preferred stock into or exchange for shares of common stock or other junior securities) unless full accrued dividends and accumulated dividends on the Series A preferred stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A preferred stock for all dividend periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition, or except for the declaration or payment of cash dividends on shares of our common stock solely to the extent necessary to preserve the our qualification as a REIT.

Liquidation Preference

Immediately prior to or in connection with (i) any voluntary or involuntary bankruptcy, reorganization, insolvency, liquidation, dissolution or winding-up of the affairs of the Company or any other similar event or proceeding (each a “liquidation event”), (ii) a “deemed liquidation event” (as defined below) pursuant to clause (v) of the definition thereof, or (iii) any other deemed liquidation event other than pursuant to clause (v) of the definition thereof except for any such deemed liquidation event that was approved by the holders of the Series A preferred stock as described below, the holders of the Series A preferred stock will be entitled to receive and to be paid out of the assets of the Company legally available for distribution to its stockholders, for each share of Series A preferred stock, the Series A original issue price, plus an amount per share equal to any accrued and unpaid dividends (whether or not authorized or declared) up to the date of payment, including any “additional amount” payable to the holders of shares of Series A preferred stock tendered for redemption and not redeemed (the “liquidation preference”), before any payment is made to the holders of our common stock or any other junior securities, subject to the election set forth in the immediately following paragraph. If any deemed liquidation event or liquidation event occurs without the approval by the holders of the Series A preferred stock or pursuant to clauses (iii), (iv) or (vi) (in the case of clause (vi), as a result of a change in law) of the definition of a deemed liquidation event, then without limitation to their rights and remedies, the holders of the Series A preferred stock will continue to retain their Series A preferred stock, which, for the avoidance of doubt, will be an obligation of the Company and not any successor entity, including by way of merger, unless such holders make a written election within 20 business days of receipt of notice of such event from the Company to receive the liquidation preference. Upon the payment in full of the liquidation preference, the holders of the Series A preferred stock will have no right or claim to any remaining assets of the Company.

In addition to the election provided to holders of Series A preferred stock to retain their Series A preferred stock, if applicable, under the paragraph above, the holders of the Series A preferred stock will be able to elect in their sole discretion no later than 5 business days prior to the consummation of a liquidation event or deemed liquidation event pursuant to clauses (i), (ii), (v) or (vii) of the definition thereof to convert their shares of Series A preferred stock into shares of our common stock immediately prior to (and subject to the consummation of) such liquidation event or deemed liquidation event and share in the proceeds and other consideration of the liquidation event or deemed liquidation event as holders of our common stock in lieu of receiving the liquidation preference. If no such election is made to convert their shares of Series A preferred stock into our common stock, each holder of the Series A preferred stock will receive the liquidation preference or will retain their Series A preferred stock, as applicable, in accordance with the paragraph immediately above. The holders of the Series A preferred stock will be able to elect in their sole discretion at any time to convert their shares of Series A preferred stock into shares of our common stock, including in the case of an event pursuant to clauses (iii), (iv) or (vi) of the definition of deemed liquidation event.

A “deemed liquidation event” will mean any of the following: (i) the lease of all or substantially all of the assets of the Company to a party other than CEOC (or a subsidiary of CEOC necessary for the operation of the assets of the Company) or the sale, distribution, transfer or conveyance of all or substantially all of the assets of the Company (in each case whether in one transaction or a series of transactions) to another person (including any stockholder of the Company) or any “fundamental transaction” (as defined below); (ii) an acquisition of the Company by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; (iii) if any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder) is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 of the Exchange Act, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of voting stock of the Company; (iv) the first day on which a majority of the members of the board of directors of the Company does not consist of continuing directors; (v) approval of a plan of liquidation or dissolution of the Company, (vi) the Company ceasing to be a REIT or (vii) the Company entering into any transaction or series of transactions, including by way of merger or consolidation, a sale of all or substantially all of the assets, stock sale or otherwise, which causes or is reasonably likely to cause the Company or any successor entity resulting from such transaction to cease being a REIT.

A “fundamental transaction” will mean any recapitalization, reclassification or certain changes of our common stock, a consolidation, certain mergers or combinations involving the Company, or a sale, lease or other transfer to another person of all or substantially all of the assets of the Company, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets.

Optional Redemption

We will not be able to elect to redeem the Series A preferred stock. The holders of the Series A preferred stock, however, will be entitled to upon written notice, (i) at any time and from time to time on or after the date that is the tenth (10th) anniversary of the Effective Date, (ii) upon the occurrence of a breach of our obligations under the Series A articles supplementary or (iii) other than as expressly contemplated in the Plan of Reorganization, upon the effective date of a confirmed plan in a Chapter 11 bankruptcy case of the Company or in a similar bankruptcy or insolvency proceeding or reorganization or similar event, redeem some or all of their shares of Series A preferred stock for cash out of funds available therefor under Maryland law at a price per share equal to the liquidation preference of such shares, with the date of redemption not more than 30 days after receipt by the Company of the written redemption notice. If the Company does not have sufficient funds available to redeem on any redemption date all shares of Series A Preferred Stock requested to be redeemed, the Company will be required to redeem a portion of such holder’s redeemable shares of such stock out of funds available therefor under Maryland law, and will be required to redeem the remaining shares as soon as practicable after the Company has funds available therefor under Maryland law. Holders of shares of Series A preferred stock that were requested to be redeemed and were not so redeemed on the redemption date will be entitled to an amount equal to 5% per annum of the redemption price of the shares of Series A preferred stock not so redeemed, compounding quarterly and accruing on a daily basis during the period from the original redemption date through and including the actual redemption date of such shares of Series A preferred stock, payable in U.S. dollars (the “additional amount”).

Conversion

Each holder of Series A preferred stock will have the right, at any time, at its option, subject to certain limitations described below, to convert any or all of such holder’s shares of Series A preferred stock into the whole number of fully paid and nonassessable shares of our common stock per share of converted Series A preferred stock based on the conversion rate in effect on the conversion date, plus an additional number of shares of our common stock based on the conversion rate in effect on the conversion date in respect of accrued and unpaid dividends (whether or not authorized or declared), including any unpaid additional amount, if any. The holder may make such conversion contingent upon and subject to the consummation of a liquidation event or deemed liquidation event.

Unless a holder has obtained and maintains all applicable gaming licenses required under gaming laws applicable to us or is otherwise in compliance with all gaming laws applicable to us and has opted out of the following limitation, holders may not convert any shares (except in the event of a fundamental transaction or as a result of a mandatory conversion) that would result in such holder beneficially owning 14.99% (or such higher percentage as specified by the holder to us) or more of our common stock (the “regulatory limitation”).

Anti-Dilution Adjustments

The conversion price (the liquidation preference per share of Series A preferred stock divided by the conversion rate then in effect) will be subject to certain customary and non-customary anti-dilution adjustments including, among other things:

•	issuances of shares of common stock as a dividend or distribution on shares of the common stock, and share splits or share combinations;

•	distributions to all holders of common stock of rights, warrants or options entitling them to subscribe for or purchase shares of common stock at a price per share less than fair market value;

•	distributions of shares of capital stock, evidences of indebtedness or other assets or property to holders of the common stock and in the event of certain spin-off transactions, self-tender offers and exchange offers; and

•	cash dividends or other cash distributions on shares of common stock, provided that the anti-dilution adjustment will apply only to the amount of ordinary regular quarterly cash dividends up to 5% per annum of the current market price of the common stock (the “cap”). The cap will not apply to any extraordinary dividends, special dividends or any dividends or other distributions that are not ordinary regular quarterly cash dividends, including, without limitation, any dividend or distribution that is derived from a sale of assets or activity outside the Company’s ordinary course of business.

Mandatory Market Trigger Conversion

On or after the sixth anniversary of the original issue date of the Series A preferred stock, we will have the option to cause the mandatory conversion of all or a part of the then outstanding Series A preferred stock into shares of our common stock at the then applicable conversion rate if the volume weighted average price, or “VWAP,” in at least 20 of 30 consecutive trading days of a share of our common stock equals or exceeds the trigger prices during the periods set forth in the Series A articles supplementary. The trigger prices at which we will be entitled to cause a mandatory conversion reflect a premium of 175% declining to 125% of the mandatory conversion price trigger. The mandatory conversion trigger price will be the liquidation preference of a share of Series A preferred stock, divided by the conversion rate at such time (without giving effect to certain conversion rate adjustments), but may not be less than a minimum value based on our common equity implied value, but may not be less than $2.50 per share.

Voting Rights

The holders of Series A preferred stock will be entitled to vote upon all matters upon which holders of common stock have the right to vote, and, in connection with such matters, will be entitled to such number of votes equal to the number of shares of common stock into which its shares of Series A preferred stock would convert as of the record date for the matters to be voted on (after giving effect to any limitation on the number of shares of common stock into which shares of Series A preferred stock could be converted as a result of the regulatory limitation, as applied to any such holder) together with the common stock and not separately as a class.

So long as any shares of Series A preferred stock are outstanding, we will not be permitted to, without the affirmative vote or consent of the holders of at least 75% of the outstanding Series A preferred stock, given in person or by proxy, either in writing or at a meeting (and for these purposes, excluding such shares owned by the Company, CEOC or any subsidiary or other entity controlled by or controlling any such party):

•	repeal, amend, waive or otherwise change any provisions of our charter or bylaws in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other rights or privileges of the Series A preferred stock or its holders set forth in the Series A articles supplementary or the charter or the bylaws, whether direct or indirect;

•	repeal, amend, waive or otherwise change any provision of the Series A articles supplementary in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other rights or privileges of the Series A preferred stock or its holders set forth in the Series A articles supplementary, the charter and/or the bylaws, including any repeal, amendment, waiver or other change that would affect (A) the rights of the holders to receive any payments or to convert or redeem the Series A preferred stock (including any conversion or redemption for preferred partnership units of the operating partnership of which the Company, or a wholly owned subsidiary of the Company, is the general partner) or to receive notices or to elect to convert or redeem (in each case, including the timing in respect thereof), (B) the maturity or ranking of the Series A preferred stock, (C) the timing, type or amount of dividends or distributions in respect of the Series A preferred stock, (D) the definition of “Yield”, certain voting rights of the Series A preferred stock, the timing, type or amount of liquidation preference, the observer rights of the Series A preferred stock, the optional redemption provisions, the mandatory conversion provisions, including, for the avoidance of doubt, the related definitions, the provisions regarding breaches of the Series A articles supplementary (including any amount payable in respect thereof), or any other matter that would be materially adverse to the holders of Series A preferred stock; provided that, to the extent that such repeal, amendment, waiver or other change would disproportionally adversely affect any holder of Series A preferred stock as compared to any other holder of the Series A preferred stock, the consent of such holder will be required;

•	enter into any fundamental transaction;

•	consummate a liquidation event or deemed liquidation event other than a deemed liquidation event pursuant to (x) clause (vi) of the definition of deemed liquidation event solely as a result of a change in law and provided that the Company has used its reasonable best efforts to maintain its REIT status or (y) clauses (iii) or (iv) of such definition;

•	amend the voting rights provisions of the Series A articles supplementary, increase the number of authorized shares of Series A preferred stock or issue additional shares of Series A preferred stock after the issue date other than to pay the dividends on the Series A preferred stock in compliance with the Series A articles supplementary; and

•

create any new class or series of stock, any other equity securities, or any debt or other securities convertible into equity securities of the corporation, in each such case having a preference over, or being in parity with, the Series A preferred stock with respect to dividends, liquidation, voting or redemption; provided that on and after the seventh anniversary date of the original issuance of the Series A preferred stock, such matters described in the bullet points above will only require the affirmative vote or consent of holders of at least 60% or more of the then outstanding shares of Series A preferred stock.

Board Observer Rights

Any holder who, together with certain of its affiliates, holds more than 15% of the outstanding shares of Series A preferred stock on its original issue date will have the right to designate one individual to be present for all meetings of our board of directors, and all meetings of any committees of our board of directors in a passive, non-voting, non-participatory observer capacity, so long as such aggregate holdings are greater than 15% of the outstanding shares of Series A preferred stock at the time of exercise of such right, and provided that no such election may violate gaming laws applicable to us. Such holder will have the right to remove its passive observer from time to time for any reason and to appoint a new passive observer.

In addition, in the event of certain breaches of the Series A articles supplementary that are specified in the Series A articles supplementary and are not cured within three months of the occurrence of the breach, the holders of the Series A preferred stock may designate a person as an observer to the board of directors until such breach is cured, if curable.

No Maturity or Sinking Fund

The Series A preferred stock has no maturity date and is not subject to any sinking fund.

Power to Reclassify and Issue Stock

Subject to the rights of holders of our preferred stock, our board of directors will be able to, without approval of holders of our common stock, classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have preference over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors will be required to set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. In addition, our charter will authorize our board of directors, with the approval of a majority of our board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue, subject to the rights of holders of our preferred stock. These actions will be able to be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year.

Our charter will contain restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, our charter will provide that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock. The Plan of Reorganization provides that an exemption from the 9.8% ownership limit will be granted to certain creditors of CEOC, and our board may provide exceptions for other shareholders, subject in each case to certain initial and ongoing conditions designed to protect our status as a REIT.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of 9.8% or less of a class or series of our capital stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

Our charter will provide that our board of directors will have the power to, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our charter will provide that our board of directors will be able to increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five persons could beneficially own, in the aggregate, more than 50.0% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our charter will also provide that:

•	any person is prohibited from owning shares of our stock that, if effective, would cause us to constructively own more than 9.8% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT;

•	any person is prohibited from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person is prohibited from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Our charter will provide that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any other restrictions on ownership and transfer of our stock discussed above, and any person who owned or would have owned shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, will be required to give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least five days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Our charter will provide that any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be void ab initio and the intended transferee will acquire no rights in such shares of stock. Our charter will provide that any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our board of directors), any person owning shares of our stock that, if effective, would cause us to constructively own more than 9.8% of the ownership interests, assets or net profits in (i) any of our tenants or (ii) any tenant of one of our direct or indirect subsidiaries, to the extent such ownership would cause us to fail to qualify as a REIT, or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will be void ab initio and the intended transferee will acquire no rights in such shares of stock and, if such voidness is not effective, the number of shares causing the violation (rounded up to the nearest whole share) will be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. Our charter will provide that if the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer which, if effective, would have resulted in a violation on the restrictions of ownership and transfer of our stock, will be void ab initio and the intended transferee will acquire no rights in such shares of stock.

Our charter will provide that shares of our stock held in the trust will be issued and outstanding shares. The intended transferee may not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Our charter will provide that any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Pursuant to our charter, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by an intended transferee before our discovery that the shares have been transferred to the trustee and to recast the vote in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary of the trust.

Pursuant to our charter, within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee, that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After such sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the intended transferee, an amount equal to the lesser of:

•	the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event that resulted in the transfer to the trust at the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds received by the trustee for the shares.

Any net sales proceeds in excess of the amount payable to the intended transferee shall be paid to the charitable beneficiary.

Our charter will provide that shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, devise or other such transaction, at market price, at the time of such gift, devise or other such transaction; and

•	the market price on the date we accept, or our designee accepts, such offer.

The amount payable to the transferee may be reduced by the amount of any dividends or other distributions that we paid to the intended transferee before we discovered that the shares had been transferred to the trust and that is owed by the intended transferee to the trustee as described above. We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Pursuant to our charter, upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the intended transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock will take effect upon consummation of the Plan of Reorganization on the Effective Date.

In addition, these restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate

In addition to the restrictions set forth above, all of our outstanding shares of capital stock will be held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares any class of our capital stock will be required to promptly notify us of such person’s identity. Our charter will provide that any shares of our capital stock that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person is redeemable by us, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by our board of directors. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by our board of directors alone), an amount that in no event exceeds (i) the market price of such securities as reported on a securities exchange, a generally recognized reporting system or domestic over-the-counter market, as applicable, or (ii) if such securities are not quoted by any recognized reporting system, then the fair market value thereof, as determined in good faith and in the reasonable discretion of the board of directors. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by us. If all or a portion of the redemption price is paid with a promissory note, such note shall have a ten year term, bear interest at 3% and amortize in 120 equal monthly instalments and contain such other terms determined by our board.

Our charter will provide that the redemption right is not exclusive and that our capital stock that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person may also be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by our board of directors in its sole and absolute discretion.

Our charter requires any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all costs, including attorneys’ fees, incurred by us and our affiliated companies as a result of the unsuitable person’s ownership or control or failure to promptly divest itself of any securities of VICI REIT when and in the specific manner required by a gaming authority or by our charter.

Under our charter, an unsuitable person will be defined as one who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by any gaming authority to be unsuitable or disqualified to own or control any of our capital stock, (iv) is determined by any gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities or holding a gaming license in any gaming jurisdiction, (v) causes any gaming license of our company or any of our affiliates to be lost, rejected, rescinded, suspended, revoked or not renewed, or causes our company or any of our affiliates to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any gaming license, or (vi) is deemed likely, in the sole and absolute discretion of our board, to preclude or materially delay or jeopardize any gaming license, cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which our company or our affiliates is a party, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of our company or any of our affiliates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be [●].

Certain Provisions of Maryland Law and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws as they will be in effect on the Effective Date is qualified in its entirety by reference to the MGCL and our charter and bylaws, as they will be in effect on the Effective Date, copies of which are filed as exhibits to this registration statement.

Election and Removal of Directors

Our charter and bylaws will provide that the number of our directors may be established only by our board of directors but may not be more than fifteen or fewer than the minimum number permitted by the MGCL, which is one. On the Effective Date, the number of directors will be set at [●], which directors will be designated pursuant to the Plan of Reorganization. Our bylaws will provide for the election directors, in uncontested elections, by a majority of all shares then outstanding and entitled to be cast. In contested elections, the election of directors shall be by a plurality of the votes cast. Our bylaws will provide that a director may not be an “unsuitable person” as defined in our charter.

Our bylaws will provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors except that a vacancy created by the removal of a director may be filled only by the requisite vote or consent of stockholders set forth in our bylaws.

Our charter will also provide that, subject to the rights of holders of one or more classes or series of preferred stock to elect one or more directors, a director may be removed, with or without cause, by the affirmative vote of stockholders holding a majority of all of the shares of our stock entitled to vote generally in the election of directors.

Amendment to Charter and Bylaws

Except as described in “—Series A Preferred Stock—Voting Rights” and as provided in our charter with respect to indemnification, limitation of liability and amendments to our charter, which require the affirmative vote of stockholders entitled to cast 75% of all the votes entitled to be cast on those matters, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Except as described above in “—Series A Preferred Stock—Voting Rights,” our board of directors and our stockholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter have the power to amend our bylaws, provided that the sections of our bylaws relating to the opt out from the control share acquisition statute and amending the bylaws may not be amended except by the requisite vote of stockholders.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL provides various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our charter will provide that, notwithstanding any other provision of our charter or our bylaws, the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL) will not apply to any business combination between us and any interested stockholder of ours and that we expressly elect not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part. Any amendment to such provision of our charter must be approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person. As a result, any person described in the preceding sentence may be able to enter into a business combination with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that this provision of our bylaws will not be amended or repealed in the future. In that event, business combinations between us and an interested stockholder or an affiliate of an interested stockholder would be subject to the five-year prohibition and the super-majority vote requirements.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from us. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws will contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition and may be subject to the control share acquisition statute.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

We do not currently have a classified board. Our charter provides that we are prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all shares of ours then outstanding and entitled to be cast on the matter.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we will (1) vest in our board of directors the exclusive power to fix the number of directors, and (2) require the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called by our board of directors, the chairman of our board of directors, our president or chief executive officer as described below under “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

Our board of directors, the chairman of our board of directors, our president or our chief executive officer may call a special meeting of our stockholders. Our bylaws will provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter will permit stockholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws will provide that any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by our board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to us in accordance with Maryland law. We will be required to give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Competing Interests and Activities of Our Directors or Officers

Our charter will also provide that we have the power to renounce, by resolution of the board of directors, any interest or expectancy in, or in being offered, an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our directors or officers.

Advance Notice of Director Nomination and New Business

Our bylaws will provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (3) by any stockholder present in person or by proxy who was a stockholder of record at the time of provision of notice by the stockholders and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business who is not an “unsuitable person” as defined in our charter, and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or any duly authorized committee of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before the first anniversary of the preceding year’s proxy statement or later than the later of the close of business on the 90th day before the first anniversary of the preceding year’s proxy statement or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “—Restrictions on Ownership and Transfer” prohibit any person from acquiring, with respect to any class or series of our capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of our capital stock without the approval of our board of directors. These provisions may delay, defer or prevent a change in control of us. Further, subject to the rights of holders of preferred stock, our board of directors has the power to increase the aggregate number of authorized shares and classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly-classified shares, as discussed under the captions “—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. We believe that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of our common stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws will also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Special Meetings of Stockholders” and “—Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our present or former directors or officers or other employees or stockholders to us or to our stockholders, as applicable, or any standard of conduct applicable to our directors, (c) any action asserting a claim against us or any of our present or former directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our present or former directors or officers or other employees that is governed by the internal affairs doctrine.

Description of Our Operating Partnership Agreement

We have summarized the material terms of the limited partnership agreement of our Operating Partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the limited partnership agreement of VICI Properties L.P., a form of which is filed as an exhibit to this registration statement.

General

Our Operating Partnership, VICI Properties L.P., is a newly formed Delaware limited partnership. All of our assets (other than the golf course assets), will be held by, and all of our operations (other than the golf course operations) will be conducted through, our Operating Partnership, either directly or through subsidiaries. The provisions of the limited partnership agreement described below will be in effect from and after the Effective Date. VICI Properties GP LLC, our wholly-owned subsidiary, will be the sole general partner of our Operating Partnership.

In the future some of our property acquisitions could be financed by issuing partnership units in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to their respective percentage interests in our Operating Partnership if and to the extent authorized by the general partner of our Operating Partnership. Holders of outstanding partnership units will, from and after the first anniversary of the date of the Effective Date (subject to the terms of the limited partnership agreement), have the right to elect to redeem their partnership units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, subject to our right to acquire the partnership units tendered for redemption in exchange for an equivalent number of shares of our common stock, subject to the restrictions on ownership and transfer of our stock to be set forth in our charter. The partnership units will not be listed on any securities exchange or quoted on any inter-dealer quotation system.

Provisions in the limited partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our Operating Partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of partnership units or other Operating Partnership interests;

•	transfer restrictions on partnership units and restrictions on admission of partners;

•	a requirement that VICI Properties GP LLC may not be removed as the general partner of our Operating Partnership without its consent;

•	the ability of the general partner in some cases to amend the limited partnership agreement and to cause our Operating Partnership to issue preferred partnership interests in our Operating Partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

•	the right of any future limited partners to consent to transfers of units of other Operating Partnership interests except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

Purpose, Business and Management

Our Operating Partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), including (1) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, financing, refinancing, conveyance and exchange of any asset or property of the Operating Partnership, (2) to acquire or invest in any securities and/or loans relating to such properties, (3) to enter into any partnership, joint venture, business or statutory trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the DRULPA, or to own interests in any entity engaged in any business permitted by or under the DRULPA, (4) to conduct the business of providing property and asset management and brokerage services, and

(5) to do anything necessary or incidental to the foregoing. However, our Operating Partnership may not, without the general partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code;

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us or our securities or our Operating Partnership; or

•	could cause us not to be in compliance in all material respects with any covenants, conditions or restrictions pursuant to an agreement to which we are party unless we have provided our consent to such action.

The general partner is accountable to our Operating Partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. If there is a conflict between our interests or the interests of our stockholders, on the one hand, and the Operating Partnership or any current or future limited partners, on the other hand, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either us or our stockholders or any limited partners; provided, however, that any conflict that cannot be resolved in a manner not adverse to either us or our stockholders or any limited partners shall be resolved in favor of us and our stockholders. The limited partners of our Operating Partnership expressly acknowledge that VICI Properties GP LLC, as general partner of our Operating Partnership, is acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively. Neither our company nor our board of directors will be under any obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our Operating Partnership to take or decline to take any actions, except as described above. The limited partners agree that our status as a REIT and as a reporting company under Section 12 of the Exchange Act is of benefit to the Operating Partnership and that all actions taken in good faith by the general partner in support thereof shall be deemed actions taken for the benefit of the Operating Partnership and all partners including the limited partners.

The limited partnership agreement will also provide that the general partner will not be liable to our Operating Partnership, its partners or any other person bound by the limited partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any limited partner, except for any such losses sustained, liabilities incurred or benefits not derived as a result of (i) an act or omission on the part of the general partner that was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission on the part of the general partner that it had reasonable cause to believe was unlawful; or (iii) for any loss resulting from any transaction for which the general partner actually received an improper personal benefit in money, property or services in violation or breach of any provision of the limited partnership agreement. Moreover, the limited partnership agreement will provide that our Operating Partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our Operating Partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services in violation or breach of any provision of the limited partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the limited partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our Operating Partnership will be exclusively vested in VICI Properties GP LLC, in its capacity as the sole general partner of our Operating Partnership. No limited partner, in its capacity as a limited partner, will have any right to participate in or exercise management power over the business and affairs of our Operating Partnership (provided, however, that we, in our capacity as the sole member of the general partner and not in our capacity as a limited partner of the Operating Partnership, may have the power to direct the actions of the general partner with respect to the Operating Partnership). VICI Properties GP LLC may not be removed as the general partner of our Operating Partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the general partner under applicable law or any provision of the limited partnership agreement, but subject to certain other provisions of the limited partnership agreement and the rights of future holders of any class or series of partnership interest, VICI Properties GP LLC, in its capacity as the general partner of our Operating Partnership, has the full and exclusive power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our Operating Partnership, to exercise or direct the exercise of all of the powers of our Operating Partnership and to effectuate the purposes of our Operating Partnership without the approval or consent of any limited partner. The general partner may authorize our Operating Partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, the general partner may execute, deliver and perform agreements and transactions on behalf of our Operating Partnership without the approval or consent of any limited partner.

The limited partnership agreement provides that our Operating Partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our Operating Partnership.

Additional Limited Partners

The general partner of our Operating Partnership may cause our Operating Partnership to issue additional partnership units or other partnership interests and to admit additional limited partners to our Operating Partnership from time to time, on such terms and conditions and for such capital contributions as it may establish in its sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, partnership units or other partnership interests or securities issued by our Operating Partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our Operating Partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of our Operating Partnership. No person may be admitted as an additional limited partner without the consent of the general partner, which the general partner may give or withhold in its sole and absolute discretion, and no approval or consent of any limited partner will be required in connection with the admission of any additional limited partner.

Our Operating Partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as the general partner may determine, in its sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, the general partner may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our Operating Partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions,” VICI Properties GP LLC, as general partner, may not voluntarily withdraw from our Operating Partnership, or transfer or assign all or any portion of its interest in our Operating Partnership, without the consent of the holders of a majority of the limited partnership interests (excluding units owned directly or indirectly by us). Holders of limited partnership units do not vote on matters submitted to our stockholders for approval and do not generally vote on actions to be taken by the Operating Partnership, except as set forth in the preceding sentence, and as set forth below, see “—Amendments of the Limited Partnership Agreement,” “—Termination Transactions,” and “Dissolution.” The limited partners will agree not to sell, assign, encumber or otherwise dispose of their Operating Partnership units to any person (other than to us, or the general partner, to immediate family members or any trust for their benefit, to affiliates of such partner, including, without limitation, any entity controlled by such partner, to a charitable entity or a trust for their benefit, or to a lending institution as collateral for a bona fide loan, subject to certain limitations) unless they have provided the general partner a right of first offer. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act or otherwise in accordance with applicable securities laws.

Amendments of the Limited Partnership Agreement

Amendments to the limited partnership agreement may be proposed by our general partner, or by the limited partners owning at least 50% of the partnership units held by the limited partners (including units held directly or indirectly by us).

Generally, the limited partnership agreement may not be amended, modified or terminated without the approval of both the general partner and limited partners holding a majority of all outstanding partnership units held by the limited partners (other than, in each case, Operating Partnership units owned directly or indirectly by us). The general partner has the power to unilaterally make certain amendments to the limited partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to its obligations as general partner or surrender any right or power granted to it as general partner or any of our affiliates for the benefit of the limited partners;

•	reflect the issuance of additional partnership units, transfer of any partnership interest or the admission, substitution, termination or withdrawal of limited partners in each case in accordance with the terms of the limited partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the limited partnership agreement not inconsistent with law or with other provisions of the limited partnership agreement, or make other changes concerning matters under the limited partnership agreement that will not otherwise be inconsistent with the limited partnership agreement or law;

•	set forth or amend the designations, rights, preferences, privileges and other terms and conditions of any new class of partnership interest permitted to be issued under the limited partnership agreement;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT or to satisfy REIT requirements, reflect the transfer of all or any part of a partnership interest among the general partner and any entity disregarded as separate from the general partner for tax purposes or to ensure that the Operating Partnership will not be classified as a publicly traded partnership for tax purposes;

•	modify the manner in which capital accounts are computed or net income or net loss are allocated; or

•	to reflect any other modification as is reasonably necessary for the business or operation of the Operating Partnership or the general partner, which does not violate the restrictions on the general partner.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights, reduce any limited partner’s right to indemnity, create any liability of a limited partner, amend these restrictions or admit any other person as a general partner other than in accordance with the successor provisions of the limited partnership agreement or alter the protections of the limited partners in connection with Termination Transactions described below, which, in each case, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the partnership units held by limited partners (excluding units owned directly or indirectly by us), the general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the limited partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•	enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below; or

•	withdraw from the Operating Partnership or transfer any portion of its general partnership interest.

Distributions to Unitholders

The limited partnership agreement provides that holders of partnership units will be entitled to receive distributions of 100% of available cash, at least quarterly, on a pro rata basis in accordance with the number of partnership units held by each of them and by us (subject to the rights, preferences and privileges of the holders of any class of preferred partnership interests that may be authorized and issued after the offering). In the event that we declare and pay any dividend of cash or assets to holders of our common stock from the cash flow or assets of the TRS, each limited partner (other than us) will be paid in preference to any distribution to which we are entitled, an amount equal to the portion of any such dividend, which such limited partner would have received on account of our common stock, which such limited partner would have received if such limited partner’s units had been redeemed for shares of our common stock.

Redemption/Exchange Rights

Each limited partner shall have the right, commencing on the first anniversary of the issuance of the applicable partnership units, to require our Operating Partnership to redeem part or all of its partnership units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those partnership units in exchange for shares of our common stock. Any such exchange will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Commencing on the first anniversary of the issuance of the applicable partnership units, limited partners who hold partnership units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Registrant’s Securities to be Registered—Restrictions on Ownership and Transfer.”

In addition, if the number of partnership units delivered by a limited partner for redemption, together with other shares of our common stock owned or attributed to that limited partner, exceeds 9.8% of the outstanding shares of any class or series of our capital stock (in value or by number of shares, whichever is more restrictive) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the partnership units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date the proceeds per share in the public offering (less any discount or commission), but will have a limited opportunity to withdraw their partnership units from the redemption immediately prior to the pricing of the public offering.

Capital Contributions

The limited partnership agreement provides that the general partner may determine that, subsequent to the Effective Date, our Operating Partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the limited partnership agreement, we are obligated to contribute the proceeds of any offering of our shares of stock as additional capital to our Operating Partnership, except, among others circumstances, in the event that the proceeds from such offering are used to operate or invest in assets of the golf course properties owned by the TRS on the Effective Date and only if such proceeds would exceed an amount yet to be determined.

The limited partnership agreement provides that we may make additional capital contributions, including properties, to our Operating Partnership in exchange for additional partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our Operating Partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to the Operating Partnership or the issuance or sale of any partnership units or other partnership interests.

Our Operating Partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our Operating Partnership, including the partnership interests that we own.

Tax Matters

For U.S. federal income tax purposes, our Operating Partnership may be viewed as “disregarded as an entity separate from its owner,” VICI REIT, which may beneficially own 100% of the equity interests of our Operating Partnership. As a result, all assets, liabilities and items of income, deduction and credit of the Operating Partnership will be treated as assets, liabilities and items of income, deduction and credit of VICI REIT itself, including for purposes of the gross income and asset tests applicable to VICI REIT. However, in the future, if one or more third-party investors are admitted as partners of the Operating Partnership, it will be classified as a partnership for U.S. federal income tax purposes, in which case VICI Properties GP LLC will serve as the tax matters partner or partnership representative of our Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of our Operating Partnership.

Termination Transactions

The limited partnership agreement provides that our company shall not and the Operating Partnership shall not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of our common stock or the Operating Partnership’s partnership interests (a “termination transaction”), unless in connection with a termination transaction,

(A) all limited partners will receive, or have the right to elect to receive, for each partnership unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of our common stock into which each partnership unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its partnership units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our Operating Partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our Operating Partnership;

•	the holders of partnership units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our Operating Partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to the first paragraph in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their units immediately prior to the consummation of the transaction or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock; or

(C) the terms are otherwise consented to by the limited partners holding a majority of the limited partnership units (excluding units owned directly or indirectly by us).

Dissolution

Our Operating Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•	an event of withdrawal, as defined in DRULPA, including, without limitation, by reason of the bankruptcy of our general partner, unless, within 90 days after the withdrawal, a majority of interest of the remaining partners agree in writing to continue the business of our Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor general partner;

•	an election to dissolve our Operating Partnership made by the general partner, with the consent of the limited partners (including units owned directly or indirectly by us); or

•	the entry of a decree of judicial dissolution of our Operating Partnership pursuant to the provisions of DRULPA.

Upon dissolution of our Operating Partnership, the general partner, or, in the event that there is no remaining general partner, a liquidator will proceed to liquidate the assets of our Operating Partnership and apply the proceeds from such liquidation in the order of priority set forth in the limited partnership agreement.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. Our charter will contain a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter were to provide otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, the MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and our bylaws will obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws will provide that we have the power, with approval of our board, to provide such indemnification and advance of expenses to a person who served a predecessor of us in any such capacity described above and to any employee or agent of us or a predecessor of us.

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15, “Financial Statements and Exhibits.”

The historical audited and unaudited financial statements of CEC (which are not included or incorporated by reference in this registration statement), as the parent and guarantor of CEOC, our significant lessee, have been filed with the SEC. CEC files annual, quarterly and current reports and other information with the SEC. You may read and copy any document CEC files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CEC’s SEC filings are also available to the public from the SEC’s web site at www.sec.gov. We make no representation as to the accuracy or completeness of the information regarding CEC that is available through the SEC’s website or otherwise made available by CEC or any third party, and none of such information is incorporated by reference in this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) The following financial statements are being filed as part of this registration statement.

Page
Caesars Entertainment Outdoor (Debtor-in-Possession) Audited Combined Financial Statements as of December 31, 2016 and 2015 and for Each of the Three Years in the Period Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-1
Combined Balance Sheets	F-3
Combined Statements of Operations	F-4
Combined Statements of Equity	F-5
Combined Statements of Cash Flows	F-6
Notes to Combined Financial Statements	F-7

VICI Properties Inc.
Audited Balance Sheet as of December 31, 2016
Report of Independent Registered Public Accounting Firm	F-20
Balance Sheet	F-21
Notes to Balance Sheet	F-22

Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.
Audited Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. as of December 31, 2016
Report of Independent Registered Public Accounting Firm	F-26
Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.	F-27
Notes to Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.	F-28

Properties to be Contributed to VICI Properties Inc. Schedule III—Real Estate and Accumulated Depreciation
Audited Schedule of Real Estate and Accumulated Depreciation as of December 31, 2016
Schedule of Real Estate Assets and Accumulated Depreciation	F-31

(b) Exhibits required by Item 601 of Regulation S-K.

Number	Description

2.1*	Third Amended Joint Plan of Reorganization of Caesars Entertainment Operating Company, Inc., et al. as confirmed by the Bankruptcy Court on January 17, 2017

3.1*	Form of Articles of Amendment and Restatement of VICI Properties Inc. to become effective on the Effective Date of the Plan of Reorganization

3.2*	Form of Amended and Restated Bylaws of VICI Properties Inc. to become effective on the Effective Date of the Plan of Reorganization

3.3*	Form of Articles Supplementary Governing the Series A Preferred Stock of VICI Properties Inc.

4.1*	Form of Certificate of Common Stock of VICI Properties Inc.

4.2*	Form of Registration Rights Agreement between VICI Properties Inc. and [●].

4.3*	Form of Indenture, between VICI Properties 1 LLC, VICI Capital Corp., the subsidiary guarantors party thereto, and [●], as trustee, governing the First Lien Notes due 2022

4.4*	Form of Indenture, between VICI Properties 1 LLC, VICI Capital Corp., the subsidiary guarantors party thereto, and [●], as trustee, governing the Second Lien Notes due 2023

10.1*	Form of Limited Partnership Agreement of VICI Properties L.P.

10.2*	Form of Credit Agreement, by and among VICI Properties Inc., the subsidiary guarantors party thereto, the lenders party thereto from time to time, and [●], as administrative agent

10.3*	Form of Lease Agreements for CPLV Properties

10.4*	Form of Lease Agreements for non-CPLV Properties

10.5*	Form of Management and Lease Support Agreements for CPLV Properties

10.6*	Form of Management and Lease Support Agreements for non-CPLV Properties

10.7*	Form of Right of First Refusal Agreement

10.8*	Form of Call Right Agreement, by and between Caesars Entertainment Resort Properties, LLC, Caesars Growth Partners, LLC and VICI Properties 1 LLC

10.9*	Form of Golf Course Use Agreement

10.10*	Form of Tax Matters Agreement

10.11*	Form of VICI Properties Inc. Incentive Plan

10.12*	Form of Director and Officer Indemnification Agreement

21.1*	List of subsidiaries of VICI Properties Inc.

*	To be filed by amendment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Caesars Entertainment Operating Company, Inc.:

We have audited the accompanying combined balance sheets of Caesars Entertainment Outdoor (Debtor-in-Possession) (wholly-owned by Caesars Entertainment Operating Company, Inc. (“CEOC”)) (the “Business”), as of December 31, 2016 and 2015, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2016. These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, on January 15, 2015, CEOC and the entities that currently own the Business filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying combined financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to pre-petition liabilities, the settlement amounts for allowed claims, or the status and priority thereof; (3) as to equity accounts, the effect of any changes that may be made in the capitalization of the Business; or (4) as to operations, the effect of any changes that may be made in its business.

The accompanying combined financial statements have been prepared assuming the Business will continue as a going concern. As discussed in Note 1 to the combined financial statements, the bankruptcy filing referred to above constitutes an event of default under CEOC’s pre-petition debt obligations and those debt obligations became immediately due and payable. The entities that own the Business are guarantors of certain of CEOC’s debt and certain assets held by the Business are pledged as collateral. The Business’s ability to continue as a going concern is dependent upon CEOC and its affiliates’ ability to restructure its indebtedness and continue to fund the Business, the Business’s ability to emerge from bankruptcy, and a favorable resolution to the continued ability to use cash collateral. These matters raise substantial doubt about the Business’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Note 1 to the combined financial statements. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying combined financial statements have been prepared from the separate records maintained by the Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as an unaffiliated company. Portions of certain revenues and expenses represent allocations made from CEOC items applicable to CEOC as a whole.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada
February 14, 2017

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED BALANCE SHEETS

(In thousands)

	As of December 31,
	2016	2015
Assets
Current assets
Cash	$920	$351
Receivables, net	77	183
Inventories	371	442
Prepayments	276	54
Other current assets	—	12

Total current assets	1,644	1,042
Property and equipment, net	88,831	90,992

Total assets	$90,475	$92,034

Liabilities and Equity
Current liabilities
Accounts payable	$305	$342
Accrued expenses	705	831
Current portion of long-term debt	14	51

Total current liabilities	1,024	1,224
Long-term debt	—	14
Deferred income taxes	5,043	5,154
Liabilities subject to compromise	265	267

Total liabilities	6,332	6,659
Commitments and contingencies (Note 9)
Equity
Net investment	84,091	85,323
Retained earnings	52	52

Total equity	84,143	85,375

Total liabilities and equity	$90,475	$92,034

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Revenues
Golf ($6,353, $5,146 and $5,139 attributable to related parties)	$14,558	$14,071	$14,489
Food and beverage	2,150	2,150	2,338
Retail and other	2,077	1,856	2,081

Net revenues	18,785	18,077	18,908

Operating expenses
Direct
Golf	7,082	6,767	7,194
Food and beverage	1,828	1,936	2,087
Retail and other	1,691	1,581	1,655
Property costs	3,138	3,133	3,131
Depreciation	3,030	2,882	2,904
Administrative and other	2,009	1,760	1,898

Total operating expenses	18,778	18,059	18,869

Income from operations	7	18	39
Interest expense	(7)	(18)	(39)

Income before taxes	—	—	—
Income tax benefit	—	3	4

Net income	$—	$3	$4

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Net Investment	Retained Earnings	Total Equity
Balance at January 1, 2014	$90,046	$45	$90,091
Net income	—	4	4
Transactions with parent, net	(2,742)	—	(2,742)

Balance at December 31, 2014	$87,304	$49	$87,353
Net income	—	3	3
Transactions with parent, net	(1,981)	—	(1,981)

Balance at December 31, 2015	$85,323	$52	$85,375
Net income	—	—	—
Transactions with parent, net	(1,232)	—	(1,232)

Balance at December 31, 2016	$84,091	$52	$84,143

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income	$—	$3	$4
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	3,030	2,882	2,904
Net gain on asset sales	—	(38)	—
Deferred income taxes	(111)	(101)	(91)
Provisions for (recoveries of) bad debt	(10)	31	3
Change in current assets and liabilities:
Receivables	116	(137)	(30)
Other current assets	12	69	(66)
Inventories	71	(5)	(54)
Prepayments	(223)	6	253
Accounts payable	(39)	52	419
Accrued expenses	(125)	126	(269)

Cash flows provided by operating activities	2,721	2,888	3,073

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(869)	(798)	(17)
Proceeds from sale of assets	—	66	6

Cash flows used in investing activities	(869)	(732)	(11)

Cash flows from financing activities
Repayments for capital leases	(51)	(45)	(226)
Transactions with parent, net	(1,232)	(1,981)	(2,742)

Cash flows used in financing activities	(1,283)	(2,026)	(2,968)

Net increase in cash and cash equivalents	569	130	94
Cash and cash equivalents, beginning of period	351	221	127

Cash and cash equivalents, end of period	$920	$351	$221

	Years Ended December 31,
	2016	2015	2014
Supplemental Cash Flow Information:
Cash paid for interest	$7	$18	$39
Cash paid for income taxes	—	—	—

See accompanying Notes to Combined Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS

In these notes, the words “Caesars Entertainment Outdoor,” “Business,” “Outdoor Business,” “we,” “our,” and “us” refer to the business and operation of the golf courses listed in Note 1 that are wholly-owned by Caesars Entertainment Operating Company, Inc.

In addition, “CEOC” refers to the Caesars Entertainment Operating Company, Inc. “CEC,” “Caesars” and “Caesars Entertainment” refer to Caesars Entertainment Corporation.

We also refer to (i) our Combined Financial Statements as our “Financial Statements,” (ii) our Combined Statements of Operations as our “Statements of Operations,” and (iii) our Combined Balance Sheets as our “Balance Sheets.”

Note 1 — Business and Basis of Presentation

Organization

The Outdoor Business is a wholly-owned business of CEOC, and includes the operations of the Cascata and Rio Secco golf courses in Las Vegas, Nevada, the Grand Bear golf course in Biloxi, Mississippi, and the Chariot Run golf course in Laconia, Indiana. Caesars Entertainment Golf, Inc., Rio Development Company, Inc., Grand Casinos of Biloxi, LLC, and Riverboat Casino, LLC, directly own these golf courses, respectively, and are debtor-in-possession subsidiaries of CEOC. The golf courses generate revenue through fees charged for general golf course usage (including green fees, golf club rentals, and cart charges), annual or corporate memberships (at Rio Secco, Grand Bear and Chariot Run), a school of golf (at Rio Secco), and food, beverage, and merchandise sales.

Bankruptcy

On January 15, 2015 (the “Petition Date”), CEOC and certain of its affiliates (the “Debtors”) filed for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). The filing of the Chapter 11 cases constituted an immediate event of default of CEOC’s pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable. The Debtors continue to operate their business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Because each of the four golf courses are owned by Debtor entities, the Outdoor Business is also considered a debtor-in-possession.

As part of CEOC’s issuance of debt securities, certain of its subsidiaries served as guarantors of certain debt securities and pledged their property and assets as collateral. The entities that own each of the four golf courses are guarantors of CEOC’s debt securities but only the Rio Secco golf course was pledged as collateral for CEOC’s debt. The circumstances that would require the owners of the four golf courses to perform under their guarantees are dependent upon the outcome of the bankruptcy proceedings.

In October 2016, CEOC negotiated the terms of a revised plan of reorganization and definitive restructuring support agreements with several of its major creditors. In connection therewith, CEOC entered into or amended, as applicable, restructuring support agreements with holders of claims under CEOC’s credit facility, holders of CEOC’s first lien notes, holders of CEOC’s second lien notes and holders of CEOC’s subsidiary guaranteed notes. Thereafter, a substantial majority of classes voted in favor of the plan of reorganization at each Debtor entity. The final version of the plan of reorganization was filed with the Bankruptcy Court on January 13, 2017. The plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The plan of reorganization contemplates that CEOC separates its operating assets and real property assets into an operating company and a newly formed real estate investment trust (the “REIT”). This separation is planned to occur through a tax-free spinoff, and the REIT will include an operating partnership, two property companies and a taxable REIT subsidiary (“TRS”). The TRS will own and operate the Outdoor Business.

Even though the plan of reorganization was approved by the Bankruptcy Court, the plan of reorganization and the Debtors’ emergence from bankruptcy is still subject to numerous conditions and third party approvals. There can be no assurance that the restructuring of the Debtors will be completed on the schedule contemplated in the plan of reorganization.

Our cash, to the extent it constitutes cash collateral, is subject to the final order of the Bankruptcy Court that permits the Debtors to use cash collateral subject to certain terms and conditions, including adhering to certain Chapter 11 case milestones. The Debtors did not meet a milestone in February 2016. Failure to meet this milestone is an event of default under the cash collateral order, which may result in termination of the cash collateral order. If the Debtors are restricted from using cash collateral for any reason, such restrictions could have a material adverse effect on our ability to continue to operate the Business.

Basis of Presentation

The Business’ Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, contingent assets and liabilities, and other required disclosures. Actual amounts could differ from those estimates.

The Business’ Financial Statements were derived from the financial statements of CEOC, prepared on a “carve-out” basis, to present the financial position and results of operations of the Outdoor Business on a stand-alone basis. Accordingly, in preparing these Financial Statements, subsequent events were considered through May 12, 2017 for the 2016 Financial Statements. The legal entities that own the Grand Bear and the Chariot Run golf courses also include non-golf course operations that are excluded from these carve-out financial statements.

The Financial Statements include allocations of certain revenue amounts and general corporate expenses among affiliated entities. Such allocated revenue and expenses may not reflect the results we would have incurred if we had operated as a stand-alone company nor are they necessarily indicative of our future results.

Golf revenue from CEOC and Caesars’ affiliates includes reimbursement for below market-rate golf tee times and free play for certain casino guests. Variable golf fees provided by CEOC and Caesars affiliates are based on revenue shortfalls necessary to cover the cost of maintaining the courses in appropriate playing conditions for casino guests. The variable fee is dependent upon the number of rounds played, the types of rounds played (market-rate or discounted rate), and costs incurred to allow the golf course to continue to offer golf as an amenity to its gaming customers. These reimbursements and adjustments are included in golf revenue in the Statements of Operations.

Management believes the assumptions and methodologies used in the allocation of these revenues and expenses are reasonable.

Each of the golf courses represents a separate operating segment and we aggregate all such operations into one reportable segment.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2016, we adopted ASU No. 2014-15, Presentation: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. This guidance was effective for annual reporting periods ending after December 15, 2016. The following information reflects the results of management’s assessment of the Business’ ability to continue as a going concern. The Business’ Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and liabilities in the ordinary course. The Business relies on funding from affiliates of CEOC and CEC to fund capital improvements, management fees, insurance programs and other miscellaneous charges. The ability of the Business to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness, the ability of the Debtors, including entities that own the golf courses, to emerge from bankruptcy and a favorable resolution to the continued ability to use cash collateral. These uncertainties raise substantial doubt about the ability of the Outdoor Business to continue as a going concern. The Financial Statements do not include any adjustments that might result from the outcome of uncertainties, including the possibility that the Business loses some or substantially all of its assets to foreclosure as a result of these uncertainties.

The Business’ Financial Statements reflect the application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations. This guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities.

Note 2 — Summary of Significant Accounting Policies

Cash

Cash consists of cash-on-hand and cash-in-bank.

Receivables

Accounts receivable are non-interest bearing and are initially recorded at cost. They include amounts for sponsorship and other golf tournament fees, amounts due for hosted private events, and amounts due from credit card clearing activities. The allowance for doubtful accounts is established and maintained based on our best estimate of accounts receivable collectibility. Management estimates collectibility by specifically analyzing accounts receivable aging, known troubled accounts and other historical factors that affect collections. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded into income when received. Trade receivables are due within one year or less and approximates fair value.

Allowance for Doubtful Accounts

(In thousands)	2016	2015	2014
Balance as of January 1,	$19	$1	$3
Charges (credits) to income	(10)	31	3
Write-offs less recoveries	(2)	(13)	(5)

Balance as of December 31,	$7	$19	$1

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Inventory

Inventory, which consists primarily of food and beverages and merchandise held for resale, is stated at the lower of cost or market. Losses on obsolete or excess inventory are not material.

Long-Lived Assets

We have significant capital invested in our long-lived assets and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which in this case, is the individual golf course. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the Financial Statements. In 2016, 2015 and 2014, no impairment on long-lived assets was recorded.

Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. With respect to golf course improvements (included in land improvements), only costs associated with original construction, complete replacements of items such as tee boxes and putting greens, or the addition of new trees, sand traps, fairways or putting greens are capitalized. All other related costs are expensed as incurred. For building improvements, only costs that extend the useful life of the building are capitalized.

Certain land improvements include site preparations that prepare land for its intended use as a golf course. Like the land itself, these improvements are inexhaustible and therefore not depreciated. Examples include excavation, filling, grading and preparation of fairways and roughs. Depreciable land improvements are defined as improvements made to land that have determinable estimated useful lives and deteriorate with use or passage of time. These improvements were built or installed to enhance or facilitate the use of the land for a particular purpose. Depreciable land improvements associated with the golf courses include greens, bunkers, tee boxes, cart paths, fences and gates, landscaping and sprinkler systems.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease, as follows:

Useful Lives

Land improvements	12-60 years
Buildings and leasehold improvements	40 years
Building improvements	5-15 years
Furniture, fixtures, and equipment	2-10 years

Leasehold improvements are amortized over the shorter of the term of the respective lease or their useful life using the straight-line method.

Liabilities Subject to Compromise

Under bankruptcy law, actions by creditors to collect amounts owed prior to the Petition Date are stayed and certain other prepetition contractual obligations may not be enforced against the companies that own the Business. Substantially all liabilities of the Debtors as of the Petition Date, except those paid under certain first day motions filed with the Bankruptcy Court, have been classified as liabilities subject to compromise in the Balance Sheets. Liabilities subject to compromise, including claims that became known after the bankruptcy petition was filed, are reported using our best estimates of the expected amount of the total allowed claim.

Revenue Recognition

Revenues from golf course operations, food and beverage and merchandise sales are recognized at the time of sale or when the service is provided and are reported net of sales tax. Golf memberships sold are not refundable and are deferred and recognized within golf revenue in the Statements of Operations over the expected life of an active membership, which is typically one year or less.

Included in golf revenue are market-rate fees received from public customers as well as discounted fees received from CEOC and Caesars-affiliated customers or associates. In addition, certain VIP casino guests play the golf courses for free. In these cases, the golf course receives amounts paid by CEOC and Caesars’ affiliates at an agreed upon rate for the free play provided to their VIP guests. The reimbursement for free play was approximately $620,000, $708,000 and $798,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

There are additional variable golf fees provided by CEOC and Caesars’ affiliates based on revenue shortfalls necessary to cover the cost of operating the courses at a high level appropriate for casino guests. The variable fee is dependent upon the number of rounds played, the types of rounds played (market-rate or discounted rate), and costs incurred to allow the golf course to continue to offer golf as an amenity to its gaming customers. Variable golf fees included in golf revenue were approximately $4,862,000, $3,669,000 and $3,456,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Advertising Expense

We market our golf courses through advertising and other promotional activities. Advertising expense is charged to income during the period incurred. Advertising expense totaled approximately $118,000, $74,000 and $90,000 for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in Administrative and other in our Statements of Operations.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Property Costs

Property costs are charged to income during the period incurred and include land rent, utilities and general repairs and maintenance.

Income Taxes

Historically, the Outdoor Business has been included in the consolidated federal income tax return of CEC, as well as certain state tax returns where CEC or one of its subsidiaries files a state tax return. We apply the provisions of FASB ASC Topic 740, Income Taxes, and compute the provision for income taxes on a separate return basis. The separate return method applies the accounting guidance for income taxes to the stand-alone combined financial statements as if we were a separate taxpayer and a stand-alone enterprise for the periods presented. As discussed in Note 7, these Financial Statements include certain allocations of income and expense amongst affiliated entities. We have calculated the tax provision assuming such allocations were appropriate for income tax reporting purposes and do not include any transfer pricing adjustments with respect to such allocations. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. We believe that the assumptions and estimates used to compute these tax amounts are reasonable. However, our Financial Statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone enterprise during the periods presented.

Federal and state income taxes currently payable are settled though our net investment equity account. We provide for taxes that are deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal income tax credits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. We classify accruals for tax uncertainties within other liabilities in our combined balance sheets. Amounts accrued relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

Note 3 — Recently Issued Accounting Pronouncements

During 2016, we adopted ASU No. 2014-15, Going Concern: Managements assessment of an entity’s ability to continue as a going concern (Note 1).

The FASB issued the following authoritative guidance amending the FASB ASC:

Income Taxes - October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Statement of Cash Flows - August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. Updated amendments should be applied retrospectively to each period presented. Amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Financial Instruments-Credit Losses - June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Leases - February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Operating leases will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our Financial Statements.

Revenue from Contracts with Customers - May 2014 (amended August 2015, March 2016, April 2016 and May 2016): The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional revenue recognition topics in the amendments cover principal versus agent considerations, identifying performance obligations, licensing implementation guidance, collectibility criterion, contract modifications and presentation of sales tax. This guidance is effective for annual reporting periods beginning after December 15, 2017. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We will adopt this standard effective January 1, 2017. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 4 — Property and Equipment, Net

	As of December 31
(In thousands)	2016	2015
Land and non-depreciable land improvements	$35,525	$35,525
Depreciable land improvements	40,174	40,096
Buildings and improvements	35,133	35,150
Furniture and equipment (including capital leases)	5,445	4,988

Total property and equipment	116,277	115,759
Less: accumulated depreciation	(27,446)	(24,767)

Total property and equipment, net	$88,831	$90,992

	Years Ended December 31,
(In thousands)	2016	2015	2014
Depreciation expense (including capital lease amortization)	$3,030	$2,882	$2,904

Note 5 — Accrued Expenses

	As of December 31,
(In thousands)	2016	2015
Payroll and other compensation	$228	$176
Accrued real estate taxes and other taxes	130	212
Deferred revenue	125	114
Advance deposits	112	176
Accrued utilities	87	125
Other accruals	23	28

Total accrued expenses	$705	$831

Note 6 — Liabilities Subject to Compromise

On March 25, 2015, the Bankruptcy Court entered an order establishing May 26, 2015 as the bar date for potential general creditors to file proofs of claims and established the required procedures with respect to filing such claims. A bar date is the deadline by which creditors must file a proof of claim against the Debtors for the claim to be allowed. In addition, a bar date of July 14, 2015 was established as a deadline for claims from governmental units.

As of December 31, 2016, the Business had received 60 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. These proofs of claims include 14 claims that were carved out of the legal entities that own the Business and that have additional claims, which do not correspond to the Business. In addition, the Business has been assigned by the court an additional 7 claims. In the aggregate, total asserted liquidated proofs of claim for approximately $122.2 million had been filed against or assigned to the Business. Based on reasonable current estimates, the Business expects to ask the Bankruptcy Court to disallow 20 claims representing approximately $121.0 million of such claims. These claims are classified by the Business as amended and replaced, duplicate, redundant or non-Debtor claims. New and amended claims may be filed in the

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

future, including claims amended to assign values to claims originally filed with no designated value. As of December 31, 2016, there were 2 proofs of claim which had not been assessed.

The Business continues the process of reconciling such claims to the amounts listed in their schedules of assets and liabilities, as amended. Differences in liability amounts estimated by the Business and claims filed by creditors continue to be investigated and resolved, including through the filing of objections with the Bankruptcy Court, where appropriate. The companies that own the Business may ask the Bankruptcy Court to disallow claims that the companies that own the Business believe are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. The amounts recorded in liabilities subject to compromise require the use of estimates and assumptions that affect the reported amounts.

At December 31, 2016 and 2015, liabilities subject to compromise was approximately $265,000 and $267,000, respectively, and consisted of accounts payable-related liabilities.

Note 7 — Income Taxes

Income Tax (Provision)/Benefit

	Years Ended December 31,
(In thousands)	2016	2015	2014
Current:
Federal	$(111)	$(98)	$(87)
State	—	—	—
Deferred	111	101	91

Income Tax Benefit	$—	$3	$4

Since the Outdoor Business does not have a formal tax sharing agreement in place with Caesars Entertainment for federal income tax purposes, Caesars Entertainment pays all of the Outdoor Business’ federal income taxes. The Outdoor Business’ portion was approximately $111,000, $98,000 and $87,000 in the respective 2016, 2015 and 2014 periods.

Income Tax Expense Reconciliation

	Years Ended December 31,
(In thousands)	2016	2015	2014
Expected federal tax at the statutory tax rate	$—	$—	$—
Increases/(decreases) in tax resulting from:
Federal tax credits	—	3	4

Income tax (expense)/benefit	$—	$3	$4

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In thousands)	2016	2015
Deferred tax assets:
Federal net operating loss	$5,847	$6,194
State net operating loss	392	402
Federal tax credits	82	82
Other	9	6

Subtotal	6,330	6,684
Less: valuation allowance	1,930	1,930

Total deferred tax assets	4,400	4,754

Deferred tax liabilities:
Depreciation and other property related items	(9,423)	(9,893)
Accrued expenses	(20)	(15)

Total deferred tax liabilities	(9,443)	(9,908)

Net deferred tax liability	$(5,043)	$(5,154)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2016 and 2015 we had federal NOL carryforwards of $20.1 million and $21.1 million, respectively. These NOL carryforwards will begin to expire in 2019. In addition, we have federal general business tax credit carryforwards of approximately $82,000 which will begin to expire in 2033. As of December 31, 2016 and 2015 we had state NOL carryforwards of $15.5 million and $15.8 million, respectively. These NOL carryforwards will begin to expire in 2019.

Reconciliation of Unrecognized Tax Benefit

	Years Ended December 31,
(In thousands)	2016	2015	2014
Balance at beginning of year	$1,309	$1,309	$1,270
Additions based on tax positions related to the current year	—	—	39

Balance at end of year	$1,309	$1,309	$1,309

We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts related to potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.

We accrue interest and penalties related to unrecognized tax benefits in income tax expense. There were no adjustments to our accrual for the three periods ending December 31, 2016, 2015 and 2014, respectively, for accrued interest or penalties. There are no unrecognized tax benefits included in the balances of unrecognized tax benefits as of December 31, 2016, 2015 and 2014 that, if recognized, would impact the effective tax rate.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Caesars Entertainment’s tax returns are subject to examination by federal and state authorities. As of December 31, 2016, the tax years prior to 2012 are not subject to examination for U.S. federal or state tax purposes.

Note 8 — Related Party Transactions

We had transactions with CEOC resulting in net distributions of approximately $1.2 million, $2.0 million, and $2.7 million for the years ending December 31, 2016, 2015, and 2014, respectively. The net distributions are the result of cash generated by the operations of the Business and proceeds from the sale of assets, partially offset by amounts contributed by CEOC to fund capital improvements and capital lease obligations. These transactions are included as transactions with parent, net in our Combined Statements of Equity.

Related Party Fees and Expenses

The following amounts are recorded with respect to the related-party transactions described in this section:

(In thousands)		Years Ended December 31,
Transaction type	Recorded as:	2016	2015	2014
Insurance expense	Administrative and other	$45	$55	$51
Allocation of indirect expenses from CEOC and Caesars’ affiliates (1)	Administrative and other	330	318	345
Golf revenue from CEOC and Caesars’ affiliates (2)	Golf revenue	5,482	4,377	4,254
Pass-through revenue with CEOC and Caesars’ affiliates (3)	Golf revenue	871	769	885
	Food and beverage revenue	83	66	97
	Retail and other revenue	143	102	165

(1)	The Statements of Operations include allocated overhead costs for certain functions historically performed by CEOC and Caesars’ affiliates, including allocations of direct and indirect operating and maintenance costs and expenses for procurement, logistics and general and administrative costs and expenses related to executive oversight, marketing, information technology, accounting, treasury, tax, and legal. These costs were allocated on the basis of either revenue or payroll expense.
(2)	See Summary of Significant Accounting Policies - Revenue Recognition.
(3)	Primarily includes transactions where CEOC and Caesars affiliates’ customers charge their golf, food and beverage and retail purchases directly to their hotel bill. Amounts collected from the customer by the hotel are remitted to the golf course.

Savings and Retirement Plans

CEOC maintains a defined contribution savings and retirement plan that allows certain employees of the Business to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, subject to IRS rules and regulations, and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Our contribution expense, included in direct operating expenses and administrative and other expense, was approximately $34,000, $39,000, and $38,000 for the years ended December 31, 2016, 2015, and 2014, respectively.

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 9 — Litigation, Contractual Commitments and Contingent Liabilities

Litigation

The Business and its operations may be subject to litigation involving employment matters, personal injuries, and other matters that arise in the normal course of business. We do not expect the outcome of such ordinary and routine litigation to have a material effect on our combined financial position, results of operations, or cash flows.

Contingent Liabilities

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel CEC and certain of its affiliates from the plan. The NRF has advised CEC and Caesars Entertainment Resort Properties, LLC (“CERP”) that this expulsion triggered a withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. The NRF has filed a similar claim against each Debtor in CEOC’s bankruptcy. Although the Business’ employees did not participate in this plan, because the entities that own the Business are a member of the Caesars Group (as defined below), such entities are jointly and severally liable with CEC and CEOC for any liability under the NRF’s claims.

CEC and its subsidiaries, including the entities that own the Business (the “Caesars Group”), have asserted in litigation against the NRF that the Caesars Group is current with respect to pension contributions to the NRF. The Caesars Group opposed the NRF’s actions and has sought a declaratory judgment in federal district court challenging the NRF’s authority to expel the Caesars Group and also seeking relief in the CEOC bankruptcy proceeding. The parties entered into a Standstill Agreement in March 2015 purporting to stay CEC’s and CERP’s obligation to commence quarterly payments. The Standstill Agreement was to require CEC and CERP to continue making monthly contributions until the resolution of certain motions filed by CEOC in the bankruptcy proceeding asserting that the NRF’s actions violated the automatic stay and requesting an injunction to halt the NRF’s collection efforts against CEC and CERP. The Bankruptcy Court has yet to rule on CEOC’s motion for an injunction, but it denied CEOC’s motions to enforce the automatic stay in November 2015. CEOC appealed the ruling to the district court. Oral argument on the appeal is currently scheduled for May 15, 2017.

On December 25, 2015, the United States District Court for the Southern District of New York dismissed CEC’s declaratory judgment action regarding the NRF’s ability to expel the employers from the plan. CEC has appealed this ruling.

On February 26, 2016, the NRF and its fund manager, in a separate action brought by the NRF in the United States District Court for the Southern District of New York (despite the Standstill Agreement), filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. The magistrate judge overseeing this matter has issued a report recommending that the United States District Court for the Southern District of New York require CEC and CERP to make the first quarterly payment. On November 7, 2016, the United States District Court for the Southern District of New York adopted the report and recommendation of the magistrate judge, resulting in summary judgment in favor of the NRF against CEC and CERP in the amount of $7.9 million. On December 23, 2016, the NRF filed a motion seeking leave to amend its complaint and summary judgment motion to require CEC and CERP to pay the seven other withdrawal liability installments due through December 15, 2016 and to require CEC and CERP to pay all future installments as they become due. In early January 2017, CEC and CERP requested that the magistrate judge certify the judgment for appeal and requested that all proceedings at the magistrate court level be stayed pending the outcome of the appeal. On January 9, 2017, following CEC’s and

CAESARS ENTERTAINMENT OUTDOOR

(DEBTOR-IN-POSSESSION)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

CERP’s request for a temporary restraining order, CEC, CERP and the NRF entered a stipulation and the Southern District of New York entered an order providing that the NRF will not attempt to collect on the $7.9 million judgment unless and until the judgment becomes a final judgment. On January 11, 2017, the Southern District of New York entered an order increasing the judgment to approximately $8.6 million, making the judgment appealable, and denying CEC’s and CERP’s request to stay all proceedings pending the outcome of the appeal.

The Caesars Group believes that its legal arguments against the actions undertaken by NRF are well-supported and will continue to pursue them vigorously. We cannot currently estimate a range of reasonably possible losses, if any, on the matters at issue.

Operating Lease Commitments

The Business is liable under operating leases for land at the Cascata golf course, equipment and other miscellaneous assets, which expire at various dates through 2039. Total rental expense under these agreements included in direct golf operating expenses and property costs in our Statements of Operations were approximately $1.0 million for each of the years ended December 31, 2016, 2015, and 2014.

The future minimum lease commitments relating to the base lease rent portion of noncancelable operating leases at December 31, 2016 are as follows:

(In thousands)	Operating Leases
2017	$856
2018	873
2019	891
2020	908
2021	926
2022 and thereafter	20,234

Total minimum rental commitments	$24,688

Other Commitments

The Business utilizes a third-party golf maintenance company for its Rio Secco and Cascata golf courses. The agreements are for five years and expire in February 2019 and include all labor and equipment necessary to maintain both golf course grounds. Total expense under these agreements included in direct golf operating expenses in the Statements of Operations were approximately $2.9 million, $2.8 million and $2.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

The future commitments relating to these agreements at December 31, 2016 are as follows:

(In thousands)	Maintenance Agreements
2017	$2,924
2018	2,969
2019	225

Total maintenance agreement commitments	$6,118

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Caesars Entertainment Operating Company, Inc.

We have audited the accompanying balance sheet of VICI Properties Inc. (wholly-owned by Caesars Entertainment Operating Company, Inc. (“CEOC”)) (the “Company”) as of December 31, 2016. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the balance sheet, on January 15, 2015, CEOC and the entities that currently own the Company, filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying balance sheet does not purport to reflect or provide for the consequences of the bankruptcy proceedings.

The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the balance sheet, although CEOC’s plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before CEOC successfully emerges from bankruptcy. The Company’s ability to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness and emerge from bankruptcy. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Note 1 to the balance sheet. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada
May 12, 2017

VICI PROPERTIES INC.

BALANCE SHEET

December 31, 2016
Assets
Total assets	$—

Commitments and contingencies (Note 6)

Member equity
Membership interest	$—

Total member equity	$—

See accompanying Notes to Balance Sheet

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET

In these notes, the words “VICI REIT,” “Company,” “we,” “our,” and “us” refer to VICI Properties Inc., unless otherwise stated or the context requires otherwise. In addition, “CEOC” refers to Caesars Entertainment Operating Company, Inc.

Note 1 — Business Formation and Basis of Presentation

Business Formation

On January 15, 2015, CEOC and certain of its subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operates as a debtor-in-possession under the Bankruptcy Code. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

VICI REIT was organized as a limited liability company and wholly owned subsidiary of CEOC in Delaware on July 5, 2016 and was subsequently converted to a corporation under the laws of the State of Maryland. Pursuant to CEOC’s Plan, CEOC intends to engage in a series of transactions in connection with its emergence from bankruptcy in which subsidiaries of CEOC will transfer certain real estate assets (the “Properties”) and four golf course businesses (the “Caesars Entertainment Outdoor”) to VICI REIT in exchange for 100% of VICI REIT’s common stock and Series A preferred stock and other consideration, including debt issued by a subsidiary of VICI REIT and the proceeds of mortgage backed debt issued by another subsidiary of VICI REIT, for distribution to CEOC’s creditors in accordance with the Plan (the “Transactions”).

Upon CEOC’s emergence from bankruptcy, VICI REIT will be a stand-alone entity owned by certain creditors of CEOC, primarily engaged in the business of owning, acquiring and developing gaming, hospitality and entertainment destinations. A subsidiary of VICI REIT will then lease the Properties back to CEOC under lease agreements (the “Leases”). VICI REIT will also own and operate four golf courses under a taxable REIT subsidiary.

VICI REIT expects to conduct its real property business through an operating partnership and its Caesars Entertainment Outdoor through a taxable REIT subsidiary. VICI REIT intends to make an election on its federal income tax return for its taxable year ending December 31, 2017 to be treated as a “real estate investment trust” (a “REIT”).

Basis of Presentation

The accompanying balance sheet is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Statements of operations, cash flows and shareholder’s equity are not presented as there has been no activity since the date of inception through December 31, 2016.

VICI REIT generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes at least 90% of its taxable income to shareholders and maintains its intended qualification as a REIT. To the extent VICI REIT annually distributes less than 100% of its taxable income, it will be subject to pay tax at regular corporate rates on any undistributed net taxable income.

Going Concern

Our Balance Sheet has been prepared on a going concern basis. The following information reflects the results of management’s assessment of VICI REIT’s ability to continue as a going concern.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET (CONTINUED)

Although the Plan was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before CEOC successfully emerges from bankruptcy. VICI REIT’s ability to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness and emerge from bankruptcy. The Debtors emergence from bankruptcy is still subject to numerous conditions and third party approvals, including a favorable resolution to the continued ability to use cash collateral. These uncertainties raise substantial doubt about VICI REIT’s ability to continue as a going concern. The Balance Sheet does not include any adjustments that might result from the outcome of uncertainties. There can be no assurance that the restructuring of the Debtors will be completed as contemplated in the Plan.

Reportable Segments

Our real property business and our golf course business represent two reportable segments. The real property business segment will consist of leased real property and represent the substantial majority of our business. The golf course business segments will consist of four golf courses, which will each be operating segments and will be aggregated into one reportable segment.

Note 2 — Summary of Significant Accounting Policy

Concentrations of Credit Risk

Following the Transactions, all of the real estate holdings of VICI REIT (other than Caesars Entertainment Outdoor) will be leased to CEOC, and most of VICI REIT’s revenues will be derived from the Leases. Other than VICI REIT having a single tenant from which it will derive most of its revenue, management does not believe there are any other significant concentrations of credit risk.

Note 3 — Recently Issued Accounting Pronouncements

Business Combinations - January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. Amendments should be applied on a prospective basis on or after the effective date. No disclosures are required at transition. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Financial Instruments-Credit Losses - June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET (CONTINUED)

beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Leases - February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commence before the effective date. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our financial statements.

Revenue from Contracts with Customers - May 2014 (amended January 2017): The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We are currently in the process of our analysis and anticipate this standard will not have a material effect on our financial statements. We expect the most significant effect will be related to the accounting for the golf course revenue, which will be immaterial to the operations of VICI REIT. However, the quantitative effects of these changes are still being analyzed. We are currently assessing the full effect the adoption of this standard will have on our financial statements.

Income Taxes - October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our financial statements.

Statement of Cash Flows - August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Note 4 — Member’s Equity

In conjunction with VICI REIT’s conversion to a corporation under the laws of the State of Maryland, VICI REIT authorized 100,000,000 shares of common stock with a par value of $0.01 per share. On May 5, 2017, VICI REIT issued 1,000 shares of common stock to CEOC.

VICI PROPERTIES INC.

NOTES TO BALANCE SHEET (CONTINUED)

Note 5 — Income Taxes

VICI REIT intends to elect to be taxed as a REIT as defined under Section 856(a) of the Internal Revenue Code, commencing with its taxable year ending December 31, 2017. To qualify as a REIT, VICI REIT must meet certain organizational, income, asset, and distribution tests. Accordingly, VICI REIT will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution, and share ownership tests. VICI REIT currently intends to comply with these requirements and maintain REIT status. However, VICI REIT may still be subject to federal excise tax, as well as certain state and local income and franchise taxes.

Note 6 — Commitments and Contingencies

In the ordinary course of business, from time to time, VICI REIT expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding.

Note 7 — Subsequent Events

Events subsequent to December 31, 2016 were evaluated through May 12, 2017, the date this audited Balance Sheet was available to be issued, and no events were identified requiring further disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Caesars Entertainment Operating Company, Inc.

We have audited the accompanying combined statement of investments (the “combined statement”) of real estate assets to be contributed to VICI Properties Inc. as of December 31, 2016. Our audit also included the financial statement schedule listed in the Index to the financial statements. This combined statement and financial statement schedule are the responsibility of Caesars Entertainment Operating Company, Inc.’s (the “Company”) management. Our responsibility is to express an opinion on this combined statement and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined statement presents fairly, in all material respects, real estate assets to be contributed to VICI Properties Inc. as of December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined statement taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada
May 12, 2017

COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC.

(In millions)	December 31, 2016
Assets
Property, net	$4,856.6

Total assets	$4,856.6

See accompanying Notes to Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc.

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC.

In these notes, we refer to the Combined Statement of Investments of Real Estate Assets to be Contributed to VICI Properties Inc. as the “Combined Statement of Investments of Real Estate Assets.”

Note 1 — Business Formation and Basis of Presentation

Business Formation

Caesars Entertainment Operating Company, Inc. (“CEOC”) owns, operates and manages gaming and resort properties. On January 15, 2015, CEOC and certain of its subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operates as a debtor-in-possession under the Bankruptcy Code. CEOC’s plan of reorganization (the “Plan”) was confirmed by the Bankruptcy Court on January 17, 2017.

VICI Properties Inc. (“VICI REIT”) was organized as a limited liability company in Delaware on July 5, 2016 and was subsequently converted to a corporation under the laws of the State of Maryland. VICI REIT intends to elect to be treated as a “real estate investment trust” (“REIT”) for federal income tax purposes. CEOC intends to engage in a series of transactions in connection with its emergence from bankruptcy in which subsidiaries of CEOC will transfer certain real estate assets (the “Properties”) and the assets and operations comprising CEOC’s historical golf course business (the “Caesars Entertainment Outdoor”) to VICI REIT (the “Transactions”). Following effectiveness of the Plan, VICI REIT will be an owner, acquirer and developer of gaming, hospitality and entertainment destinations.

The accompanying Combined Statement of Investments of Real Estate Assets reflects certain owned real estate gaming and related facilities that will be transferred from CEOC to VICI REIT upon effectiveness of the Plan.

Basis of Presentation

The accompanying Combined Statement of Investments of Real Estate Assets reflects the assets directly attributable to CEOC’s real estate holdings to be owned by VICI REIT, with the exception of the four golf course businesses. The Combined Statement of Investments of Real Estate Assets is combined on the basis of common control and is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management believes the assumptions underlying the Combined Statement of Investments of Real Estate Assets are reasonable; however, the Combined Statement of Investments of Real Estate Assets may not necessarily reflect VICI REIT’s financial position in the future or what their financial position would have been had VICI REIT operated as a stand-alone company.

The Properties

Bally’s Atlantic City	Harrah’s Reno
Bluegrass Downs	Harveys Lake Tahoe
Caesars Atlantic City	Horseshoe Bossier City
Caesars Palace Las Vegas	Horseshoe Council Bluffs
Harrah’s Gulf Coast	Horseshoe Hammond
Harrah’s Council Bluffs	Horseshoe Southern Indiana
Harrah’s Joliet	Horseshoe Tunica
Harrah’s Lake Tahoe	Louisiana Downs
Harrah’s Metropolis	Tunica Roadhouse
Harrah’s North Kansas City	Other property(1)

(1)	Consists primarily of miscellaneous vacant land holdings.

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC. (CONTINUED)

Going Concern

The Combined Statement of Investments of Real Estate Assets has been prepared on a going concern basis. The following information reflects the results of management’s assessment of VICI REIT’s ability to continue as a going concern.

Although the Plan was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before CEOC successfully emerges from bankruptcy. VICI REIT’s ability to continue as a going concern is dependent upon CEOC’s ability to restructure its indebtedness and emerge from bankruptcy. The Debtors’ emergence from bankruptcy is still subject to numerous conditions and third party approvals, including a favorable resolution to the continued ability to use cash collateral. These uncertainties raise substantial doubt about VICI REIT’s ability to continue as a going concern. The Combined Statement of Investments of Real Estate Assets does not include any adjustments that might result from the outcome of uncertainties. There can be no assurance that the restructuring of the Debtors will be completed as contemplated in the Plan.

Note 2 — Summary of Significant Accounting Policies

Long-Lived Assets

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. We typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the Combined Statement of Investments of Real Estate Assets.

Land is recorded at cost and buildings are recorded at cost, less accumulated depreciation. Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal.

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease as follows:

Land improvements	12 years
Buildings and improvements	5 to 40 years

NOTES TO COMBINED STATEMENT OF INVESTMENTS OF REAL ESTATE ASSETS

TO BE CONTRIBUTED TO VICI PROPERTIES INC. (CONTINUED)

Note 3 — Property, Net

(In millions)	December 31, 2016
Land and improvements	$2,492.6
Buildings and improvements	3,571.7

Total property	6,064.3
Less: accumulated depreciation	(1,207.7)

Total property, net	$4,856.6

Note 4 — Concentration of Credit Risks

Following the Transactions, all of the real estate holdings of VICI REIT (other than Caesars Entertainment Outdoor) will be leased to CEOC, and substantially all of VICI REIT’s revenues will be derived from the leases with CEOC. Other than VICI REIT having a single tenant from which it will derive substantially all of its revenue, management does not believe there are any other significant concentrations of credit risk.

Note 5 — Subsequent Events

Events subsequent to December 31, 2016 were evaluated through May 12, 2017, the date this audited Combined Statement of Investments of Real Estate Assets was available to be issued, and no events were identified requiring further disclosure.

PROPERTIES TO BE CONTRIBUTED TO VICI PROPERTIES INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2016

(In millions)			Acquisition Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(c)
Property	Location	Encum- brances	Land and Improvements	Building and Improvements	Land and Improvements	Building and Improvements	Land and Improvements	Building and Improvements	Total(e)	Accumulated Depreciation(e)	Date Acquired	Useful Life
Bally’s Atlantic City	Atlantic City, NJ	a	b	b	b	b	$27.8	$31.6	$59.4	$11.0	b	d
Bluegrass Downs	Paducah, KY	a	b	b	b	b	0.5	—	0.5	—	b	d
Caesars Atlantic City	Atlantic City, NJ	a	b	b	b	b	12.4	52.4	64.8	8.5	b	d
Caesars Palace Las Vegas	Las Vegas, NV	a	b	b	b	b	1,518.1	1,414.1	2,932.2	503.8	b	d
Harrah’s Gulf Coast	Biloxi, MS	a	b	b	b	b	28.5	117.7	146.2	36.5	b	d
Harrah’s Council Bluffs	Council Bluffs, IA	a	b	b	b	b	16.5	59.6	76.1	22.4	b	d
Harrah’s Joliet	Joliet, IL	a	b	b	b	b	10.3	117.9	128.2	37.4	b	d
Harrah’s Lake Tahoe	Lake Tahoe, NV	a	b	b	b	b	32.1	120.1	152.2	38.7	b	d
Harrah’s Metropolis	Metropolis, IL	a	b	b	b	b	5.9	99.6	105.5	39.8	b	d
Harrah’s North Kansas City	N. Kansas City, MO	a	b	b	b	b	8.9	173.7	182.6	67.2	b	d
Harrah’s Reno	Reno, NV	a	b	b	b	b	10.0	19.6	29.6	3.1	b	d
Harveys Lake Tahoe	Lake Tahoe, NV	a	b	b	b	b	13.9	98.6	112.5	28.9	b	d
Horseshoe Bossier City	Bossier City, LA	a	b	b	b	b	8.1	197.0	205.1	58.3	b	d
Horseshoe Council Bluffs	Council Bluffs, IA	a	b	b	b	b	8.0	78.3	86.3	27.6	b	d
Horseshoe Hammond	Hammond, IN	a	b	b	b	b	19.0	518.3	537.3	164.6	b	d
Horseshoe Southern Indiana	Elizabeth, IN	a	b	b	b	b	7.5	264.6	272.1	94.5	b	d
Horseshoe Tunica	Tunica, MS	a	b	b	b	b	8.9	152.0	160.9	44.8	b	d
Louisiana Downs	Bossier City, LA	a	b	b	b	b	8.0	5.1	13.1	2.0	b	d
Tunica Roadhouse	Tunica, MS	a	b	b	b	b	14.5	35.9	50.4	14.0	b	d
Other property		a	b	b	b	b	733.7	15.6	749.3	4.6	b	d

							$2,492.6	$3,571.7	$6,064.3	$1,207.7

(a)	All assets were pledged by Caesars Entertainment Operating Company, Inc. (“CEOC”), which owned and operated the real property, to secure obligations under CEOC’s credit facilities. None of the subsidiaries that pledged the above referenced real properties are being contributed to VICI Properties Inc. (“VICI REIT”) in connection with CEOC’s emergence from bankruptcy and all such subsidiaries will remain operating subsidiaries of CEOC following its emergence from bankruptcy. However, in connection with CEOC’s emergence, the above referenced real properties will be released from the above-mentioned pledges in connection with their transfer to VICI REIT.
(b)	We have prepared Schedule III—Real Estate and Accumulated Depreciation (“Schedule III”) omitting certain of the required information articulated in Securities and Exchange Commission Rule 12-28 in Regulation S-X. Rule 12-28 requires property-specific information for the initial cost capitalized, costs capitalized subsequent to acquisition, and the date of construction and/or acquisition; however, these disclosures have been omitted from Schedule III on the basis that compiling these disclosures on a site-by-site basis would be impracticable because the real estate assets were constructed by other companies that were later acquired by our parent, CEOC.
(c)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $7,227.1 million.
(d)	Depreciation is computed based on the following estimated useful lives:

Land improvements	12 years
Buildings and improvements	5 to 40 years
(e)	The net book value of real estate assets was $4,856.6 million as of December 31, 2016 and was comprised of the following activity:

(In millions)	Real Estate	Accumulated Depreciation
Balance as of January 1,	$5,916.0	$1,027.9
Additions	148.3	—
Depreciation expense	—	179.8

Balance as of December 31,	$6,064.3	$1,207.7

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VICI Properties Inc.

By:	/s/ John Payne
Name:	John Payne
Title:	President and Chief Operating Officer

Dated: May 12, 2017